Exhibit 10.24

Execution Version

REVOLVING LOAN CREDIT AGREEMENT

dated as of June 20, 2017,

among

C1 INTERMEDIATE CORP.,

as Holdings

CONVERGEONE HOLDINGS CORP.,

as the Lead Borrower,

CONVERGEONE, INC., as a Borrower,

The other Borrowers from time to time party thereto

as Borrowers

THE LENDERS PARTY HERETO

and

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC,

as Administrative Agent and Collateral Agent under the Revolving Facility

WELLS FARGO BANK, N.A.,

as Lead Arranger and Bookrunner

and

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC,

as Floorplan Funding Agent

i

SCHEDULES

Schedule 1.01(a)	–	Subsidiary Guarantors
Schedule 1.01(e)	–	Existing Investments
Schedule 2.01	–	Lenders and Commitments
Schedule 3.08	–	Subsidiaries
Schedule 3.09	–	Litigation
Schedule 3.15	–	Environmental Matters
Schedule 3.18	–	Labor Matters
Schedule 3.20	–	Intellectual Property
Schedule 5.14	–	Post-Closing Matters
Schedule 6.01	–	Existing Indebtedness
Schedule 6.02	–	Existing Liens

EXHIBITS

Exhibit A	–	Form of Administrative Questionnaire
Exhibit B	–	Form of Assignment and Acceptance
Exhibit C-1	–	Form of Borrowing Base Certificate
Exhibit C-2	–	Form of Borrowing Request
Exhibit D	–	Form of Guarantee and Collateral Agreement
Exhibit E	–	Form of Non-Bank Certificate
Exhibit F-1	–	Form of Trademark Security Agreement
Exhibit F-2	–	Form of Patent Security Agreement
Exhibit F-3	–	Form of Copyright Security Agreement
Exhibit G	–	Form of Revolving Note

REVOLVING LOAN CREDIT AGREEMENT

This REVOLVING LOAN CREDIT AGREEMENT, dated as of June 20, 2017 (this “Agreement”), is entered into by and among C1 INTERMEDIATE CORP., a Delaware corporation (“Holdings”), CONVERGEONE HOLDINGS CORP., a Delaware corporation (the “Lead Borrower”), CONVERGEONE, INC., a Minnesota corporation (“ConvergeOne”), the other Borrowers party hereto from time to time as Borrowers (together with the Lead Borrower and ConvergeOne, each a “Borrower” and collectively, the “Borrowers”), the Lenders (as defined herein), WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC (“CDF”), as Administrative Agent (as defined herein) for the Lenders (as defined herein), CDF, as Collateral Agent, (as defined herein), WELLS FARGO BANK, N.A., as Arranger and Bookrunner (each as defined herein) and CDF as Floorplan Funding Agent (as defined herein). Capitalized terms used herein has the meanings set forth in Article I.

RECITALS

A. ConvergeOne and CDF entered into that certain Second Amended and Restated Inventory Financing Agreement dated as of March 27, 2017 (the “Existing Floorplan Agreement”) pursuant to which CDF extended credit in the form of Floorplan Loans (as such terms are defined in the Existing Floorplan Agreement) from time to time in an aggregate principal amount at any time outstanding not in excess of $65,000,000.

B. The Borrowers have requested, and the Administrative Agent and Lenders (as defined below) have agreed to (i) extend credit to the Borrowers in the form of a senior secured revolving loan facility consisting of $150,000,000 aggregate principal amount of Revolving Loans (as defined below) pursuant to the terms of, and subject to the conditions set forth in, this Agreement and (ii) amend and restate the Existing Floorplan Agreement herein in order for the Floorplan Funding Agent to extend credit in the form of Floorplan Advances, in an aggregate principal amount at any time outstanding not in excess of 150,000,000.

C. The Lenders and the Floorplan Funding Agent, as applicable, are willing to extend such credit on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Account Debtor” means any Person obligated on an Account.

“Accounts Reserve” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, the Dilution Reserve and such other reserves as the Administrative Agent determines in its Permitted Discretion, based on any material facts or circumstances which arise after the Closing Date or which otherwise first become known to the Administrative Agent and the Collateral Agent after the Closing Date, as being appropriate with respect to the determination of the collectability of Eligible Accounts.

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” has the meaning assigned to such term in Section 2.24(a).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for the purposes of the determination of the Alternate Base Rate, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided, however, that in no event shall the Adjusted LIBO Rate be less than zero.

“Administrative Agent” means CDF, in its capacity as administrative agent for the Lenders and as collateral agent for the Secured Parties and shall include any successor administrative agent and collateral agent appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire substantially in the form of Exhibit A or such other form as may be supplied from time to time by the Administrative Agent.

“Advances” means, collectively, advances to the Borrowers pursuant to Section 2.02 and Floorplan Advances.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, however, that no Lender (or any of its Affiliates) shall be deemed to be an Affiliate of the Borrowers or any of Borrowers’ Subsidiaries by virtue of its capacity as a Lender hereunder.

“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor or a Non-Debt Fund Affiliate (but in no event shall an Affiliated Lender include a Company Party).

“Agent Fee Letter” means the Agent Fee Letter, dated as of June 20, 2017, between the Borrowers and the Administrative Agent.

“Agents” has the meaning assigned to such term in Article VIII.

“Agreement” has the meaning assigned to such term in the preamble.

“All-In Yield” means, as to any Indebtedness, the effective interest rate with respect thereto (calculated after giving effect to any amendment to the applicable interest margin on such Indebtedness that became effective subsequent to the Closing Date but prior to the date of determination) as reasonably determined by the Administrative Agent taking into account the interest rate, margin, original issue discount, upfront fees and eurodollar rate floor or base rate floor; provided that original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity of such Indebtedness (or, if less, the stated life to maturity at the time of its incurrence of the applicable Indebtedness); provided, further that “All-in Yield” shall not include customary arrangement, commitment, underwriting, structuring, amendment or similar fees (regardless of whether paid in whole or in part to any or all lenders) and other fees not paid generally to all lenders of such Indebtedness.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the NYFRB Rate in effect on such day plus 1/2 of 1% and (iii) the Adjusted LIBO Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, as the case may be.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrowers or Borrowers’ Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Commitment Fee Percentage” means from the Closing Date through the last day of the Initial Period, 0.375% per annum.

From and after the Initial Period, the “Applicable Commitment Fee Percentage” shall be determined by reference to the following grid, based on the average daily Availability, as a percentage of the average daily Line Cap during the immediately preceding fiscal quarter:

Average Daily Availability (% of Line Cap)	Undrawn Commitment Fee Percentage
Greater than 50%	0.375%
Less than or equal to 50%	0.250%

“Applicable Issuing Bank” means, with respect to any Letter of Credit, the Issuing Bank that has issued or shall issue such Letter of Credit, and with respect to any LC Disbursement, the Issuing Bank that has made such LC Disbursement.

“Applicable Percentage” means, for any day from the Closing Date through the last day of the Initial Period, (a) Adjusted LIBO Rate plus 1.25% per annum or (b) Alternate Base Rate plus 0.25% per annum. After the Initial Period, “Applicable Percentage” means, for any day, with respect to any Eurodollar Loan or ABR Loan, as the case may be, the applicable percentage per annum set forth below under the caption “Interest Rate Margin for Adjusted LIBO Loans” or “Interest Rate Margin for ABR Loans”, as the case may be, based upon average daily Excess Availability as a percentage of the Line Cap for the most recently ended calendar quarter:

Average Excess Availability (Percentage of Average Line Cap)	Interest Rate Margin for Adjusted LIBO Loans	Interest Rate Margin for ABR Loans
Category 1: Greater than or equal to 66%	1.25%	0.25%
Category 2: Less than 66% but greater than or equal to 33%	1.50%	0.50%
Category 3: Less than 33%	1.75%	0.75%

“Arranger” means Wells Fargo Bank, N.A., in its capacity as lead arranger and bookrunner.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and, to the extent required by Section 9.04(b), consented to by the Borrowers, substantially in the form of Exhibit B or such other form as shall be reasonably approved by the Administrative Agent.

“Availability” means, at any time, an amount equal to: the Line Cap minus (without duplication) the sum of (i) the aggregate outstanding amount of borrowings of Revolving Loans, plus (ii) the undrawn amount of outstanding Letters of Credit issued for the account of the Borrowers plus (iii) the outstanding Floorplan Advances.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Availability Reserve” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent from time to time reasonably determine in its Permitted Discretion, based on any material facts or circumstances which arose after the Closing Date or which otherwise first became known to the Administrative Agent and the Collateral Agent after the Closing Date, as being appropriate to reflect any impediments to the realization upon the Collateral included in the Borrowing Base, including but not limited to a Landlord Lien Reserve.

“Available Revolving Commitment” means, at any time, the aggregate Revolving Commitments then in effect minus the sum of (a) the outstanding principal amount of Revolving Loans (but excluding Swingline Loans) of all Revolving Lenders at such time plus (b) the LC Exposure of all Revolving Lenders at such time plus (c) the outstanding Floorplan Advances at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Product Reserves” means reserves, if any, that the Administrative Agent and the Borrowers mutually agree to be maintained in relation to Banking Services Obligations and/or Hedging Obligations owed to Secured Parties.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards,” purchasing cards and cardless e-payable services), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Obligations” of the Loan Parties means any and all obligations of the Loan Parties, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or, unless promptly and continuously contested by such Person and dismissed within 30 days, involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment (unless, in the case of any such Person that is a Lender hereunder, the Borrowers, the Administrative Agent, the Issuing Banks, the Swingline Lender and the Floorplan Funding Agent shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder); provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Materials” has the meaning assigned to such term in Section 5.04.

“Borrower” and “Borrowers” has the meanings assigned to such terms in the preamble.

“Borrowing” means (a) Loans of the same Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance, and (d) a Floorplan Advance.

“Borrowing Base” means, at any time, the sum of:

(a) 90% of the Borrowers’ Eligible Accounts at such time (net of Accounts Reserves), plus

(b) subject to a cap of 30% of the Borrowing Base, 70% of the Borrowers’ Eligible Unbilled Accounts (net of Unbilled Accounts Reserves), plus

(c) 100% of Floorplan Financed Inventory that is Eligible Inventory, plus

(d) 90% of Eligible Cisco VIP Rebates, plus

(e) (i) upon the Closing Date, subject to a cap of 10% of the Borrowing Base, 45% of Eligible Inventory (net of Inventory Reserves) that is not Floorplan Financed Inventory,

(ii) after the Closing Date, (x) subject to a cap of 10% of the Borrowing Base, 45% of Eligible Inventory (net of Inventory Reserves) that is not Floorplan Financed Inventory, or (y) subject to a cap of 10% of the Borrowing Base, at the Borrowers’ option, which, once made, shall be irrevocable, the lesser of (i) 75% of Borrowers’ Eligible Inventory (net of Inventory Reserves) that is not Floorplan Financed Inventory (valued at the lower of cost or market) and (ii) the product of 90% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent inventory appraisal ordered by the Administrative Agent multiplied by the Borrowers’ Eligible Inventory (net of Inventory Reserves) that is not Floorplan Financed Inventory (valued at cost), minus

(f) Reserves (other than Accounts Reserves, Inventory Reserves and Unbilled Accounts Reserves) established by the Collateral Agent in its Permitted Discretion.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Lead Borrower, in substantially the form of Exhibit C-1 or another form which is acceptable the Administrative Agent in its sole discretion.

“Borrowing Request” means a request by the Borrowers in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C-2, or such other form as shall be approved by the Administrative Agent.

“Bundled Solutions” means sales and/or leasing by the Borrowers, the Borrowers’ Restricted Subsidiaries and third parties in the ordinary course of business of equipment, software and services relating to such equipment provided by Borrowers, Restricted Subsidiaries and such third parties pursuant to which the proceeds from such invoice (including proceeds belonging to third parties) (a) are collected by the Borrowers, its Restricted Subsidiaries or such third parties and are not comingled with other collections of Borrowers, its Restricted Subsidiaries or such third parties, (b) are directed into a segregated deposit account or trust account or (c) are collected pursuant to an arrangement with a financial institution.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, as to any Person for any period, the additions to property, plant and equipment and other capital expenditures of such Person and its subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of such Person.

“Capital Stock” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person.

“Capitalized Lease Obligations” means, as to any Person, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person in accordance with GAAP.

“Cash Equivalents” means:

(a) dollars;

(b) in the case of the Borrowers or a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $250,000,000 in the case of U.S. banks and $100,000,000 (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(e) repurchase obligations for underlying securities of the types described in clauses (c) and (d) entered into with any financial institution meeting the qualifications specified in clause (d), above;

(f) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar securities having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(h) investment funds investing 95% of their assets in securities of the types described in clauses (a) through (g) above;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(j) [Intentionally Reserved];

(k) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA (or the equivalent thereof) or better by S&P or Aaa (or the equivalent thereof) or better by Moody’s;

(l) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (k) above; and

(m) in the case of any Foreign Subsidiary, investments of comparable tenure and credit quality to those described in the foregoing clauses (a) through (l) or other high quality short term investments, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clause (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Cash Pooling Arrangements” means a deposit account arrangement among a single depository institution, the Borrowers and one or more Foreign Subsidiaries involving the pooling of cash deposits in and overdrafts in respect of one or more deposit accounts (each located outside of the United States and any States and territories thereof) with such institution by the Borrowers and such Foreign Subsidiaries for cash management purposes.

“CDF” has the meaning assigned to such term in the preamble.

“Change in Law” means (a) the adoption or taking effect of any law, rule, regulation or treaty after the date of this Agreement or, in the case of an assignee, such an adoption or taking effect after the date such Person became a party to this Agreement, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority after the date of this Agreement or, in the case of an assignee, such a change after the date such Person became a party to this Agreement, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority after the date of this Agreement or, in the case of an assignee, such a making or issuance after the date such Person became a party to this Agreement, including the compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) therewith; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

A “Change of Control” shall be deemed to have occurred if:

(a) at any time prior to a Qualified Public Offering or Qualified Merger, (i) any combination of Permitted Investors shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate at least a majority of the Voting Equity Interests of Holdings, or (ii) any person or “group” (within the meaning of Rules 13d 3 and 13d-5 under the Exchange Act as in effect on the Closing Date, but excluding any of the Permitted Investors) shall own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, a greater amount of Voting Equity Interests of Holdings than all the Voting Equity Interests owned beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, by the Permitted Investors;

(b) at any time after a Qualified Public Offering or Qualified Merger, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date, but excluding any of the Permitted Investors) shall have, directly or indirectly, acquired beneficial ownership of Voting Equity Interests representing more than 35% of the aggregate issued and outstanding Voting Equity Interests of Holdings and the Permitted Investors shall own, directly or indirectly, less than such person or “group” of the aggregate issued and outstanding Voting Equity Interests of Holdings;

(c) Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of the Borrower; or

(d) a “Change of Control” (or equivalent term) as defined in the Term Loan Documents or the definitive documentation for any Refinancing Indebtedness with respect to the Indebtedness under the Term Loan Documents.

“Charges” has the meaning assigned to such term in Section 9.09.

“Cisco” means Cisco Systems, Inc., a California corporation.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans or Protective Advances.

“Closing Date” means June 20, 2017.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any legislation successor thereto.

“Collateral” means all property and assets of the Loan Parties, now owned or hereafter acquired, upon or in respect of which a Lien is or is purported to be granted (or otherwise created) by any Security Document.

“Collateral Access Agreement” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Collateral Agent” means CDF in its capacity as collateral agent for the Secured Parties and shall include any successor collateral agent appointed pursuant to Article VIII.

“Collateral Deposit Account” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Collection Account” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Commitment” means, with respect to each Lender, such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender has assumed its Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Parties” means the collective reference to Holdings, the Borrowers and Borrowers’ Subsidiaries and “Company Party” means any one of them.

“Compliance Certificate” has the meaning set forth in Section 5.04(c).

“Connection Income Taxes” means Taxes imposed on or measured by net income (however denominated) or franchise Taxes (or similar) or branch profits imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender, as the case may be, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Revolving Loan or Loan Document).

“Consolidated” or “consolidated” with respect to any Person, unless otherwise specifically indicated, refers to such Person consolidated with the Lead Borrower and its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus:

(a) without duplication and, except with respect to clauses (vi)(B) and (ix) below, to the extent deducted (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period with respect to the Borrowers and Borrowers’ Restricted Subsidiaries:

(i) Consolidated Interest Expense;

(ii) provision for Taxes based on income, profits or capital gains of the Borrowers and Borrowers’ Restricted Subsidiaries, including federal, state, foreign, local, franchise and similar Taxes and foreign withholding Taxes paid or accrued during such period including penalties and interest related to such Taxes or arising from any tax examinations and payments made pursuant to any tax sharing agreements or arrangements among the Borrowers, Borrowers’ Restricted Subsidiaries and any direct or indirect parent company of the Borrowers (so long as such tax sharing payments are attributable to the operations of the Borrowers and Borrowers’ Restricted Subsidiaries);

(iii) depreciation and amortization (including amortization of (A) intangible assets, including capitalized software expenditures, deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts and yield and (B) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits) of the Borrowers and Borrowers’ Restricted Subsidiaries;

(iv) extraordinary, infrequent, unusual or non-recurring charges, expenses or losses;

(v) non-cash charges, expenses or losses (including (x) relating to the granting or vesting of restricted stock, stock options, warrants, stock appreciation and similar rights, “phantom” stock plans, non-compete agreements and other similar agreements, and (y) resulting from liabilities under permitted Hedging Agreements) and transaction fees and expenses incurred in connection with entering into permitted

Hedging Agreements, and net unrealized losses or expenses from currency transactions gains or losses related to remeasurement of Indebtedness and unrealized foreign currency transaction losses (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(vi) (A) retention, recruiting, relocation, signing and completion bonuses and expenses, stock options and other equity based compensation expenses, management fees and expenses (other than fees and expenses paid to the Sponsor), integration costs (including one-time costs and charges associated with effectuating the integration of an acquired business as part of a transition services agreement or other acquisition-related agreement and related charges), transition costs, consolidation and closing costs for facilities (including duplicative rent expense), and other customary, non-recurring costs incurred in connection with any non-recurring strategic initiatives, implementation of any enhanced accounting function (including in connection with becoming a standalone entity or public company), acquisitions and non-recurring product and intellectual property development, other business optimization expenses (including costs and expenses relating to business optimization programs, process improvements, and new systems design and implementation costs), project start-up costs, severance and other restructuring charges, accruals or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities, retention charges, systems establishment costs and excess pension charges) and (B) the amount of cost savings and operating expense reductions (including as a result of executive and headcount reductions), other operating improvements and synergies projected by the Borrowers in good faith to be realized in connection with the Transactions, any Specified Transaction or the implementation of an operational initiative or operational change (calculated on a pro forma basis as though such cost savings, operating expense reductions, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings, operating expense reductions, other operating improvements and synergies are factually supportable and reasonably anticipated to be realized in the good faith judgment of the Borrowers, within 18 months after the consummation of the acquisition, permitted Investment, Disposition or the implementation of an initiative, which is expected to result in such cost savings, expense reductions, other operating improvements or synergies, (y) no cost savings, operating expense reductions and synergies shall be added pursuant to this clause (vi)(B) to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period and (z) the total add-back pursuant to this clause (vi)(B) shall not exceed 25.0% of Consolidated EBITDA in any four consecutive fiscal quarters of the Borrowers (before giving effect to this clause (vi)(B));

(vii) any director’s fees payable in cash during such period to any director of any Borrower (or any direct or indirect holding company parent of the Borrowers, including Holdings), and the reimbursement of reasonable out-of-pocket costs and expenses for employees, consultants, directors, officers and board observers of any Borrower (or any direct or indirect holding company parent of the Borrowers, including Holdings) or its Subsidiaries in the ordinary course of business;

(viii) other customary, non-recurring fees, costs and expenses (including legal, Tax, structuring and other costs and expenses), or any amortization thereof, related to the Transactions (including all Transaction Expenses) and, to the extent permitted under the Loan Documents, any acquisitions, Investments, dividends, Dispositions, issuances of Equity Interests, Restricted Payments, recapitalizations, and issuances, amendments, modifications, refinancings or repayments of Indebtedness (in each case, including any such transaction consummated on the Closing Date and any such transaction undertaken but not completed);

(ix) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back;

(x) the amount of management, monitoring, consulting, transaction and advisory fees, reasonable and documented out-of-pocket expenses of the Permitted Investors owed to non-affiliated third parties and out-of-pocket and documented indemnification obligations of the Permitted Investors paid in such period to the extent otherwise permitted under Section 6.06;

(xi) any net loss from disposed, abandoned or discontinued operations or product lines;

(xii) earn-out and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments, non-compete agreements and other similar agreements, in each case in connection with acquisitions;

(xiii) the amount of any expense or reduction of Consolidated Net Income consisting of Restricted Subsidiary income that is attributable to minority interests or non-controlling interests held by third parties in any Restricted Subsidiary;

(xiv) all fees and expenses paid hereunder and/or under the Term Loan Documents, or any documents evidencing any Incremental Equivalent Debt or Replacement Loan (each as defined in the Term Loan Agreement) and in connection with the amendment, restatement, supplement, modification or waiver of any Indebtedness, whether or not successful, and all ratings agency costs and expenses; and

(xv) other adjustments that are (A) recommended (in reasonable detail) by any due diligence quality of earnings report made available to the Administrative Agent conducted by financial advisors (which financial advisors are (x) nationally recognized or (y) reasonably acceptable to the Administrative Agent (it being understood and agreed that RSM US LLP or any of the “Big Four” accounting firms are acceptable)) prepared in connection with an acquisition that is a Permitted Investment or (B) contained in the Sponsor’s financial model delivered to the Administrative Agent on May 16, 2017; provided that any adjustments of the type contained in clause (vi)(B) of this definition shall be subject to the requirements set forth therein.

minus (b) without duplication and to the extent included in arriving at such Consolidated Net Income, (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period) including non-cash gains as a result of last-in first-out and/or first-in first-out methods of accounting, (ii) any net gain from disposed, abandoned or discontinued operations or product lines, (iii) any extraordinary, infrequent, unusual or non-recurring net gains, and (iv) the amount of any minority interest income consisting of Restricted Subsidiary losses that are attributable to minority interests or non-controlling interests held by third parties in any Restricted Subsidiary; provided that:

(A) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA (x) currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain (i) resulting from Hedging Agreements for currency exchange risk and (ii) resulting from intercompany Indebtedness) and (y) all other foreign currency translation gains or losses to the extent such gains or losses are non-cash items;

(B) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of FASB Accounting Standards Codification 815 and International Accounting Standard No. 39 and their respective related pronouncements and interpretations; and

(C) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any income (loss) for such period attributable to the early extinguishment or modification of (i) Indebtedness (including as a result of the contribution of any Term Loans by any Affiliated Lender to any Borrower or any Restricted Subsidiary, or the purchase of any Term Loans by any Borrower or any Restricted Subsidiary, as the case may be, as contemplated by this Agreement), (ii) obligations under any Hedging Agreements or (iii) other derivative instruments.

For the avoidance of doubt, Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Consolidated Funded Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness under clauses (a)(i), (a)(ii), (a)(iii) (but, in the case of such clause (a)(iii), only to the extent of any unreimbursed drawings thereunder) and (a)(iv) of the definition thereof of the Borrowers and Borrowers’ Restricted Subsidiaries, plus (b) the greater of the aggregate liquidation value and maximum fixed repurchase price (without regard to any change of control or redemption premiums) of all Disqualified Stock of the Borrowers and the Restricted Guarantors and all Preferred Stock of the Restricted Subsidiaries that are not Guarantors, in each case, as determined on a consolidated basis in accordance with GAAP; provided that (i) contingent obligations under Hedging Agreements and any agreement relating to treasury, depository, credit card, debit card and cash management services or automated clearinghouse transfer of funds or any similar services that are not yet due and owing, (ii) obligations owed by Unrestricted Subsidiaries, and (iii) Indebtedness in respect of letters of credit, except to the extent of amounts thereunder that remain unreimbursed for more than five Business Days after the date on which such amount is drawn, do not constitute Consolidated Funded Indebtedness.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of:

(a) consolidated interest expense of the Borrowers and Borrowers’ Restricted Subsidiaries for such period (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (iv) the interest component of Capitalized Lease Obligations, (v) net payments, if any, pursuant to interest rate Hedging Obligations with respect to Indebtedness, (vi) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (vii) costs of surety bonds in connection with financing activities, (viii) the interest component of any pension or other post-employment benefit expense, but excluding (x) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (y) any expensing of bridge, commitment and other financing fees and (z) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Floorplan Advances, or the equivalent of interest, financing fees, or other charges that are subsidized by a manufacturer or distributor as part of any other inventory financing agreement entered into in the ordinary course of business); plus

(b) consolidated capitalized interest of the Borrowers and Borrowers’ Restricted Subsidiaries for such period, whether paid or accrued; less

(c) interest income of the Borrowers and Borrowers’ Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrowers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrowers and Borrowers’ Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that (without duplication):

(a) any after-Tax effect of extraordinary or infrequent items (including gains or losses and all fees and expenses relating thereto) for such period shall be excluded;

(b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income shall be excluded;

(c) non-cash accruals and reserves that are established or adjusted within 12 months after the closing of the Transactions or any acquisition constituting an Investment that are so required to be established or adjusted as a result of the Transactions or such acquisition in accordance with GAAP or changes as a result of adoption or modification of accounting policies in accordance with GAAP shall be excluded;

(d) any net after-Tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other Disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Borrowers, shall be excluded;

(e) the net income (loss) for such period of any Person that is not a Subsidiary of the Borrowers, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income for such period shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to a Borrower or a Restricted Subsidiary for such period;

(f) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(g) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock or other rights or equity incentive programs or any other equity-based compensation shall be excluded, and any cash charges associated with the rollover, acceleration or payout of Equity Interests by management of the Borrowers or any of Borrowers’ direct or indirect parents in connection with a Qualified Public Offering or Qualified Merger, shall be excluded;

(h) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Investment, acquisition or any sale, conveyance, transfer or other Disposition of assets permitted under this Agreement, to the extent actually reimbursed, or, so long as the Borrowers reasonably anticipate in the good faith judgment of the Borrowers that indemnification or reimbursement for such amounts will be received and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing and (ii) is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days), shall be excluded;

(i) to the extent covered by insurance and actually reimbursed, or, so long as the Borrowers reasonably anticipate in the good faith judgment of the Borrowers that such amount will in fact be reimbursed by the insurer and only to the extent that such amount (i) is not denied by the applicable carrier or indemnitor in writing and (ii) is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so excluded to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption shall be excluded;

(j) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the Borrowers or is merged into or consolidated with any Borrower or any of its Subsidiaries or such Person’s assets are acquired by any Borrower or any of its Restricted Subsidiaries shall be excluded (except to the extent required for any calculation of Consolidated EBITDA on a pro forma basis);

(k) [reserved];

(l) the purchase accounting effects of adjustments in component amounts required or permitted by GAAP (including in the inventory, property and equipment, software, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrowers and the Restricted Subsidiaries), as a result of the Transactions or any acquisition constituting an Investment permitted under this Agreement consummated prior to or after the Closing Date, or the amortization or write-off of any amounts thereof shall be excluded;

(m) any income (or loss) for such period attributable to the early extinguishment or modification of (i) Indebtedness (including as a result of any prepayment or purchase by any Company Party or any Affiliated Lender and the contribution to the capital of the Borrowers, as the case may be, of any Indebtedness or the cancellation thereof), (ii) any Hedging Agreements or (iii) other derivative instruments, in each case, shall be excluded; and

(n) any non-cash (A) decrease in revenues resulting from the revaluation of inventory (including any impact of changes to inventory valuation policy methods including changes in capitalization of variances) or (B) increase in expenses due to purchase accounting associated with the Transactions or any future acquisitions, in each case, shall be excluded.

For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.08 to the extent required for any calculation of Consolidated EBITDA.

“Consolidated Total Assets” means, as of any date of determination, the total amount of all assets of the Borrowers and Borrowers’ Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date, as expressly stated on the most recent balance sheet of the Borrowers and Borrowers’ Restricted Subsidiaries delivered to the Administrative Agent and the Lenders.

“Consolidated Working Capital” means, with respect to the Borrowers and Borrowers’ Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent, (b) the effects of recapitalization or purchase accounting or (c) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under Hedging Agreements.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing or having the economic effect of guaranteeing any leases, dividends or other obligations that, in each case, do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, or

(b) to advance or supply funds

(i) for the purchase of payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primarily obligor to make payment of such primary obligation against loss in respect thereof, or

(d) as an account party in respect of any letter of credit, letter of guaranty or bankers’ acceptance.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting equity securities, by contract or otherwise, and the terms “Controlling” and “Controlled” has meanings correlative thereto.

“Credit Event” has the meaning assigned to such term in Section 4.01.

“Credit Facilities” means the revolving credit, swingline, letter of credit and floorplan facilities, in each case contemplated by Article II and the incremental facilities, if any, contemplated by Section 2.24.

“Curative Amounts” means the net amount of (i) a cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent), or (ii) Subordinated Indebtedness that is (a) unsecured (b) not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Latest Maturity Date and (c) otherwise on terms and conditions reasonably acceptable to the Administrative Agent in its Permitted Discretion, which is designated “Curative Amounts” by Lead Borrower under Section 7.2. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, or otherwise) shall not constitute Curative Amounts.

“Current Assets” means, at any time, the consolidated current assets (other than cash and Cash Equivalents) of the Borrowers and Borrowers’ Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrowers and Borrowers’ Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding assets held for sale, loans (permitted) to third parties, pension assets, deferred bank fees and derivative financial instruments).

“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrowers and Borrowers’ Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrowers and Borrowers’ Restricted Subsidiaries as current liabilities at such date of determination, but excluding, without duplication, (a) the current portion of any Indebtedness, (b) the outstanding principal amount of loans (other than, for the avoidance of doubt, Floorplan Advances) and the outstanding amount of letter or credit reimbursement obligations and the aggregate undrawn face amount of letters of credit, in each case, under the Revolving Credit Agreement, any Replacement Revolving Loan (as defined in the Term Loan Agreement) or any other revolving line of credit, (c) the current portion of Consolidated Interest Expense (excluding Consolidated Interest Expense that is due and unpaid), (d) accruals for current or deferred Taxes based on income or profits, (e) accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated EBITDA pursuant to the definition thereof, (f) the current portion of pension liabilities and (g) liabilities in respect of unpaid earnouts and accrued litigation settlement costs.

“Debt Fund Affiliate” means any Affiliate of Holdings or the Sponsor (other than a natural person) that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and (a) whose managers have fiduciary duties to the third party investors in such fund or investment vehicle independent of their duties to Holdings or the Sponsor and (b) with respect to which the Sponsor does not, directly or indirectly, possess the power to direct or cause the direction of the investments or investment policies of such entity.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or any portion of its Floorplan Obligations or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified the Borrowers or any Loan Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrowers, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans or Floorplan Obligations and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrowers’ receipt of such certification in form and substance satisfactory to it and the Administrative Agent and the Floorplan Funding Agent, (d) has become the subject of a Bankruptcy Event, (e) has a direct or indirect parent that has become the subject of a Bankruptcy Event (and for so long as such Bankruptcy Event shall continue) or, in the good faith belief of any Issuing Bank, the Swingline Lender or the Floorplan Funding Agent, has defaulted in fulfilling its obligations under one or more other agreements in which such Lender agrees to extend credit and, in either such case under this clause (e), any of an Issuing Bank, the Swingline Lender or the Floorplan Funding Agent has deemed such Lender to be a Defaulting Lender, unless such Issuing Bank, the Swingline Lender or the Floorplan Funding Agent, as the case may be, has entered into arrangements with the Borrowers or such Lender satisfactory to such Issuing Bank, the Swingline Lender and/or the Floorplan Funding Agent, as the case may be, to defease any risk in respect of such Lender hereunder, (f) has become the subject of a Bail-In Action or (g) has a direct or indirect parent that has become the subject of a Bail-In Action.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrowers or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to the provisions of the Term Loan Agreement, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-Cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Borrowers, a Restricted Subsidiary or any direct or indirect parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to the Borrowers or a Restricted Subsidiary or an employee stock ownership plan or trust established by a Borrower or its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to the provisions of the Term Loan Agreement.

“Dilution” means for any period, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of reductions in the Accounts of Borrowers for such period other than by reason of dollar for dollar cash payment and the denominator of which is the aggregate dollar amount of the gross sales of Borrowers for such period.

“Dilution Reserve” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, as of any date of determination, an amount (initially $0) sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) for each percentage point (or fraction thereof, rounding to the nearest one-tenth of 1 percentage point) by which Dilution is in excess of 5%.

“Disposition” means (a) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Borrowers or any of its Restricted Subsidiaries; or (b) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions.

“Disqualified Institutions” means (i) those banks, financial institutions and other institutional lenders, investors and funds that have been specified in writing to the Administrative Agent by the Borrowers prior to the Closing Date (including their named Affiliates or such entities otherwise clearly identifiable as Affiliates solely on the basis of the similarity of their name (which such Affiliates may be designated in writing by the Borrowers from time to time after the Closing Date; provided that, (x) any such additional designations shall become effective three (3) Business Days after delivery of such written notice to the Administrative Agent and (y) no such additional designations shall apply retroactively to disqualify any Person or entity that previously acquired an assignment, participation or allocation in any Revolving Loans)), and (ii) actual commercial competitors of the Borrowers and Borrowers’ Subsidiaries identified in writing from time to time (which, for the avoidance of doubt, may not include institutions primarily engaged as principals in private equity or venture capital or any affiliated debt funds); provided that, (x) any such additional designations shall become effective three (3) Business Days after delivery of such written notice to the Administrative Agent and (y) no such additional designations shall apply retroactively to disqualify any Person or entity that previously acquired an assignment, participation or allocation in any Revolving Loans.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock which is not Disqualified Stock) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (in each case, other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale shall be subject to the occurrence of the Termination Date or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder)), in whole or in part, in each case prior to the date that is 91 days after the date set forth in clause (a) of the definition of Initial Maturity Date; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Borrowers or Borrowers’ Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable statutory or regulatory obligations.

“Distribution Condition” means the following conditions in connection with any transaction for which satisfaction of the Distribution Condition is required under this Agreement: (a) no Event of Default has occurred and is continuing or would immediately result upon the consummation of such transaction, (b) Excess Availability on a pro forma basis after giving effect to such transaction is at least the greater of (i) 15% of the Line Cap and (ii) $7,500,000, and (c) if Excess Availability less than is the greater of (i) 20% of the Line Cap and (ii) $7,500,000, pro forma compliance with Section 6.13 immediately after giving effect to such transaction.

“Document” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiaries” means, with respect to any Person, any subsidiary of such Person other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” shall mean any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, no Disqualified Institution, Defaulting Lender, Loan Party or Affiliate of a Loan Party shall be an Eligible Assignee.

“Eligible Accounts” means, at any time, all Accounts of the Borrowers or any Subsidiary Guarantors; provided, however, that Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than Permitted Liens;

(c) which is unpaid more than 120 days after the date of the original invoice therefor or more than 60 days after the original due date, or which has been written off the books of the Borrowers or the applicable Subsidiary Guarantors or otherwise designated by the Borrowers or the applicable Subsidiary Guarantors as uncollectible (it being understood and agreed that in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor which are unpaid more than 120 days after the date of the original invoice or more than 60 days after the original due date);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are known by the Borrowers or the applicable Subsidiary Guarantors to be ineligible pursuant to clause (c) above;

(e) which is owing by an Account Debtor to the extent the aggregate amount of Eligible Accounts owing from such Account Debtor and its Affiliates to the Borrowers and the applicable Subsidiary Guarantors is known by the Borrowers to exceed 25% of the aggregate Eligible Accounts;

(f) with respect to which any covenant, representation, or warranty contained in this Agreement or in the Guarantee and Collateral Agreement has been breached in any material respect or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon the Borrower’s or the applicable Subsidiary Guarantor’s completion of any further performance (except for the performance of installation services which are not material in relation to the amount of such Account), (v) represents a sale on a bill-and-hold basis (except any such Account shall not be deemed ineligible hereunder to the extent such Account is evidenced by a bill-and-hold agreement (which shall be reasonably satisfactory to Administrative Agent) and title to the Inventory subject to any bill-and-hold arrangement has passed to the purchaser thereof), guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) with respect to which any check or other instrument of payment has been returned uncollected for any reason, and has not been promptly replaced by an instrument that is collected or collectable;

(i) for which the goods giving rise to such Account have not been shipped to the Account Debtor (other than sales on a bill-and-hold basis) or for which the services giving rise to such Account have not been performed by the Loan Parties;

(j) which is owed by an Account Debtor which, to the knowledge of the Borrowers, has (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver and manager, custodian, trustee, or liquidator of its assets, (ii) has had possession of all or substantially all of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal or foreign bankruptcy or insolvency laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code or any similar foreign bankruptcy or insolvency laws and which is either (x) reasonably acceptable to the Administrative Agent or (y) so long as an order exists permitting payment of trade creditors specifically with respect to such Account Debtor and such Account Debtor has obtained adequate post-petition financing to pay such Accounts to the extent the order permitting such financing allows the payment of the applicable Account), (iv) has admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of all or substantially all of its business;

(k) which is owed by an Account Debtor which, to the knowledge of the Borrowers, (i) does not maintain its chief executive office in the U.S. or (ii) is not organized under applicable law of the U.S., any state of the U.S. unless, in either case, such Account is backed by credit insurance reasonably acceptable to the Administrative Agent that has been assigned to the Administrative Agent or a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of, has been assigned to and is directly drawable by the Administrative Agent;

(l) which is owed in any currency other than U.S. dollars;

(m) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by credit insurance reasonably acceptable to the Administrative Agent that has been assigned to the Administrative Agent or a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of the Administrative Agent, or (ii) the government of the U.S., or any department, agency, public corporation, or instrumentality thereof, if (x) the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.) (the “FACA”), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have not been complied with to the Administrative Agent’s satisfaction, and (y) a Default has occurred hereunder;

(n) which is owed by any Affiliate, employee, officer, director or agent of any Loan Party or any Subsidiary of a Loan Party (other than any portfolio company of a Permitted Investor);

(o) which is owed by an Account Debtor that (together with its Affiliates) is a vendor to the Loan Parties (as identified by the Borrowers using a methodology reasonably acceptable to the Administrative Agent) and to which any Loan Party or any Subsidiary of a Loan Party is indebted, but only to the extent of such outstanding indebtedness or is subject to any outstanding security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper, or instrument that has not been pledged to the Administrative Agent under the Guarantee and Collateral Agreement;

(r) which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Parties to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Loan Parties have filed such report or qualified to do business in such jurisdiction;

(s) with respect to which the Loan Parties have made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the Loan Parties created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether federal, state, foreign, provincial, territorial or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board if such non-compliance will or could reasonably be expected to adversely affect the collectability of such Account in any material respect;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a written or otherwise enforceable contract or other agreement or understanding that indicates or purports that any Person other than the Loan Parties has an ownership interest in such goods, or which indicates any party other than the Loan Parties as payee or remittance party;

(v) which was created on cash on delivery terms; or

(w) which falls into a category of ineligibility established by the Administrative Agent from time to time in its Permitted Discretion based on any material facts or circumstances which arose after the Closing Date or which otherwise first became known to the Administrative Agent and the Collateral Agents after the Closing Date; provided that the establishment of any such ineligibility following the Closing Date shall not take effect until three (3) Business Days after notice has been sent by the Administrative Agent to the Borrowers of the Administrative Agent’s intention to establish such ineligibility, which notice shall include a reasonably detailed description of such ineligibility being established (during which period (i) the Administrative Agent shall, if requested, discuss any such ineligibility with the Lead Borrower and (ii) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such ineligibility no longer exists or exists in a manner that would result in the establishment of such ineligibility, in a manner and to the extent reasonably satisfactory to the Administrative Agent); or

(x) which is owed by an Account Debtor that is a Sanctioned Person.

Any Account acquired in an acquisition permitted under this Agreement that has not been subject to a field examination shall nevertheless constitute an Eligible Account for the period of sixty (60) days following the consummation of such acquisition to the extent that such Account would otherwise qualify as an Eligible Account (all such Accounts, collectively, the “Eligible Acquired Account”); provided, however, that the aggregate value of the Eligible Acquired Accounts (taking into account, for the purposes of valuation, the immediately following paragraph) shall not exceed 10% of the Line Cap.

In the event that an Account which was previously an Eligible Account ceases to be an Eligible Account hereunder, the Borrowers shall exclude such Accounts from Eligible Accounts on and at the time of submission to the Administrative Agent of the next Borrowing Base

Certificate. In determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’ Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount or in any Reserves, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrowers may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Account.

“Eligible Acquired Account” has the meaning set forth in the definition of “Eligible Account.”

“Eligible Acquired Inventory” has the meaning set forth in the definition of “Eligible Inventory.”

“Eligible Cisco VIP Rebates” means value incentive program rebates to be issued by Cisco to Borrowers (a) in which Administrative Agent for the benefit of the Lenders, has a first priority security interest, (b) which are currently outstanding, due and earned and are verifiable on Cisco’s system based on information provided by Borrowers to Administrative Agent, and (c) which are not past due by more than 210 days. The eligible amount of such rebates shall be determined by the Administrative Agent in its Permitted Discretion.

“Eligible Inventory” means, at any time, all Inventory of the Borrowers or any Subsidiary Guarantor; provided, however, that Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien in favor of the Administrative Agent;

(b) which is subject to any Lien other than a Permitted Lien;

(c) which is, reflected on the Loan Parties’ books and records as obsolete, unmerchantable, defective, used (including refurbished goods), unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity, or remains in the possession of a Loan Party more than 180 days from its original invoice date;

(d) with respect to which any covenant, representation, or warranty contained in this Agreement or the Guarantee and Collateral Agreement has been breached in any material respect or is not true in any material respect;

(e) in which any Person other than the Loan Parties shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an ownership interest therein;

(f) which is not finished goods or which constitutes work-in-process, raw materials, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for lease or sale in the ordinary course of business;

(g) which (i) is not located in the U.S., (ii) is in transit from vendors and suppliers to the extent the aggregate value of all such in transit Inventory exceeds $5,000,000 or (iii) is in transit to customers to the extent the aggregate value of all such Inventory exceeds $15,000,000 which is located in any location leased by the Borrowers or any such Subsidiary Guarantor unless the lessor has delivered to the Administrative Agent a Collateral Access Agreement or a Landlord Lien Reserve with respect to such facility has been established by the Administrative Agent in its Permitted Discretion;

(h) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require in its Permitted Discretion or (ii) Reserves are permitted to be established hereunder by the Administrative Agent in its Permitted Discretion with respect thereto;

(i) which is being processed offsite at a third party location or outside processor, or is in-transit to or from said third party location or outside processor unless (i) such third party or processor has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require in its Permitted Discretion or (ii) Reserves are permitted to be established hereunder by the Administrative Agent in its Permitted Discretion with respect thereto;

(j) which is the subject of a consignment by the Borrowers or any such Subsidiary Guarantor as consignor unless based upon the facts of a consignment, the Administrative Agent determines to consent to eligibility of such Inventory as consigned goods based on such criteria as the Administrative Agent may require;

(k) which is perishable;

(l) which contains or bears any intellectual property rights licensed to the Loan Parties by a third party unless the Administrative Agent is reasonably satisfied that the Administrative Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement or Reserves are permitted to be established hereunder by the Administrative Agent in its Permitted Discretion with respect thereto;

(m) which is not reflected in a current perpetual inventory report of the Borrowers (except with respect to in transit Inventory which is not deemed ineligible under clause (g));

(n) for which reclamation rights have been asserted by the seller;

(o) which falls into a category of ineligibility established by the Administrative Agent from time to time in its Permitted Discretion based on material facts or circumstances which arose after the Closing Date or which otherwise first became known to the Administrative Agent and the Collateral Agent after the Closing Date; provided that the establishment of any such ineligibility following the Closing Date shall not take effect until three (3) Business Days after notice has been sent by the Administrative Agent to the Borrowers of the Administrative Agent’s intention to establish such ineligibility, which notice shall include a reasonably detailed description of such ineligibility being established (during which period (i) the Administrative Agent shall, if requested, discuss any such ineligibility with the Lead Borrower and (ii) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such ineligibility no longer exists or exists in a manner that would result in the establishment of such ineligibility, in a manner and to the extent reasonably satisfactory to the Administrative Agent); or

(p) which is purchased from a Sanctioned Person.

Inventory acquired in an acquisition permitted under this Agreement that has not been subject to an appraisal or field examination shall nevertheless constitute Eligible Inventory for the period of sixty (60) days following the consummation of such acquisition to the extent that such Inventory would otherwise qualify as Eligible Inventory (all such Inventory, collectively, the “Eligible Acquired Inventory”); provided, however, that the aggregate value of the Eligible Acquired Inventory (valued at cost (determined on a first-in-first-out basis) (net of Inventory Reserves)) shall not exceed (1) 10% of Line Cap minus (2) the aggregate value of the Eligible Acquired Accounts included in the Borrowing Base as calculated in accordance with the proviso to the second to last paragraph of the definition of “Eligible Accounts.”

In the event that Inventory which was previously Eligible Inventory ceases to be Eligible Inventory hereunder, the Borrowers shall exclude such Inventory from Eligible Inventory on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate.

“Eligible Unbilled Accounts” means Accounts arising from the performance of services and/or the delivery of Inventory for which an invoice has not yet been issued by any Borrower or any Subsidiary Guarantor to the applicable Account Debtor, but which otherwise satisfy the criteria for “Eligible Accounts” (as set forth in the definition thereof), so long as an invoice is sent to the applicable Account Debtor within ninety (90) days of the creation of Borrowers’ internal invoice maintained by the Borrowers for the tracking of unbilled accounts (or from any replacement mechanism established in accordance with Section 5.15).

“Environmental Laws” means all applicable Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives and orders (including consent orders), having the force and effect of law, in each case, relating to protection of the environment or natural resources, or to human health and safety as it relates to protection from environmental hazards.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party under Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived, with respect to a Pension Plan, (b) the incurrence by any Loan Party or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any Loan Party or an ERISA Affiliate from any Pension Plan or Multiemployer Plan that results in liability to a Loan Party, (c) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan, (d) the adoption of any amendment to a Pension Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (e) the occurrence of a “prohibited transaction” (within the meaning of Section 4975 of the Code) with respect to which any Borrower or Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) with respect to which any Borrower or Restricted Subsidiary could reasonably be expected to have any liability, or (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Pension Plan or Multiemployer Plan or the appointment of a trustee to administer any Pension Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excess Availability” means, at any time, an amount equal to the sum of (i) Availability plus (ii) Qualified Cash. For purposes of this definition, Qualified Cash cannot constitute more than 25% of the sum of (i) and (ii) herein.

“Excluded Contributions” means Net Cash Proceeds, marketable securities or Qualified Proceeds received by or contributed to the Borrowers from,

(a) contributions to its common equity capital, and

(b) the sale (other than to the Borrowers or a Subsidiary of the Borrowers or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrowers or a Subsidiary of the Borrowers) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrowers, in each case, designated as Excluded Contributions pursuant to the provisions of the Term Loan Agreement.

“Excluded Domestic Holdco” means a Domestic Subsidiary, substantially all of the assets of which consist of Equity Interests of one or more Foreign Subsidiaries.

“Excluded Domestic Subsidiary” means any Domestic Subsidiary that is (a) a direct or indirect Subsidiary of a direct or indirect Foreign Subsidiary or (b) an Excluded Domestic Holdco.

“Excluded Foreign Subsidiary” shall mean a Foreign Subsidiary which is (a) a “controlled foreign corporation” (as defined in the Code), (b) a direct or indirect Foreign Subsidiary owned by a Foreign Subsidiary described in clause (a), or (c) a Foreign Subsidiary that has no material assets other than Equity Interests of one or more Subsidiaries described in clause (a).

“Excluded Parties” has the meaning assigned to such term in Section 9.16.

“Excluded Subsidiary” means (a) any subsidiary that is not a Wholly-Owned Subsidiary, (b) any Immaterial Subsidiary, (c) any subsidiary that is prohibited by applicable law or contractual obligations from guaranteeing the Obligations, (d) any Unrestricted Subsidiary, (e) any Foreign Subsidiary or Excluded Domestic Subsidiary, (f) any captive insurance subsidiary, (g) any not-for-profit subsidiary, (h) any other subsidiary with respect to which in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (i) any subsidiary that would require governmental (including regulatory) consent, approval, license or authorization to provide such guaranty (unless such consent, approval, license or authorization has been received), (j) any subsidiary that is a special purpose entity and (k) any subsidiary if guaranteeing the Obligations by such subsidiary would result in material adverse tax consequences to Holdings or one of its Subsidiaries, as reasonably determined by the Borrower.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Hedging Obligations if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Hedging Obligation or (b) in the case of a Hedging Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the guaranty of such Guarantor becomes or would become effective with respect to such related Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means, any of the following Taxes imposed on or with respect to the Administrative Agent or any Lender (collectively, a “recipient”), or required to be withheld or deducted from a payment to a recipient, (a) Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of net income Taxes pursuant to the laws of the jurisdiction in which such recipient is organized or in which the principal office or applicable lending office of such recipient is located (or any political subdivision thereof), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Lender, any withholding Tax that is imposed on amounts payable to such recipient at the time such recipient becomes a party to this Agreement (other than an assignment pursuant to a request by the Borrowers under Section 2.21(a)) or designates a new lending office, except in each case to the extent that such recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding Tax pursuant to Section 2.20(a) and (d) Taxes attributable to such recipient’s failure to comply with Section 2.20(e), and (e) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Floorplan Agreement” has the meaning specified in the Recitals to this Agreement.

“Existing Revolving Loans” has the meaning assigned to such term in Section 2.32(a).

“Extended Revolving Loans” has the meaning assigned to such term in Section 2.32(a).

“Extended Revolving Loan Commitments” means one or more commitments hereunder to convert Existing Revolving Loans to Extended Revolving Loans of a given Extension Series pursuant to an Extension Amendment.

“Extending Lender” has the meaning provided in Section 2.32(c).

“Extension Amendment” has the meaning provided in Section 2.32(d).

“Extension Election” has the meaning provided in Section 2.32(c).

“Extension Request” has the meaning provided in Section 2.32(a).

“Extension Series” has the meaning provided in Section 2.32(a).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any laws, rules, regulations or official administrative pronouncements issued in connection with the implementation of any intergovernmental agreements entered into with respect to the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate.

“Financial Officer” of any Person means the chief executive officer, the president, chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person.

“Fitch” means Fitch Ratings Inc., or any successor thereto.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(a) cash Consolidated Interest Expense of such Person and Restricted Subsidiaries for such period; plus

(b) all scheduled principal payments (excluding all voluntary prepayments and mandatory prepayments other than regularly-scheduled amortization payments) on Consolidated Funded Indebtedness of such Person and Restricted Subsidiaries made during such period.

“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each fiscal quarter of the Borrowers and Borrowers’ Restricted Subsidiaries for the four fiscal quarters then ended, of (a) Consolidated EBITDA minus without duplication, the sum of (i) Unfinanced Capital Expenditures paid in cash, (ii) Taxes paid in cash and (iii) all cash dividends or other distributions paid to any Person other than such Person or any such Subsidiary (excluding items eliminated in consolidation) paid in reliance on the Distribution Condition; to (b) Fixed Charges, all calculated for the Borrowers and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Floorplan Advance” means an advance under the terms of Section 2.26 made on the same day by the Lenders (or Floorplan Funding Agent on behalf thereof).

“Floorplan Approval” means the Floorplan Funding Agent’s approval to finance particular Inventory for Borrowers or a Subsidiary Guarantor in accordance with the terms of this Agreement and which is evidenced by the Floorplan Funding Agent issuing a financing approval number to the Floorplan Approved Vendor of such Inventory.

“Floorplan Approved Vendor” means as of the Closing Date, Cisco and Dell Inc., and thereafter, any vendor approved by the Floorplan Funding Agent in its sole discretion and for which no Floorplan Vendor Termination has occurred.

“Floorplan Approved Vendor Agreement” means a vendor agreement between a Floorplan Approved Vendor and the Floorplan Funding Agent, in form and substance satisfactory to Floorplan Funding Agent.

“Floorplan Facility” means the Floorplan Advance facility provided for under Section 2.26.

“Floorplan Financed Inventory” means Eligible Inventory that has been financed through outstanding Floorplan Advances and that remains unsold and in the possession and/or control of Borrowers.

“Floorplan Funding Agent” means CDF, in its capacity as funding agent for the Floorplan Advances.

“Floorplan Funding Date” means the date on which a Floorplan Advance occurs.

“Floorplan Invoice” means, with respect to a Floorplan Approval, the invoice issued by a Floorplan Approved Vendor for the purchase of Inventory subject to such Floorplan Approval.

“Floorplan Invoice Payment Date” means, with respect to a Floorplan Obligation, the date on which Floorplan Funding Agent pays the applicable Floorplan Approved Vendor pursuant to the applicable Floorplan Approved Vendor Agreement.

“Floorplan Obligation” means a Floorplan Approval with respect to which (a) the applicable Inventory has been shipped and a Floorplan Invoice has been received by the Floorplan Funding Agent or (b) all criteria for an obligation of the Floorplan Funding Agent to remit payment to a Floorplan Approved Vendor for the Borrowers’ purchase of Inventory under the terms of an agreement between the Floorplan Funding Agent and a Floorplan Approved Vendor have been met. The amount of a Floorplan Obligation applicable to a Floorplan Approval shall be the gross amount of the applicable Invoice. Upon the funding of a Floorplan Advance with respect to any Floorplan Obligation, such Floorplan Advance shall constitute such Floorplan Obligation (to the extent of such Floorplan Advance).

“Floorplan Payment Due Date” means, with respect to a Floorplan Obligation, the date set forth in the applicable Transaction Statement as the payment due date on which Borrowers are obligated to repay such Floorplan Obligation (including if no Floorplan Advance has been made in respect thereof, the payment due date on which Borrowers are obligated to pay the Floorplan Funding Agent for the applicable Floorplan Obligations set forth in such Transaction Statement); provided, that notwithstanding the foregoing, if this Agreement is terminated or the Obligations otherwise become due and payable pursuant to this Agreement prior to such date, the Floorplan Payment Due Date with respect to such Floorplan Obligation shall be the earlier of the Maturity Date or the date the Obligations become due and payable pursuant to this Agreement.

“Floorplan Vendor Credits” means all of Borrowers’ rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due Borrowers from a Floorplan Approved Vendor.

“Foreign Lender” means any Lender or any Issuing Bank that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, unless such Lender or Issuing Bank is a disregarded entity for U.S. federal income Tax purposes owned by a non-disregarded U.S. entity.

“Foreign Plan” means any pension plan, fund or other similar program (other than a government-sponsored plan) that (a) primarily covers employees of any Loan Party and/or any of its Restricted Subsidiaries who are employed outside of the United States and (b) is subject to any statutory funding requirement as to which the failure to satisfy results in a Lien or other statutory requirement permitting any Governmental Authority to accelerate the obligation of the Borrowers or any Restricted Subsidiary to fund all or a substantial portion of the unfunded, accrued benefit liabilities of such plan.

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Borrowers which is not a Domestic Subsidiary.

“Funding Account” means a deposit account designated by the Borrowers in the applicable Borrowing Request or the applicable Swingline Loan request, as the case may be.

“GAAP” means United States generally accepted accounting principles.

“Governing Board” means, with respect to any Person, the duly elected and incumbent board of directors, board of managers or other equivalent governing body of such Person.

“Government Securities” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Governmental Authority” means the government of the United States of America or any other nation, any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning assigned to such term in Section 9.04(j).

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, substantially in the form of Exhibit D, dated as of the Closing Date, among the Loan Parties party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Guarantors” means Holdings and the Subsidiary Guarantors.

“Hazardous Materials” means any material, substance or waste classified, characterized or regulated as “hazardous,” “toxic,” “pollutant” or “contaminant” under any Environmental Laws.

“Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any Hedging Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” has the meaning assigned to such term in the preamble.

“Immaterial Subsidiary” means each of the Restricted Subsidiaries of the Borrowers for which (i) the assets of such Restricted Subsidiary constitute less than 2.5% of Consolidated Total Assets and (ii) such Restricted Subsidiary contributes less than 2.5% of the Consolidated EBITDA of the Borrowers and Borrowers’ Restricted Subsidiaries, in each case that has been designated as such by the Lead Borrower in a written notice delivered to the Administrative Agent (other than any such Restricted Subsidiary as to which the Lead Borrower has revoked such designation by written notice to the Administrative Agent); provided that (a) the Consolidated Total Assets attributable to all such Restricted Subsidiaries shall not exceed 5.0% of Consolidated Total Assets and (b) the Consolidated EBITDA attributable to all such Restricted Subsidiaries shall not exceed 5.0% of the Consolidated EBITDA of the Borrowers and Borrowers’ Restricted Subsidiaries.

“Incremental Amendment” has the meaning assigned to such term in Section 2.24(b).

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness of such Person, whether or not contingent:

(i) in respect of borrowed money;

(ii) evidenced by bonds, notes, debentures or similar instruments;

(iii) evidenced by letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iv) Capitalized Lease Obligations;

(v) representing the balance deferred and unpaid of the purchase price of any property (other than Capitalized Lease Obligations) to the extent due more than six months from the date of incurrence; or

(vi) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit, bankers’ acceptances and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include any (i) Contingent Obligations incurred in the ordinary course of business, (ii) obligations under or in respect of Floorplan Advances and other inventory financing agreements entered into in the ordinary course of business, (iii) trade accounts and accrued expenses payable in the ordinary course of business, (iv) any earn-out, purchase price or working capital adjustment obligation, non-compete agreement obligations, consulting obligations and deferred compensation obligations until any such obligation is not paid within five Business Days after becoming due and payable, (v) accruals for payroll and other liabilities accrued in the ordinary course of business, (vi) liabilities associated with customer prepayments and deposits, and (vii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date. The amount of Indebtedness of any Person under clause (c) above shall be deemed to equal the lesser of (x) the aggregate unpaid amount of such Indebtedness secured by such Lien and (y) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith.

“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (ii) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.05(b).

“Initial Maturity Date” means (i) the earlier to occur of (a) the fifth anniversary of the Closing Date and (b) any earlier date on which the Commitments are reduced to $0 or otherwise terminated pursuant to the terms hereof.

“Initial Period” means the period commencing on the Closing Date and ending on September 30, 2017.

“Insolvency Proceedings” means, with respect to any Person, any case or proceeding with respect to such Person under any Debtor Relief Law, or the appointment, whether at common law, in equity or otherwise, of any trustee, custodian, receiver, liquidator or the like for all or any material portion of the property of such Person.

“Intellectual Property Security Agreement” means any of the following agreements executed on or after the Closing Date: (a) a Trademark Security Agreement substantially in the form of Exhibit F-1, (b) a Patent Security Agreement substantially in the form of Exhibit F-2 or (c) a Copyright Security Agreement substantially in the form of Exhibit F-3.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of the Closing Date, among the administrative agent under the Term Loan Agreement, as the Term Loan Agent (as defined therein), and the Collateral Agent, as the ABL Agent (as defined therein).

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to such Loan and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing, (c) with respect to Floorplan Advances (which the Floorplan Funding Agent pays to the Lenders with respect to periods prior to the Floorplan Payment Due Date therefor), on or before the second Business Day of each month, commencing June 30, 2017, and (d) the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, two, three or six months (or twelve months or shorter than one month, in each case, if available to all of the Lenders) (or such other periods acceptable to the Lenders) thereafter, as the Borrowers may elect; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.

“Interim Period” has the meaning assigned to such term in Section 7.02.

“Inventory” has the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Inventory Reserve” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Administrative Agent in its Permitted Discretion, with respect to changes in the determination of the salability of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory based on any material facts or circumstances which arose after the Closing Date or which otherwise first became known to the Administrative Agent and the Collateral Agent after the Closing Date.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents); (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among Holdings, the Borrowers and Borrowers’ Subsidiaries; (c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and (d) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans, guarantees, advances, issuances of letters of credit or similar financial accommodations or capital contributions (excluding accounts receivable, trade credit, management fees, advances to customers, commission, travel, entertainment, relocation, payroll and similar advances to directors, officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. The amount of any Investment shall be deemed to be the amount actually invested, without adjustment for subsequent increases or decreases in value but giving effect to any returns or distributions received by such Person with respect thereto. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.03:

“Investments” shall include the portion (proportionate to the Borrowers’ direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of a subsidiary of the Borrowers at the time that such subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such subsidiary as a Restricted Subsidiary, the Borrowers or applicable Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(i) the Borrowers’ direct or indirect “Investment” in such subsidiary at the time of such redesignation; less

(ii) the portion (proportionate to the Borrowers’ direct or indirect equity interest in such subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as reasonably determined in good faith by the Borrowers.

“IRS” means U.S. Internal Revenue Service and any successor Governmental Authority.

“Issuing Bank” means Wells Fargo and each other Lender so designated by the Lead Borrower with such Lender’s consent and with prior written notice to the Administrative Agent, in its capacity as the issuer of Letters of Credit hereunder, and any of their successors in such capacity as provided in Section 2.23(i)(i); provided that at no time shall there be more than two (2) Issuing Banks without the prior written consent of the Administrative Agent. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Issuing Bank Individual Sublimit” means, (i) for each of the Issuing Banks party hereto on the Closing Date, the amount set forth in the schedule below next to such Issuing Bank’s name, (ii) for each Issuing Bank that replaces a previous Issuing Bank pursuant to Section 2.23(i)(i), the Issuing Bank Individual Sublimit of the replaced Issuing Bank that was in effect immediately prior to the replacement and (iii) for each additional Issuing Bank added pursuant to Section 2.23(i)(ii), an amount agreed among the Borrowers, the Administrative Agent and such additional Issuing Bank, with the Issuing Bank Individual Sublimit or Issuing Bank Individual Sublimits of one or more other Issuing Banks being reduced (with the consent of such Issuing Bank or Issuing Banks) to the extent necessary to maintain compliance with the following proviso; provided that the sum of all Issuing Bank Individual Sublimits shall equal $15,000,000.

Issuing Bank	Issuing Bank Individual Sublimit
Wells Fargo	$15,000,000

“Issuing Bank Issued Amount” means, with respect to each Issuing Bank, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time issued by such Issuing Bank plus (b) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not yet been reimbursed by or on behalf of the Borrowers at such time.

“Junior Financing” means any Subordinated Indebtedness or any Consolidated Funded Indebtedness that is unsecured or secured on a junior lien basis to the Liens securing the Obligations (other than, for the avoidance of doubt, the Term Loan Obligations), in each case which is Material Indebtedness.

“Junior Financing Documentation” means any indenture and/or other agreement pertaining to Junior Financing and all documentation delivered pursuant thereto.

“Landlord Lien Reserve” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, an amount, in Agent’s Permitted Discretion, not to exceed (a) up to three months’ rent with respect to each leased location where Eligible Inventory is located, other than leased locations with respect to which the Administrative Agent has received a Collateral Access Agreement or (b) zero with respect to such leased location where Eligible Inventory is located and where the Administrative Agent has determined in its sole discretion not to require Collateral Access Agreement or establishment of reserve; provided that no Landlord Lien Reserves may be established prior to the date that is 90 days after the Closing Date.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Revolving Loans or Revolving Commitments hereunder at such time, including the latest termination date of any Existing Revolving Loans or Extended Revolving Loan Commitments, as applicable, as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.23(j).

“LC Commitment” means the commitment of the Issuing Banks to issue Letters of Credit pursuant to Section 2.23.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Pro Rata Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“LCT Election” means the Borrower’s election to treat a specified transaction as a Limited Condition Transaction in accordance with Section 1.11.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.11.

“Lead Borrower” has the meaning assigned to such term in the preamble.

“Lenders” means (a) the Persons listed on Schedule 2.01 (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.21(a)) and (b) any Person that has become a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rate is quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, LIBO Rate shall be equal to the Interpolated Rate.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof and any other agreement to give a security interest in such asset; provided that in no event shall an operating lease or occupancy agreement be deemed to constitute a Lien.

“Limited Condition Transaction” means any Investment, or any acquisition of any assets, business or Person, permitted hereunder (subject to Section 1.11) by any Borrower or one or more of its Restricted Subsidiaries, including by way of merger or amalgamation, whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction Agreement” as defined in Section 1.11.

“Limited Non-Guarantor Debt Exceptions” shall have the meaning assigned to such term in Section 6.01(g).

“Line Cap” means, at any time, the lesser of the aggregate amount of Revolving Commitments and the then-applicable Borrowing Base.

“Loan Documents” means this Agreement, the Security Documents, and the Notes, if any, executed and delivered pursuant to Section 2.04(e), any Letter of Credit application, and the Agent Fee Letter.

“Loan Parties” means the Borrowers and the Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, but excluding Floorplan Advances.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect (i) on the business, operations, assets, financial condition or results of operations of the Borrowers and its Restricted Subsidiaries, taken as a whole or (ii) on any material rights and remedies of the Administrative Agent and the Lenders under any Loan Document, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Obligations), or Hedging Obligations, of any one or more of the Borrowers and Borrowers’ Restricted Subsidiaries in an aggregate principal amount greater than or equal to $15,000,000. For purposes of determining “Material Indebtedness”, the “principal amount” of the obligations of any Borrower or Restricted Subsidiary in respect of any Hedging Obligation at any time shall be the Hedging Termination Value therefor.

“Maturity Date” means the Initial Maturity Date or the Latest Maturity Date, as applicable.

“Maximum Rate” has the meaning assigned to such term in Section 9.09.

“MNPI” means material non-public information with respect to Holdings, the Borrowers or any of their respective subsidiaries or the respective securities of any of the foregoing.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgaged Properties” means each parcel of fee owned real property located in the United States with a book value in excess of $5,000,000 (at the Closing Date or, with respect to fee owned real property acquired after the Closing Date, at the time of acquisition) and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.09 or Section 5.10 to secure the Secured Obligations.

“Mortgaged Property Owner” means, with respect to (i) each Mortgaged Property and (ii) each real property required to become a Mortgaged Property pursuant to Section 5.09 and/or Section 5.10, the Borrower and/or Restricted Subsidiary or Restricted Subsidiaries that own(s) such Mortgaged Property or real property, as applicable.

“Mortgages” means the mortgages, deeds of trust and other security documents granting a Lien on any fee owned real property of a Loan Party, together with its interest in such fee owned real property, to secure the Secured Obligations, each in a form reasonably satisfactory to the Collateral Agent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA under which the Borrowers, any Restricted Subsidiary or any of their respective ERISA Affiliates has any obligation or liability (contingent or otherwise).

“Net Cash Proceeds” means (a) with respect to any Disposition or Property Loss Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds subsequently received (as and when received) in respect of deferred payments or noncash consideration initially received, net of any costs relating to the Disposition thereof), net of (i) out-of-pocket expenses incurred (including reasonable and customary broker’s fees or commissions, investment banking, consultant, legal, accounting or similar fees, survey costs, title insurance premiums, and related search and recording charges, transfer, deed, recording and similar Taxes incurred by the Borrowers and their respective Restricted Subsidiaries in connection therewith), and the Borrowers’ good faith estimate of Taxes paid or payable (including payments under any tax sharing agreement or arrangement of the type described in clause (a)(ii) of the definition of Consolidated EBITDA), in connection with such Disposition or such Property Loss Event (including, in the case of any such Disposition or Property Loss Event in respect of property of any Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds), (ii) amounts provided as a reserve, in accordance with GAAP, against any (x) liabilities under any indemnification obligations or purchase price adjustment associated with such Disposition and (y) other liabilities associated with the asset disposed of and retained by the Borrowers or any of their respective Restricted Subsidiaries after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other obligation which is secured by a Lien on the asset sold that (A) has priority over the Lien securing the Obligations and which is repaid (other than Indebtedness hereunder) or (B) is required to be repaid and is repaid pursuant to intercreditor arrangements entered into by the Administrative Agent or the Collateral Agent, (iv) in the case of any such Disposition or Property Loss Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority interests and not available for distribution to or for the account of the Borrowers or a wholly-owned Restricted Subsidiary as a result thereof and (v) any funded escrow established pursuant to the documents evidencing any such sale or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or Disposition (provided that to the extent that any amounts are released from such escrow to any Loan Party or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Cash Proceeds), and (b) with respect to any incurrence of Indebtedness or issuance of Equity Interests, the cash proceeds thereof, net of all Taxes (including, in the case of such Indebtedness incurred by a Foreign Subsidiary, Taxes payable upon the repatriation of any such proceeds) and customary fees, commissions, costs and other expenses incurred by the Borrowers and their respective Restricted Subsidiaries in connection therewith.

“Net Orderly Liquidation Value” means, with respect to Inventory of any Person, the orderly liquidation value thereof as determined in a manner acceptable to the Administrative Agent in its Permitted Discretion by a nationally recognized appraiser acceptable to the Administrative Agent (following consultation with the Borrowers) net of all costs of liquidation thereof.

“Non-Consenting Lenders” has the meaning assigned to such term in Section 9.08(e).

“Non-Debt Fund Affiliate” shall mean any Affiliate of Holdings, but excluding (a) Holdings and its Subsidiaries, (b) any Debt Fund Affiliate and (c) any natural person.

“Note” has the meaning specified in Section 2.04(f).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it.

“Obligations” means the unpaid principal of and interest on the Loans, all Floorplan Advances, all LC Exposure, and all other obligations and liabilities of the Borrowers or any other Loan Party to the Administrative Agent, the Floorplan Funding Agent, the Collateral Agent, any Issuing Bank or any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Existing Floorplan Agreement, this Agreement, any other Loan Document and the Letters of Credit and whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or any Lender that are required to be paid pursuant hereto or any other Loan Document and including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to a Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) or otherwise.

“Officer’s Certificate” means a certificate signed on behalf of the Borrowers by a Responsible Officer of the Lead Borrower.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (other than an assignment made pursuant to Section 2.21).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Parent” means a Person formed for the purpose of owning all of the Equity Interests, directly or indirectly, of Holdings.

“Participations” means, as the context requires, a participation in the Loans, Floorplan Advances, Swingline Loans or LC Exposure.

“Payment Condition” means the following conditions in connection with any transaction for which satisfaction of the Payment Condition is required under this Agreement: (a) no Event of Default has occurred and is continuing or would immediately result upon the consummation of such transaction, (b) Excess Availability on a pro forma basis after giving effect to such transaction is at least the greater of (i) 12.5% of the Line Cap and (ii) $7,500,000, and (c) if Excess Availability less than is the greater of (i) 15% of the Line Cap and (ii) $7,500,000, pro forma compliance with Section 6.13 immediately after giving effect to such transaction.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Event” means (a) the whole or partial withdrawal of a Loan Party or any Restricted Subsidiary from a Foreign Plan during a Foreign Plan year, (b) the filing or a notice of interest to terminate in whole or in part a Foreign Plan or the treatment of a Foreign Plan amendment as a termination or partial termination, (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Foreign Plan, (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination or winding up or the appointment of a trustee to administer, any Foreign Plan, (e) the failure to satisfy any statutory funding requirement, (f) the adoption of any amendment to a Foreign Plan that would require the provision of security pursuant to applicable law or (g) any other extraordinary event or condition with respect to a Foreign Plan which, with respect to each of the foregoing clauses, could reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Pension Plan” means any employee pension benefit plan as defined in Section 3(2) of ERISA (other than a Multiemployer Plan or Foreign Plan) that is subject to Title IV of ERISA and/or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has any obligation or liability (contingent or otherwise).

“Perfection Certificate” means a perfection certificate executed by the Loan Parties in a form reasonably approved by the Collateral Agent, as the same shall be supplemented in writing from time to time in accordance with the Guarantee and Collateral Agreement.

“Permitted Asset Swap” means, to the extent allowable under Section 1031 of the Code, the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets (excluding any boot thereon) between the Borrowers or any of its Restricted Subsidiaries and another Person.

“Permitted Discretion” means the Administrative Agent’s reasonable credit judgment (from the perspective of a secured asset-based lender) made in good faith in accordance with customary business practices for comparable asset-based lending transactions, and as it relates to the establishment or adjustment of reserves or establishment or adjustment of any ineligibility criteria pursuant to clause (w) of the definition of “Eligible Accounts” or clause (o) of “Eligible Inventory”, as applicable, shall require that (a) such establishment, adjustment or modification be based on the analysis of facts or events first occurring or first discovered by the Administrative Agent after the Closing Date that are materially different from the facts or events occurring or known to the Administrative Agent on the Closing Date, unless the Borrowers and the Administrative Agent agree in writing, (b) the contributing factors to such establishment, adjustment or modification shall not duplicate (i) any other exclusionary criteria set forth in the definitions of Eligible Accounts or Eligible Inventory as applicable (and vice versa), (ii) any reserves deducted in computing book value, (iii) any criteria or considerations taken into account in determining the Net Orderly Liquidation Value of inventory or (iv) any items taken into consideration in any appraisal, and (c) the amount of any such reserve or ineligibility criteria so established or the effect of any adjustment or modification thereto shall be a reasonable quantification (as reasonably determined by the Administrative Agent) of the incremental dilution of the Borrowing Base attributable to such contributing factors.

“Permitted Investments” means:

(a) any Investment in the Borrowers or any of Borrowers’ Restricted Subsidiaries; provided that the fair market value of all Investments made by Loan Parties in Restricted Subsidiaries that are not Loan Parties or otherwise required to become Loan Parties in accordance with Section 5.09 made pursuant to this clause (a) shall not exceed (x) the greater of (i) $10,000,000 and (ii) 1.75% of Consolidated Total Assets, plus (y) an additional amount so long as, at the time of such Investment, both immediately before and after giving effect to such Investment, (i) no Event of Default has occurred and is continuing and (ii) on a pro forma basis, the Total Net Leverage Ratio shall be less than or equal to 4.00 to 1.00;

(b) any Investment in cash and Cash Equivalents (including Investments by any Borrower or any of its Restricted Subsidiaries in assets that were cash or Cash Equivalents when such Investment was made) or Investment Grade Securities;

(c) any Investment by the Borrowers or any of Borrowers’ Restricted Subsidiaries in (including the acquisition thereof) a Person that is engaged in a Similar Business if, (x) both immediately before and after giving effect to such Investment, no Event of Default has occurred and is continuing and (y) as a result of such Investment:

(i) such Person is required to become a Loan Party in accordance with Section 5.09; or

(ii) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Loan Party,

(iii) and, in each case, any Investment held by such Person; provided that such Investment was not made or acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e) any Investment existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, or an Investment consisting of any extension, modification or renewal of any Investment existing on the Closing Date, in each case, if greater than $5,000,000 as listed on Schedule 1.01(e); provided that the amount of any such Investment may be increased (i) as required by the terms of such Investment as in existence on the Closing Date or (ii) as otherwise permitted under this Agreement;

(f) any Investment acquired by the Borrowers or any of their respective Restricted Subsidiaries:

(i) in exchange for any other Investment (including debt obligations and Equity Interests) or accounts receivable held by any such Borrower or Restricted Subsidiary in connection with or as a result of a bankruptcy workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(ii) as a result of a foreclosure by any Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(g) Hedging Obligations permitted under Section 6.01(b)(ix);

(h) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Borrowers or any of their respective direct or indirect parent companies;

(i) Indebtedness permitted under Section 6.01;

(j) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with Section 6.06 (except transactions described in clauses (c)(ix), (x) and (xiii) thereof);

(k) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(l) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (l) that are at the time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the sum of (A) the greater of $10,000,000 and 1.75% of Consolidated Total Assets at the time of such Investment, plus (B) so long as, at the time of such Investment, both immediately before and after giving effect to such Investment, no Event of Default has occurred and is continuing, the Net Cash Proceeds from any Disposition or Property Loss Event which are not required to be prepaid pursuant to the Term Loan Agreement or reinvested and which are not used for purposes of clause (a) above;

(m) promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 6.05;

(n) advances to, or guarantees of Indebtedness of, directors, employees, officers and consultants not in excess of $5,000,000 outstanding at any one time, in the aggregate;

(o) loans and advances to officers, directors and employees for moving or relocation expenses and other similar expenses, in each case incurred in the ordinary course of business or to fund such Person’s purchase of Equity Interests of any Borrower or any direct or indirect parent company thereof;

(p) Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices;

(q) additional Investments in joint ventures in an aggregate amount at any time outstanding not in excess of the greater of (i) $5,000,000 and (ii) 0.875% of Consolidated Total Assets;

(r) loans and advances relating to indemnification or reimbursement of any officers, directors or employees in respect of liabilities relating to their serving in any such capacity or as otherwise specified in Section 6.06;

(s) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(t) Investments in industrial development or revenue bonds or similar obligations secured by assets leased to and operated by the Borrowers or any of their respective Subsidiaries that were issued in connection with the financing of such assets, so long as such Borrower or any such Subsidiary may obtain title to such assets at any time by optionally canceling such bonds or obligations, paying a nominal fee and terminating such financing transaction;

(u) deposits made by the Borrowers and Foreign Subsidiaries in Cash Pooling Arrangements;

(v) extensions of trade credit in the ordinary course of business;

(w) investments in vendors, suppliers and customers not in excess of $5,000,000 for any vendor, supplier and customer and not in excess of $20,000,000 for all such investments;

(x) loans and advances to any direct or indirect parent of the Borrowers not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made to such parent in accordance with Section 6.03(a), 6.03(b)(iv) or 6.03(b)(xv), such Investment being treated for purposes of the applicable clause of Section 6.03, including any limitations, as if a Restricted Payment had been made pursuant to such clause in an amount equal to such Investment;

(y) advances of payroll payments to employees in the ordinary course of business;

(z) Investments in deposit accounts, securities accounts and commodities accounts maintained by any Borrower or Restricted Subsidiary; and

(aa) guarantees by any Loan Party or any Restricted Subsidiary of leases or of obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business.

“Permitted Investors” means (a) the Sponsor, (b) any Person who is an officer or otherwise a member of management of the Parent or any of its subsidiaries on or after the Closing Date, (c) any Related Entity of any of the foregoing Persons and (d) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (a), (b) or (c) (subject, in the case of officers, to the foregoing limitation) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the Voting Equity Interests of the Parent or any of its direct or indirect parent entities held by such “group”.

“Permitted Liens” means, with respect to any Person:

(a) pledges or deposits by such Person in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other social security legislation, or pledges or deposits to secure the performance of bids, tenders, trade contracts, utilities, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business, or deposits as security for contested Taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(b) Liens of landlords, sub-landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising by operation of law (and consensual Liens granted in the ordinary course of business that are substantially similar thereto), so long as, in each case, such Liens secure amounts not overdue for a period of more than 60 days or if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(c) Liens for Taxes, assessments or governmental charges that are not delinquent for a period of more than any applicable grace period related thereto or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP to the extent required by GAAP;

(d) Liens in favor of the issuer of stay, customs, appeal, performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e) covenants, conditions, easements, rights-of-way, building codes, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects, in each case affecting real property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Borrowers and their respective Restricted Subsidiaries, taken as a whole, and any exceptions on the Title Policies issued in connection with the Mortgaged Properties;

(f) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(iv), (xiii), (xv), (xxii) and (xxvi); provided, that (i) Liens securing Indebtedness permitted to be incurred pursuant to paragraphs (iv) and (xiii) of such Section 6.01(b) are solely on the assets financed, purchased, constructed, improved, acquired or assets of the acquired entity, as the case may be, and such Liens attach concurrently with or, in the case of paragraph (iv) of such Section 6.01(b), within 270 days after the purchase, construction, improvement or acquisition of such assets and (ii) Liens securing Indebtedness permitted to be incurred pursuant to paragraph (xv) of such Section 6.01(b) shall be subject to the Intercreditor Agreement;

(g) Liens existing on the Closing Date and described in all material respects on Schedule 6.02;

(h) Liens on property or shares of stock of a Person at the time such Person becomes a subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary; provided, further, that such Liens may not extend to any other property owned by the Borrowers or any of their respective Restricted Subsidiaries;

(i) Liens on property at the time a Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into any Borrower or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, that the Liens may not extend to any other property owned by such Borrower or Restricted Subsidiary;

(j) Liens securing Indebtedness or other obligations of a Borrower or a Restricted Subsidiary owing to another Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 6.01(b)(vii);

(k) Liens securing Hedging Obligations so long as, in the case of Hedging Obligations related to interest, the related Indebtedness is secured by a Lien on the same property securing such Hedging Obligations;

(l) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to clause (c), (f) or (k) of the definition of “Permitted Investments”, to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(m) leases, subleases, licenses or sublicenses or operating agreements (including the provision of software or licenses and sublicenses of other intellectual property rights) granted to others by any Borrower or any of its Restricted Subsidiaries in the ordinary course of business which do not interfere in any material respect with the business of the Borrowers and their respective Restricted Subsidiaries, taken as a whole, or which do not secure any Indebtedness;

(n) Liens arising from UCC financing statement filings regarding operating leases entered into by the Borrowers and their respective Restricted Subsidiaries in the ordinary course of business;

(o) Liens in favor of any Borrower or Restricted Guarantor;

(p) Liens on inventory or equipment of any Borrower or any of its Restricted Subsidiaries granted in the ordinary course of business to the Borrower’s or such Restricted Subsidiary’s clients or customers at which such inventory or equipment is located;

(q) any interest or title of a lessor, sub-lessor, licensor or sub-licensor under leases, subleases, licenses or sublicenses entered into by any Borrower or any of its Restricted Subsidiaries in the ordinary course of business or with respect to intellectual property that is not material to the business of any Borrower or any of its Restricted Subsidiaries;

(r) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness permitted by Section 6.01 and secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i); provided, however, that (i) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) at the time the original Lien became a Permitted Lien hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement and (iii) such new Lien shall be subject to the Intercreditor Agreement to the same extent as the original Lien was subject thereto;

(s) pledges or deposits made in the ordinary course of business to secure liability to insurance carriers and Liens on insurance policies and the proceeds thereof (whether accrued or not), rights or claims against an insurer or other similar asset securing insurance premium financings permitted under Section 6.01(b)(xxiv);

(t) Liens (i) securing judgments, orders or awards for the payment of money not constituting an Event of Default under Section 7.01(i), (ii) arising out of judgments or awards against any Borrower or any of its Restricted Subsidiaries with respect to which an appeal or other proceeding for review is then being pursued and for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made with respect thereto on the books of the applicable Person in accordance with GAAP;

(u) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(v) Liens (i) of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) in favor of banking institutions arising as a matter of law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (iv) that are contractual rights of setoff or rights of pledge relating to (A) purchase orders and other agreements entered into with customers of any Borrower or any of its Restricted Subsidiaries in the ordinary course of business or (B) pooled deposit or sweep accounts of any Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of any Borrower or any of its Restricted Subsidiaries, and (v) including holdbacks on amounts deposited to secure obligations for charge-backs in respect of credit card and other payment processing services in the ordinary course of business;

(w) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(x) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(y) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of any Borrower or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrowers and their respective Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of any Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(z) Liens securing (i) the Obligations and the Secured Obligations and (ii) Incremental Equivalent Debt permitted to be incurred under Section 2.22(d);

(aa) Liens on cash deposits of the Borrowers and Foreign Subsidiaries subject to a Cash Pooling Arrangement or otherwise over bank accounts of the Borrowers and Foreign Subsidiaries maintained as part of the Cash Pooling Arrangement, in each case securing liabilities for overdrafts of the Borrowers and Foreign Subsidiaries participating in such Cash Pooling Arrangements;

(bb) any encumbrance or retention (including put and call agreements and rights of first refusal) with respect to the Equity Interests of any joint venture or similar arrangement pursuant to the joint venture or similar agreement with respect to such joint venture or similar arrangement, provided that no such encumbrance or restriction affects in any way the ability of any Borrower or Restricted Subsidiary to comply with Section 5.09;

(cc) Liens on property subject to Sale and Lease-Back Transactions permitted hereunder and general intangibles related thereto;

(dd) Liens consisting of contractual restrictions of the type described in the definition of Restricted Cash;

(ee) (i) Liens securing obligations under inventory financing agreements entered into in the ordinary course of business and (ii) Liens securing inventory financing agreements encumbering the applicable manufacturer’s or vendor’s identified goods which are the subject of such inventory financing arrangement, proceeds thereof (including any accounts receivable proceeds) and customary collateral ancillary thereto; provided that in the case of (i) and (ii) above, the agent, lender or other financing source in respect of such Indebtedness has entered into an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrowers, and the collateral subject to such Liens is segregated from the Collateral in a manner and to the extent satisfactory to the Administrative Agent in its Permitted Discretion;

(ff) other Liens securing obligations incurred in the ordinary course of business which obligations at any one time outstanding do not exceed the greater of (i) $10,000,000 and (ii) 1.75% of Consolidated Total Assets, in each case determined as of the date of incurrence

(gg) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Borrower or any of its Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(hh) ground leases in respect of real property on which facilities owned or leased by any Borrower or any of its Restricted Subsidiaries are located;

(ii) deposits of cash with the owner or lessor of premises leased and operated by any Borrower or any of its Restricted Subsidiaries to secure the performance of the Borrower’s or such Restricted Subsidiary’s obligations under the terms of the lease for such premises;

(jj) Liens arising by operation of law in the United States under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and

(kk) deposit arrangements in the ordinary course of business under which software or source code is placed in escrow with customers on a non-exclusive basis.

“Person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned to such term in Section 5.04.

“Post-Default Floorplan Obligation” shall have the meaning specified therefor in Section 2.26(b).

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office located at 420 Montgomery Street San Francisco, CA 94104 as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

“Property Loss Event” means any event that gives rise to the receipt by any Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Pro Rata Percentage” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolving Loans being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolving Commitment, by (z) the aggregate Revolving Commitments of all Revolving Lenders, and (ii) from and after the time that the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Revolving Exposure,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Bank, and right to receive payments of fees with respect thereto, (i) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolving Commitment, by (z) the aggregate Revolving Commitment of all Lenders, and (ii) from and after the time that the Revolving Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances;

provided, however, that if all of the Advances have been repaid in full and Letters of Credit and/or Floorplan Obligations remain outstanding, Pro Rata Percentage under this clause shall be determined based upon subclause (i) of this clause as if the Revolving Commitments had not been terminated or reduced to zero and based upon the Revolving Commitments as they existed immediately prior to their termination or reduction to zero,

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 9.05), (i) prior to the Revolving Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolving Commitments, by (z) the aggregate amount of Revolving Commitments of all Lenders, and (ii) from and after the time that the Participations have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit or Floorplan Obligations remain outstanding, Pro Rata Percentage under this clause shall be determined based upon subclause (i) of this clause as if the Participations had not been terminated or reduced to zero and based upon the Participations as they existed immediately prior to their termination or reduction to zero.

“Protective Advance” has the meaning assigned to such term in Section 2.25.

“Public Lender” has the meaning assigned to such term in Section 5.04.

“Qualified Capital Stock” of any Person means any Equity Interest of such Person that is not Disqualified Stock.

“Qualified Cash” means the amount of Unrestricted Cash and Cash Equivalents, in each case, from and after the date that is 90 days after the Closing Date that is deposited or held in a depository account or investment account subject to the Lien of the Collateral Agent and a deposit account control agreement satisfactory to the Collateral Agent.

“Qualified ECP Guarantor” means, in respect of any Hedging Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guaranty or grant of the relevant security interest becomes or would become effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Merger” means, with respect to Holdings (or a direct or indirect parent of Holdings), the merger or consolidation with and into, or the dissolution or liquidation into, a special purpose acquisition company (or a subsidiary thereof), so long as (i) if Holdings is party to any such merger, consolidation, dissolution or liquidation, Holdings is the surviving or continuing entity of such merger, consolidation, dissolution or liquidation or the applicable surviving or continuing entity has assumed all obligations of Holdings under this Agreement and each other Loan Document pursuant to documentation acceptable to the Administrative Agent, (ii) the special purpose acquisition company is a publicly listed company, (iii) the Collateral after giving effect to any such merger, consolidation, dissolution or liquidation shall be identical in all material respects to the Collateral prior to giving effect to such merger, consolidation, dissolution or liquidation, (iv) any security interests granted to the Collateral Agent for the benefit of the Lenders and the other Secured Parties pursuant to the Security Documents in the assets of Holdings (or such surviving or continuing entity) and the other Loan Parties shall remain in full force and effect and perfected to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation, and all actions required to maintain said perfected status have been taken, and (v) in connection therewith, Holdings (or a direct or indirect parent of Holdings) or the Borrowers, as applicable, receives net proceeds of at least $50,000,000 that, if received by Holdings (or such direct or indirect parent of Holdings), are contributed by Holdings (or such direct or indirect parent of Holdings) to the Borrowers.

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Borrowers reasonably and in good faith.

“Qualified Public Offering” means the initial underwritten primary public offering of common Equity Interests of Holdings (or a direct or indirect parent of Holdings) or the Lead Borrower pursuant to an effective registration statement (other than on Form S-8) filed with the SEC in accordance with the Securities Act that results in Holdings (or a direct or indirect parent of Holdings) or the Borrower, as applicable, receiving net proceeds of at least $50,000,000 that, if received by Holdings (or such direct or indirect parent of Holdings), are contributed by Holdings (or such direct or indirect parent of Holdings) to the Borrower.

“Rating Agencies” means Moody’s, S&P and Fitch.

“Refinancing Indebtedness” has the meaning assigned to such term in Section 6.01(b)(xii).

“Refunding Capital Stock” has the meaning assigned to such term in Section 6.03(b)(ii).

“Register” has the meaning assigned to such term in Section 9.04(e).

“Regulation T” means Regulation T of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Board and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board and all official rulings and interpretations thereunder or thereof.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Borrowers or a Restricted Subsidiary in exchange for assets transferred by the Borrowers or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless substantially concurrently following receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Entity” means (a) with respect to Clearlake Capital Group, L.P., (i) any investment fund controlled by or under common control with Clearlake Capital Group, L.P., any officer, director or person performing an equivalent function of the foregoing persons, or any entity controlled by any of the foregoing Persons and (ii) any spouse or lineal descendant (including by adoption and stepchildren) of the officers and directors referred to clause (a)(i); and (b) with respect to any officer of the Borrowers or Borrowers’ Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of the officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, equityholders, partners or owners who are the officer, any of the persons described in clause (b)(i) above or any combination of these identified relationships.

“Related Fund” means, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans or similar extensions of credit, any other fund that invests in bank loans or similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor. “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ and the applicable Subsidiary Guarantor’s assets from information furnished by or on behalf of the Borrowers or such Subsidiary Guarantor, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may (or shall, if required hereunder) be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposure and unused Commitments representing more than 50% of the sum of the total Revolving Exposure and unused Commitments at such time; provided, that if there are two or more Lenders that are not Affiliates of each other, an affirmative vote of the “Required Lenders” shall require the affirmative vote of no fewer than two Lenders that are not Affiliates of each other.

“Reserves” means, without duplication of one another or of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, all (if any) Availability Reserves, Accounts Reserves, Inventory Reserves, Banking Product Reserves and Unbilled Accounts Reserves; provided that the imposition of any Reserve following the Closing Date shall not take effect with respect to the Borrowing Base until three (3) Business Days after notice has been sent by the Administrative Agent to the Borrowers of the Administrative Agent’s intention to impose such Reserve, which notice shall include a reasonably detailed description of such Reserve being established (during which period (i) the Administrative Agent shall, if requested, discuss any such Reserve with the Lead Borrower and (ii) the Lead Borrower may take such action as may be required so that the event, condition or matter that is the basis for such Reserve, change or modification thereto no longer exists or exists in a manner that would result in the establishment of a lower Reserve, in a manner and to the extent reasonably satisfactory to the Administrative Agent).

“Responsible Officer” of any Person means the chief executive officer, chief financial officer, controller or, solely with respect to the delivery of any notice or request pursuant to Article II, any other officer designated in writing from time to time by the chief executive officer or chief financial officer of such Person.

“Restricted Cash” means cash and Cash Equivalents held by any Loan Party or any Restricted Subsidiary that appears (or would be required to appear) as “restricted” on a consolidated balance sheet of such Loan Party or such Restricted Subsidiary (unless such appearance is related to the Loan Documents, the Term Loan Documents (to the extent subject to the Intercreditor Agreement), or the documentation evidencing any Replacement Loans, Incremental Equivalent Debt (each as defined in the Term Loan Agreement) (or the Liens created thereunder) that, in each case, is secured on a pari passu or junior basis with the Obligations) in accordance with GAAP.

“Restricted Guarantor” means a Guarantor that is a Restricted Subsidiary.

“Restricted Investment” means any Investment that is not a Permitted Investment.

“Restricted Payment” means:

(a) the declaration or payment of any dividend or the making of any payment or distribution on account of the Borrowers’ or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(i) dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the Borrowers; or

(ii) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Borrowers or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities; the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Borrowers or any direct or indirect parent of the Borrowers, including in connection with any merger or consolidation;

(b) the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, of any Junior Financing other than Indebtedness permitted under Section 6.01(b)(vii); or

(c) the making of any Restricted Investment.

“Restricted Subsidiary” means, at any time, unless the context otherwise requires, each direct and indirect subsidiary of the Borrowers (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans, to acquire participations in Letters of Credit and Swingline Loans hereunder and to pay Floorplan Obligations, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.24 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender has assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $150,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.24(a).

“Revolving Commitment Increase Closing Date” has the meaning assigned to such term in Section 2.24(b).

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Floorplan Advances and an amount equal to its Pro Rata Percentage of the aggregate principal amount of Swingline Loans and Protective Advances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01.

“S&P” means S&P Global Ratings, and any successor thereto.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by any Borrower or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by such Borrower or Restricted Subsidiary to a third Person in contemplation of such leasing.

“Sanctions” shall have the meaning set forth in Section 3.22.

“Sanctioned Country” means, at any time, a country, territory or region which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Her Majesty’s Treasury of the United Kingdom (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” means the U.S. Securities and Exchange Commission.

“Section 5.04 Financials” means the financial statements delivered, or required to be delivered, pursuant to Sections 5.04(a) and (b).

“Secured Indebtedness” means any Indebtedness of the Borrowers or any of its Restricted Subsidiaries secured by a Lien.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Hedging Obligations owing to one or more Lenders or their respective Affiliates (whether absolute or contingent); provided that such Lender (other than CDF) or its Affiliate, as the case may be, has complied with the provisions of Section 2.28 with respect to such Banking Services Obligations and/or Hedging Obligations. Notwithstanding the foregoing, the definition of “Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any Secured Obligations of any Guarantor.

“Secured Parties” means the “Secured Parties” as defined in the Guarantee and Collateral Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the Guarantee and Collateral Agreement, the Intellectual Property Security Agreements, the Perfection Certificate, the Intercreditor Agreement, any bailee, landlord or mortgagee waiver, any blocked account or control agreement, and each of the other instruments and documents executed and delivered with respect to the Collateral pursuant to Section 5.09 or 5.10 or otherwise.

“Senior Secured Net Leverage Ratio” means, as of any date, the ratio of (i) (A) Consolidated Funded Indebtedness on such date that is not Subordinated Indebtedness and that is secured by a Lien on property of the Borrowers or any of the Borrowers’ Restricted Subsidiaries, including all Capitalized Lease Obligations, at such date minus (B) the lesser of (x) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Borrowers and Borrowers’ Restricted Subsidiaries and held by the Borrowers and Borrowers’ Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP and (y) $20,000,000, to (ii) Consolidated EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Similar Business” means any business and any services, activities or businesses incidental, or directly related or similar to, or complementary to any line of business engaged in by the Borrowers and Borrowers’ Subsidiaries on the Closing Date or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” and “Solvency” mean, with respect to any Person or Persons on any date of determination, that on such date such Person or Persons (a) the Fair Value of the assets of such Person or Persons taken as a whole exceeds their Stated Liabilities and Identified Contingent Liabilities, (b) the Present Fair Salable Value of the assets of such Person or Persons taken as a whole exceeds the amount that will be required to pay the probable liability of their Stated Liabilities and Identified Contingent Liabilities, (c) such Person or Persons taken as a whole are not engaged in, and are not about to engage in, business for which they have Unreasonably Small Capital and (d) such Person or Persons taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature. For purposes of the definitions of “Solvent” and “Solvency”, the following terms or phrases used in this definition have the following meanings: (i) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of any Person or Persons taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act; (ii) “Present Fair Salable Value” means the amount that could reasonably be expected to be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of any Person or Persons taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated; (iii) “Stated Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of any Person or Persons taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of this Agreement and the Revolving Credit Agreement, the making of the loans hereunder and thereunder and the use of proceeds of such loans on any date of determination), determined in accordance with GAAP consistently applied; (iv) “Identified Contingent Liabilities” means the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of any Person or Persons taken as a whole after giving effect to the Transactions (including the execution and delivery of this Agreement, the Revolving Credit Agreement, the making of the loans thereunder and the use of proceeds of such loans on any date of determination) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of any Person or Persons (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5); (v) “Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature” means any Person or Persons taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of Identified Contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by any Person or Persons as reflected in the projected financial statements and in light of the anticipated credit capacity; (vi) “Do not have Unreasonably Small Capital” means any Person or Persons taken as a whole after consummation of the Transactions

(including the execution and delivery of this Agreement, the Revolving Credit Agreement, the making of the loans thereunder and the use of proceeds of such loans on any date of determination) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for such period.

“SPC” has the meaning assigned to such term in Section 9.04(j).

“Specified Contribution” has the meaning assigned to such term in Section 7.02.

“Specified Event of Default” means an Event of Default under clause (b), (c), (g) or (h) of Section 7.01.

“Specified Transaction” shall mean any Investment that results in a Person becoming a Restricted Subsidiary, any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, any acquisition or any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of a Borrower, any Investment constituting an acquisition of assets constituting a business unit, line of business or division of, or all or substantially all of the Equity Interests of, another Person or any Disposition of a business unit, line of business or division of a Borrower or a Restricted Subsidiary, in each case whether by merger, consolidation, amalgamation or otherwise, or any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), any Restricted Payment, or Incremental Term Loan (as defined in the Term Loan Agreement) that by the terms of the Term Loan Agreement requires such test to be calculated on a “pro forma basis” or after giving “pro forma effect” thereto.

“Sponsor” means Clearlake Capital Group, L.P. and any of its Affiliates, and funds or partnerships managed or advised by any of them or any of their respective Affiliates, but not including, however, any portfolio company of any of the foregoing (including Holdings, the Lead Borrower or any of Borrowers’ Subsidiaries) or any Debt Fund Affiliate.

“Sponsor Management Agreement” means that certain Amended and Restated Management and Monitoring Services Agreement by and between C1 Investment Corp., a Delaware corporation, the Lead Borrower and the Sponsor, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrowers and the Guarantors which is by its terms subordinated in right of payment to the Obligations of the Borrowers or such Guarantor, as applicable.

“Subsidiary” or “subsidiary” means, with respect to any Person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned or held by the parent, one or more subsidiaries of the parent or a combination thereof. Unless otherwise specified, “Subsidiary” and “subsidiary” means any subsidiary of the Borrowers.

“Subsidiary Guarantor” means each subsidiary listed on Schedule 1.01(a), and each other subsidiary that is or becomes a party to the Guarantee and Collateral Agreement pursuant to Section 5.09 or otherwise.

“Successor Company” has the meaning assigned to such term in Section 6.04(a)(i).

“Successor Person” has the meaning assigned to such term in Section 6.04(c)(i).

“Supermajority Lenders” means, at any time, Lenders having Revolving Exposure and unused Revolving Commitments representing at least 66.67% of the sum of the total Revolving Exposure and unused Revolving Commitments at such time; provided, that if there are two or more Lenders that are not Affiliates of each other, an affirmative vote of the “Supermajority Lenders” shall require the affirmative vote of no fewer than two Lenders that are not Affiliates of each other.

“Swingline Commitment” means the commitment of the Swingline Lender to make loans pursuant to Section 2.22.

“Swingline Exposure” means, at any time, the sum of the aggregate of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall be its Pro Rata Percentage of the aggregate Swingline Exposure.

“Swingline Lender” means CDF, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.22.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.

“Term Loans” means term loans made available to the Borrowers pursuant to the Term Loan Agreement.

“Term Loan Agreement” means that certain Term Loan Agreement, dated as of June 20, 2017, among Holdings, the Lead Borrower, JPMorgan Chase Bank, N.A., as the administrative agent and the collateral agent, and the Lenders (as defined therein), as amended, restated, amended and restated, supplemented or otherwise modified through the date hereof.

“Term Loan Documents” means the “Loan Documents” under and as defined in the Term Loan Agreement.

“Term Loan Obligations” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Loan Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Termination Date” means the date upon which all Commitments have terminated, no Floorplan Advances, Floorplan Obligations or Letters of Credit are outstanding (or if Floorplan Advances, Floorplan Obligations or Letters of Credit remain outstanding, as to which the Administrative Agent has been furnished a cash deposit or a back up standby letter of credit in accordance with the terms of this Agreement), and the Loans, Floorplan Advances and LC Exposure, together with all interest, fees and other non-contingent Secured Obligations, have been paid in full in cash.

“Total Net Leverage Ratio” means, as of any date, the ratio of (i) (A) Consolidated Funded Indebtedness on such date minus (B) the lesser of (x) the amount of cash and Cash Equivalents in excess of any Restricted Cash that would be stated on the balance sheet of the Borrowers and their respective Restricted Subsidiaries and held by the Borrowers and their respective Restricted Subsidiaries as of such date of determination, as determined in accordance with GAAP and (y) $20,000,000, to (ii) Consolidated EBITDA for the most recently ended four fiscal quarters ending immediately prior to such date for which Section 5.04 Financials have been delivered to the Administrative Agent.

“Transaction Expenses” means any fees, costs or expenses incurred or paid by the Borrowers (or any direct or indirect parent of the Borrowers) or any of Borrowers’ Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” means, collectively, (a) the execution of this Agreement and the Term Loan Agreement, (b) the funding of the Term Loans and the repayment in full of the Existing Term Debt (as defined in the Term Loan Agreement) with the proceeds thereof by the Lead Borrower on the Closing Date, (d) the consummation of the other transactions contemplated by the Loan Documents, and (e) the payment of the Transaction Expenses.

“Transaction Statement” means, with respect to a Floorplan Obligation, the transaction statement issued by Floorplan Funding Agent to Borrowers which sets forth the applicable Floorplan Payment Due Date.

“Treasury Capital Stock” has the meaning set forth in Section 6.03(b)(ii).

“Trigger Period” has the meaning set forth in Section 6.13.

“Trigger Year” means any fiscal year of the Borrowers during which two or more “triggering events” have occurred or on the last day of which a “triggering event” exists.

“triggering event” has the meaning set forth in Section 6.13.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” means the Adjusted LIBO Rate and the Alternate Base Rate.

“Unbilled Accounts Reserves” means without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, reserves in the initial amount of $5,000,000 established as of the Closing Date and continuing until the Administrative Agent determines in its sole discretion that Borrowers have sufficiently segregated billed and unbilled Accounts such that unbilled Accounts are easily identifiable and reportable as unbilled Accounts.

“Unfinanced Capital Expenditures” means all Capital Expenditures that are not financed with the proceeds of any Indebtedness (except for the proceeds of Revolving Loans), other than (a) the purchase price paid in connection with any acquisition permitted hereunder, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (c) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (d) expenditures to the extent that they are actually paid for by any Person other than a Borrower or any of their Restricted Subsidiaries and for which no Borrower or any of their Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (e) the purchase price of equipment that is purchased with insurance proceeds received in respect of equipment subject to a casualty or condemnation event and (f) property, plant and equipment taken in settlement of accounts.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Cash and Cash Equivalents” means, at any date of determination, the aggregate amount of cash and Cash Equivalents that would be listed on the consolidated balance sheet of the Lead Borrower prepared in accordance with GAAP to the extent such cash is not Restricted Cash.

“Unrestricted Subsidiary” means:

(a) any subsidiary of the Borrowers which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrowers, as provided in Section 5.11); and

(b) any subsidiary of an Unrestricted Subsidiary.

“USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Equity Interests” of any Person as of any date, means the Equity Interests of such Person that are at such time entitled to vote for the election of the Governing Board (or members thereof) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments.

“Wells Fargo” has the meaning set forth in the preamble.

“Wholly-Owned Subsidiary” of any Person means a subsidiary of such Person, 100% of the Equity Interests of which (other than directors’ qualifying shares) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references to “knowledge” of any Loan Party or a Restricted Subsidiary of the Borrowers means the actual knowledge of a Responsible Officer, or the knowledge of a Responsible Officer would have obtained if he or she had engaged in good faith performance of his or her duties.

All references herein to Articles, Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio (and the financial definitions used therein) shall be construed in accordance with GAAP, as in effect on the Closing Date; provided, however, that if the Lead Borrower notifies the Administrative Agent that the Borrowers wish to amend the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Secured

Net Leverage Ratio or any financial definition used therein to implement the effect of any change in GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies the Lead Borrower that the Required Lenders wish to amend the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio or any financial definition used therein for such purpose), then the Borrowers and the Administrative Agent shall negotiate in good faith to amend the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in GAAP; provided that all determinations made pursuant to the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio or any financial definition used therein shall be determined on the basis of GAAP as applied and in effect immediately before the relevant change in GAAP or the application thereof became effective, until the Fixed Charge Coverage Ratio, the Total Net Leverage Ratio and the Senior Secured Net Leverage Ratio or such financial definition is amended; provided, further, that, if at any time after the Closing Date, any obligations of the Borrowers or any of the Restricted Subsidiaries that would not have constituted Indebtedness as of the Closing Date are recharacterized as Indebtedness in accordance with any relevant changes in GAAP, such recharacterized obligations shall not be considered Indebtedness for all purposes hereunder. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, as in effect from time to time. The words “date hereof” and “date of this Agreement” and words of similar import mean the Closing Date.

Section 1.03. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.04. Rounding. The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

Section 1.05. References to Agreements and Laws. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Loan Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Loan Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable) in New York City.

Section 1.07. Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that with respect to any payment of interest on or principal of Eurodollar Loans, if such extension would cause any such payment to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.08. Pro Forma Calculations. For purposes of determining whether any action is otherwise permitted to be taken hereunder, the Fixed Charge Coverage Ratio, Total Net Leverage Ratio and Senior Secured Net Leverage Ratio shall be calculated as follows:

(a) In the event that any Borrower or Restricted Subsidiary (i) incurs, redeems, retires or extinguishes any Indebtedness or (ii) issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which such ratio is being calculated but prior to or simultaneously with the event for which the calculation of such ratio is made (a “Ratio Calculation Date”), then such ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

(b) For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business made (or committed to be made pursuant to a definitive agreement) during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the relevant Ratio Calculation Date, and other operational changes that any Borrower or any of its Restricted Subsidiaries has made during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with such Ratio Calculation Date shall be calculated on a pro forma basis in accordance with GAAP as of the date the most recent period for which Section 5.04 Financials have been delivered, assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into any Borrower or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, Disposition, merger, amalgamation, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then such ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, Disposition, merger, consolidation, discontinued operation or operational change had occurred at the beginning of the applicable four-quarter period.

(c) For purposes of this Section 1.08, whenever pro forma effect is to be given to any Investment, acquisition, Disposition, merger, amalgamation, consolidation, discontinued operation or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Lead Borrower as set forth in an Officer’s Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition, amalgamation, merger or operational change (including, to the extent applicable, from the Transactions); provided that such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable and otherwise comply with the limitations set forth in the definition of “Consolidated EBITDA”.

(d) Interest on a Capitalized Lease Obligation shall be deemed to accrue at the interest rate reasonably determined by a responsible financial or accounting officer of the Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Lead Borrower may designate.

Section 1.09. Leases. Notwithstanding anything herein to the contrary, all leases of equipment (whether operating or Capitalized Lease Obligations) entered into by the Borrowers and Borrowers’ Subsidiaries in connection with Bundled Solutions shall be disregarded with respect to any calculation involving leases to the extent such leases are assigned to a Bundled Solutions customer or are otherwise supported by back-to-back leases of such equipment to a Bundled Solutions customer, in each case in the ordinary course of business.

Section 1.10. Lead Borrower. Each Borrower hereby appoints Lead Borrower as “Lead Borrower”. Each of the Borrowers hereby directs the Administrative Agent to disburse the proceeds of each Loan and Floorplan Advance to or at the direction of the Lead Borrower, with such directions to be subject to approval of the Administrative Agent in its discretion, and such distribution will, in all circumstances, be deemed to be made to each of the Borrowers. From time to time, Lead Borrower shall further direct the disbursement of the Loans and Floorplan Advances for the account of each Borrower, and each Borrower represents and warrants that the subsequent receipt and use of such proceeds by any particular Borrowers inures to the economic benefit directly and indirectly of each Borrower. For so long as this Agreement is in effect, each Borrower hereby covenants and agrees, and hereby grants to the Lead Borrower an absolute and irrevocable power of attorney coupled with interest, and irrevocably designates, appoints, authorizes and directs the Lead Borrower to (a) certify the consolidated financial statements of Borrowers, (b) request Loans and Floorplan Advances, and execute and deliver written requests for Loans and Floorplan Advances, (c) request the issuance of Letters of Credit, (d) make any other deliveries required to be delivered periodically hereunder to the Administrative Agent, and to act on behalf of such Borrowers for purposes of giving and receiving notices and certificate under this Agreement or any other document related to this Agreement. The Agents are entitled to rely and act on the instructions of the Lead Borrower.

Section 1.11. Limited Conditions Transactions.

(a) In the case of (i) the incurrence of any Indebtedness (other than Indebtedness under the Term Loan Agreement or any Incremental Equivalent Debt (as defined in the Term Loan Agreement), which shall remain subject to the terms and conditions applicable thereto pursuant to the terms of the Term Loan Agreement with respect to the impact, if any, of any Limited Condition Transaction) or Liens or the making of any Investments, consolidations, mergers or other fundamental changes pursuant to Section 6.04, Restricted Payments, or any prepayments of other Indebtedness pursuant to Section 6.03, in each case, in connection with a Limited Condition Transaction or (ii) determining compliance with representations and warranties or the occurrence of any Default or Event of Default, in each case, in connection with a Limited Condition Transaction (other than for purposes of the incurrence of Indebtedness under the Term Loan Agreement or any Incremental Equivalent Debt (as defined in the Term Loan Agreement), each of which shall remain subject to the terms and conditions applicable thereto pursuant to the terms of the Term Loan Agreement with respect to the impact, if any, of any Limited Condition Transaction), if the Lead Borrower has made an LCT Election, the relevant ratios, the amount of any basket based on Consolidated EBITDA or Consolidated Total Assets, the accuracy of any representations and warranties, and the existence of any Default or Event of Default shall be determined as of the date a definitive acquisition agreement for any such Limited Condition Transaction (a “Limited Condition Transaction Agreement”) is entered into (the “LCT Test Date”) (provided that such Limited Condition Transaction and any other pro forma events in connection therewith are consummated prior to the earlier of (x) 180 days after the LCT Test Date and (y) the drop-dead date in the definitive acquisition agreement for such Limited Condition Transaction), and determined as if such Limited Condition Transaction (and any other pending Limited Condition Transaction) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Transaction), including the incurrence of Indebtedness and the use of proceeds thereof, were consummated on such LCT Test Date; provided that if the Lead Borrower has made an LCT Election, in connection with measuring compliance with any Section of Article VI following such date and prior to the earlier of the date on which (x) such Limited Condition Transaction is consummated, (y) the applicable Limited Condition Transaction Agreement is terminated or (z) the time period for consummation thereof pursuant to the applicable Limited Condition Transaction Agreement has expired, any ratio shall be calculated (A) on a pro forma basis assuming such Limited Condition Transaction (and any other pending Limited Condition Transaction) and other pro forma events in connection therewith (and in connection with any other pending Limited Condition Transaction) have been consummated, except that (other than solely with respect to the applicable incurrence test under which such Limited Condition Transaction or other transaction in connection therewith is being made) Consolidated EBITDA, Consolidated Total Assets and Consolidated Net Income of any target of such Limited Condition Transaction can only be used in the determination of the relevant ratios and baskets if and when such Limited Condition Transaction has closed, and (B) solely with respect to Restricted Payments and prepayments of other Indebtedness pursuant to Section 6.03, on a stand-alone basis without giving pro forma effect to such Limited Condition Transaction (or any other pending Limited Condition Transaction) or other events in connection therewith.

(b) Notwithstanding anything set forth herein to the contrary, any determination in connection with a Limited Condition Transaction of compliance with representations and warranties or as to the occurrence or absence of any Default or Event of Default hereunder as of the date the applicable Limited Condition Transaction Agreement (rather than the date of consummation of the applicable Limited Condition Transaction), shall not be deemed to constitute a waiver of or consent to any breach of representations and warranties hereunder or any Default or Event of Default hereunder that may exist at the time of consummation of such Limited Condition Transaction.

Section 1.12. Basket Amounts and Application of Multiple Relevant Provisions. For purposes of determining compliance with any Section of Article VI at any time, in the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), Disposition, merger or consolidation, Restricted Payment, Affiliate transaction, contractual requirement or prepayment of Indebtedness meets, at the time of such transaction, the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at such time shall be permitted under one or more of such clauses as determined by the Borrowers in their sole discretion at such time, and thereafter may be reclassified or divided (as if incurred or made at such later time) among one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, as applicable, by the Borrowers in their sole discretion so long as such transaction would be permitted to be incurred or made under such Sections, as applicable, at the time of such reclassification or division; provided that no reclassification or division shall be permitted with respect to Section 6.01(b)(i) or (xv) or clauses (f) (with respect to Section 6.01(b)(xv) only) or (z) of the definition of “Permitted Liens”. Notwithstanding anything set forth herein to the contrary, unless specifically stated otherwise herein, any carve-out, basket, exclusion or exception to any affirmative, negative or other covenant in this Agreement or the other Loan Documents may be used together by any Loan Party and the Restricted Subsidiaries without limitation for any purpose not prohibited hereby.

Section 1.13. Certifications. All certifications to be made hereunder or under any other Loan Document by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II

THE CREDITS

Section 2.01. Commitments. Subject to the terms and conditions herein set forth, each Lender severally agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the total Revolving Exposure exceeding the lesser of (x) the sum of the total Revolving Commitments or (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.25. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

Section 2.02. Revolving Loans and Borrowings; Funding of Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.22. Any Protective Advance shall be made in accordance with the procedures set forth in Section 2.25.

(b) Subject to Sections 2.02(e), 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Lead Borrower may request in accordance herewith; provided that all Borrowings made on the Closing Date and at all times after the Closing Date until the earlier to occur of the completion of the primary syndication of the Loans and Commitments as determined by the Administrative Agent and the fifteenth Business Day after the Closing Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings thereafter in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight (8) Eurodollar Borrowings outstanding.

(c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:30 p.m. to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Pro Rata Percentage; provided that, Swingline Loans shall be made as provided in Section 2.22. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts so received, in like funds, to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.23(e) shall be remitted by the Administrative Agent to the Applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent.

(d) Unless the Administrative Agent has received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(e) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Lead Borrower shall notify the Administrative Agent of such request either in writing (delivered by hand or facsimile) in a form approved by the Administrative Agent and signed by the Lead Borrower or by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:30 p.m., three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:30 p.m. on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.23(e) may be given not later than 12:30 p.m. on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Lead Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.” If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. Repayment of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and the thirtieth Business Day after such Protective Advance is made.

(b) At all times that cash dominion is in effect pursuant to Section 6.01(b) of the Guarantee and Collateral Agreement, on each Business Day, the Administrative Agent shall apply all funds credited to the Collection Account the previous Business Day (whether or not immediately available) first to prepay any Protective Advances that may be outstanding, second to prepay the Loans (including Swingline Loans) until paid in full, and third to cash collateralize outstanding LC Exposure and Floorplan Advances.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note in substantially the form of Exhibit G with appropriate insertions and deletions (each a “Note”). In such event, the Borrowers shall execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.05. Fees.

(a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a per annum rate equal to the Applicable Commitment Fee Percentage multiplied by the average daily unused amount (it being understood that the outstanding Floorplan Advances and undrawn amount of Letters of Credit shall be treated as utilization of the Revolving Commitment for purposes of calculating the Applicable Commitment Fee Percentage) of the Available Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of each March, June, September and December and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit at a per annum rate equal to the Applicable Percentage applicable to Eurodollar Loans, on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, cancellation, negotiation, transfer, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar quarter shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 15 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed.

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent, including, without limitation, the fees contemplated in the Agent Fee Letter.

Section 2.06. Interest on Loans; Floorplan Advances.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Each Protective Advance shall bear interest at the Alternate Base Rate plus the Applicable Percentage in effect from time to time plus 2%.

(d) The Floorplan Funding Agent will pay to each Lender interest on such Lender’s Pro Rata Percentage of the average daily balance of Floorplan Advances during each month or portion thereof at a per annum interest rate equal to the Adjusted LIBO Rate plus the Applicable Percentage (in the manner as of the Floorplan Advance were a Eurodollar Revolving Loan), and shall be paid to each Lender by the Floorplan Funding Agent from the date of funding by such Lender of such Lender’s Pro Rata Percentage of each Floorplan Advance to the Floorplan Payment Due Date for such Floorplan Advance. For avoidance of doubt, all interest accruing on each Floorplan Advance after the Floorplan Payment Due Date for such Floorplan Advance, is the sole responsibility of Borrowers and the Floorplan Funding Agent will remit to Lenders, out of any good collected funds interest received from Borrowers, each Lender’s Pro Rata Percentage of such interest remitted by Borrowers pursuant to the provisions of this Agreement, either as interest accruing as a Revolving Loan or otherwise. Vendor or manufacturer discounts afforded the Floorplan Funding Agent shall not constitute interest for purposes of this Agreement.

(e) Interest, including interest payable pursuant to Section 2.07, shall be computed on the basis of the actual number of days elapsed over a year of 360 days (other than computations of interest for ABR Loans, which shall be made by the Administrative Agent on the basis of the actual number of days elapsed over a year of 365 or 366 day, as applicable) and shall be calculated from and including the date of the Borrowing to, but excluding, the date of repayment thereof. Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan and upon termination of the Commitments, except that (i) interest accrued pursuant to Section 2.07 shall be payable on demand of the Required Lenders, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.07. Default Interest. If a Specified Event of Default shall have occurred and shall be continuing, by acceleration or otherwise, then, upon the request of the Required Lenders, to the extent permitted by law, principal and interest of Loans and fees due hereunder shall bear interest (after as well as before judgment), payable on demand, (a) in the case of principal or interest of a Loan, at the rate otherwise applicable to such Loan pursuant to Section 2.06 plus 2.00% per annum and (b) with respect to fees, at a rate per annum equal to the rate that would be applicable to an ABR Loan plus 2.00% per annum.

Section 2.08. Alternate Rate of Interest. In the event, and on each occasion, that (i) the Administrative Agent has reasonably determined that deposits in the principal amounts and denominations of the Eurodollar Loans comprising any Eurodollar Borrowing are not generally available in the London interbank market, or that the rates at which such deposits are being offered in the London interbank market will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during the applicable Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or (ii) the Required Lenders notify the Administrative Agent that the Adjusted LIBO Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans for such Interest Period, the Administrative Agent shall, as soon as practicable thereafter, give written or fax notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent has advised the Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist (which the Administrative Agent agrees to give promptly after such circumstances no longer exist), each affected Eurodollar Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into an ABR Loan and the obligations of the Lenders to make Eurodollar Loans denominated in dollars or to convert ABR Loans into Eurodollar Loans shall be suspended until the Administrative Agent shall notify the Lead Borrower that the Required Lenders have determined that the circumstances causing such suspension no longer exist. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

Section 2.09. Termination and Reduction of Commitments.

(a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or a back up standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 103% of the LC Exposure as of such date), (iii) the furnishing to the Administrative Agent of a cash deposit (or a standby letter of credit reasonably satisfactory to the Administrative Agent) equal to 100% of the Floorplan Advances as of such date, (iv) the payment in full of the accrued and unpaid fees, and (v) the payment in full of all reimbursable expenses and other Obligations (including Floorplan Obligations) together with accrued and unpaid interest thereon. The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not reduce the Revolving Commitments if (A) after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.04(b), the total Revolving Exposure would exceed the lesser of the total Revolving Commitments and the Borrowing Base or (B) after giving effect to such reduction, the aggregate amount of the Lenders’ Revolving Commitments is less than $25,000,000.

(c) The Lead Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Lead Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Lead Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.10. Conversion and Continuation of Borrowings. The Borrowers have the right at any time (subject to Section 2.02(b)) upon prior written or fax notice to the Administrative Agent (i) not later than 12:30 p.m., one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing and (ii) not later than 12:30 p.m., three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, subject in each case to the following:

(a) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(b) if less than all of the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(b) and 2.02(c) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(c) each conversion shall be effected by each Lender and the Administrative Agent recording, for the account of such Lender, the Type of such Loan resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion; and

(d) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16.

Each notice pursuant to this Section 2.10 shall be irrevocable (subject to Sections 2.08 and 2.15) and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Lead requests be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Lead Borrower shall not have given notice in accordance with this Section 2.10 to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be converted into an ABR Borrowing. This Section shall not apply to Swingline Borrowings or Protective Advances, which shall at all times be ABR Borrowings.

Section 2.11. [Intentionally Reserved]

Section 2.12. Optional Prepayments. (a) The Borrowers have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Lead Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:30 p.m. three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 12:30 p.m. one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an Advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

Section 2.13. Mandatory Prepayments.

(a) In the event and on such occasion that the total Revolving Exposure exceeds the lesser of (i) the aggregate Revolving Commitments or (ii) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, Floorplan Advances, LC Exposure and/or Swingline Loans in an aggregate amount equal to such excess.

(b) [Intentionally Omitted.]

(c) All prepayments required by this Section 2.13 shall be applied first to prepay any Protective Advances that may be outstanding and second to reduce the outstanding principal balance of the Revolving Loans, including Swingline Loans (without a permanent reduction of the Revolving Commitment) and to cash collateralize outstanding LC Exposure.

Section 2.14. Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit, compulsory loan insurance charge or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or any Issuing Bank (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender, such Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender, Floorplan Obligations or any Letter of Credit or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender or such Issuing Bank of making, continuing, converting to or maintaining any Eurodollar Loan or Floorplan Obligations or increase the cost to any Lender of issuing or maintaining any Letter of Credit or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, upon demand such additional amount or amounts as will compensate such Lender or such Issuing Bank, as the case may be, for such additional costs actually incurred or reduction actually suffered.

(b) If any Lender or any Issuing Bank has determined that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made, Floorplan Obligations paid or participations in Loans purchased by such Lender pursuant hereto or the Letters of Credit issued by such Issuing Bank pursuant hereto to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity requirements) by an amount deemed by such Lender or such Issuing Bank to be material, then the Borrowers shall pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction actually suffered.

(c) If any Lender determines in good faith in its reasonable discretion that any Change in Law shall subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (c) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Revolving Loan or Floorplan Advance or of maintaining its obligation to make any such Revolving Loan or Floorplan Advance, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs actually incurred or reduction actually suffered.

(d) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or above shall be delivered to the Lead Borrower, shall describe the applicable Change in Law, the resulting costs incurred or reduction suffered (including a calculation thereof), certifying that such Lender is generally charging such amounts to similarly situated Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate delivered by it within 30 days after its receipt of the same.

(e) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender or any Issuing Bank under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 180 days prior to such request; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 180-day period. The protection of this Section shall be available to each Lender and the respective Issuing Bank regardless of any possible contention of the invalidity or inapplicability of the Change in Law that has occurred or been imposed; provided that if, after the payment of any amounts by the Borrowers under this Section 2.14, any Change in Law in respect of which a payment was made is thereafter determined to be invalid or inapplicable to the relevant Lender, then such Lender shall, within 30 days after such determination, repay any amounts paid to it by the Borrowers hereunder in respect of such Change in Law.

Section 2.15. Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Lead Borrower and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert a Eurodollar Loan into an ABR Loan, as the case may be), unless such declaration shall be subsequently withdrawn; and

(ii) such Lender may require that all outstanding Eurodollar Loans made by such Lender shall be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Lead Borrower by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Lead Borrower. Such Lender shall withdraw such notice promptly following any date on which it becomes lawful for such Lender to make and maintain Eurodollar Loans or give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan.

Section 2.16. Indemnity. The Borrowers shall indemnify each Lender against any loss or expense that such Lender sustains or incurs as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any Eurodollar Loan to an ABR Loan or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan has been given by the Lead Borrower hereunder other than by operation of Section 2.08 (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency or currencies of a comparable amount and period from other banks in the applicable interbank market. For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate (excluding the impact of the last sentence of the “Adjusted LIBO Rate” definition) for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Adjusted LIBO Rate Loan was in fact so funded. A certificate of any Lender setting forth in reasonable detail any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Lead Borrower and shall be conclusive absent manifest error.

Section 2.17. Pro Rata Treatment; Intercreditor Agreements.

(a) Except as provided below in this Section 2.17 and as required under Section 2.13, 2.14, 2.15, 2.16 or 2.20, each Revolving Borrowing, each payment or prepayment of principal of any Revolving Borrowing, each payment of interest on the Loans, each payment of the commitment fee under Section 2.05(a) and the participation fee under Section 2.05(b), each reduction of the Revolving Commitments and each conversion of any Revolving Borrowing to or continuation of any Revolving Borrowing as a Revolving Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Revolving Commitments (or, if such Revolving Commitments has expired or been terminated, in accordance with the respective principal amounts of their respective applicable outstanding Loans). For purposes of determining the available Revolving Commitments of the Lenders at any time, each outstanding Swingline Loan shall be deemed to have utilized the Revolving

Commitments of the Lenders (including those Lenders which shall not have made Swingline Loans) pro rata in accordance with such respective Revolving Commitments. In addition, in computing such Lender’s portion of any Revolving Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Revolving Borrowing to the next higher or lower whole dollar amount.

(b) Notwithstanding anything to the contrary contained in this Agreement, any payment or other distribution (whether from proceeds of collateral or any other source, whether in the form of cash, securities or otherwise, and whether made by any Loan Party or in connection with any exercise of remedies by the Administrative Agent or any Lender) (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Lead Borrower), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.13) or (C) amounts to be applied from the Collection Account when cash dominion is in effect pursuant to Section 6.01(b) of the Guarantee and Collateral Agreement (which shall be applied in accordance with Section 2.04(b)) or (ii) made or applied in respect of any of the Obligations during the existence of an Event of Default under Sections 7.01(b) or (c) or during the existence of any other Event of Default (if the Administrative Agent or the Required Lenders so direct) or during or in connection with Insolvency Proceedings involving any Loan Party (or any plan of liquidation, distribution or reorganization in connection therewith), shall be made or applied, as the case may be, in the following order of priority (with higher priority Obligations to be paid in full prior to any payment or other distribution in respect of lower priority Obligations): (i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Banks in their capacity as such (ratably among the Administrative Agent and the Issuing Banks in proportion to the respective amounts described in this clause first payable to them) (other than in connection with amounts constituting Banking Services Obligations or Hedging Obligations); (ii) second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among such Lenders in proportion to the respective amounts described in this clause second payable to them) (other than in connection with amounts constituting Banking Services Obligations or Hedging Obligations); (iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including any default interest) on the Protective Advances, including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Protective Advances, (v) fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest (including any default interest) on the Revolving Loans, Swingline Loans, Post-Default Floorplan Obligations and LC Exposure (ratably among such Lenders in proportion to the respective amounts described in this clause fifth payable to them), including interest accruing after the filing or commencement of any Insolvency Proceedings in respect of any Loan Party, whether or not any claim for post-filing or post-petition interest is or would be allowed, allowable or otherwise enforceable in any such Insolvency Proceedings; (vi) sixth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans, Swingline Loans, unpaid LC Disbursements, LC Exposure and Floorplan Advances (including any termination payments and any accrued and unpaid interest thereon) (ratably among such Lenders in proportion to the respective amounts described in this clause sixth held by them); (vii) seventh, to the Administrative Agent for the account of the Issuing Banks, to cash collateralize all Letters of Credit then outstanding; (viii) eighth, to payment of any amounts owing with respect to Banking Services Obligations and Hedging Obligations, in each case to the extent constituting Secured Obligations; (ix) ninth, to the payment of any other Secured Obligation due to any Agent or any Lender or any of their respective Affiliates; and (x) last, in the case of proceeds of collateral, the balance, if any, thereof, after all of the Secured Obligations have been paid in full, to the Borrowers or as otherwise required by applicable law. Each Lender agrees that the provisions of this Section 2.17 (including the priority of the Secured Obligations as set forth herein) constitute an intercreditor agreement among them for value received that is independent of any value received from the Loan Parties, and that such agreement shall be enforceable as against each Lender, including in any Insolvency Proceedings in respect of any Loan Party, to the same extent that such agreement is enforceable under applicable non-bankruptcy law (including pursuant to Section 510(a) of the U.S. federal Bankruptcy Code or any comparable provision of applicable insolvency law), and that, if any Lender receives any payment or distribution in respect of any Obligation (including in connection with any Insolvency Proceedings or any plan of liquidation, distribution or reorganization therein) to which such Lender is not entitled in accordance with the priorities set forth in this Section 2.17, such amount shall be held in trust by such Lender for the benefit of the Person or Persons entitled to such payment or distribution hereunder, and promptly shall be turned over by such Lender to the Administrative Agent for distribution to the Person or Persons entitled to such payment or distribution in accordance with this Section 2.17. Notwithstanding anything in this Agreement or the Loan Documents to the contrary, amounts received from any Guarantor that is not a Qualified ECP Guarantor shall not be applied to any Excluded Swap Obligations of such Guarantor.

(c) At the election of the Administrative Agent, (A) all payments of principal, interest and LC Disbursements and (B) upon the occurrence and during the continuance of an Event of Default, all payments of fees, premiums, reimbursable expenses (including all reimbursement for fees and expenses pursuant to Section 9.05), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Lead Borrower pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of the Borrowers maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans), but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.05), and that all such Borrowings shall be deemed to have been requested pursuant to Sections 2.03, 2.22 or 2.25, as applicable and (ii) upon the occurrence and during the continuance of an Event of Default, the Administrative Agent to charge any deposit account of the Borrowers maintained with the Administrative Agent for each payment of principal, interest and fees as it become due hereunder or any other amount due under the Loan Document.

Section 2.18. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or other Loan Party, or pursuant to a secured claim under the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any Debtor Relief Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan, Floorplan Obligations or LC Disbursement as a result of which the unpaid principal portion of its Loans, Floorplan Obligations and participations in LC Disbursements shall be proportionately less than the unpaid principal portion of the Loans, Floorplan Obligations and participations in LC Disbursements of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans, Floorplan Obligations and LC Exposure of such other Lender, so that the aggregate unpaid principal amount of the Loans, Floorplan Obligations and LC Exposure and participations in Loans, Floorplan Obligations and LC Exposure held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans, Floorplan Obligations and LC Exposure then outstanding as the principal amount of its Loans, Floorplan Obligations and LC Exposure prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans, Floorplan Obligations and LC Exposure outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant. The Borrowers expressly consent to the foregoing arrangements and agrees that any Lender holding a participation in a Loan, Floorplan Obligations or LC Disbursement deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrowers to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrowers in the amount of such participation.

Section 2.19. Payments. The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 3:00 p.m. on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1100 Abernathy Road, 15th Floor, Atlanta, Georgia 30328, except payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. At all times that cash dominion is in effect pursuant to

Section 6.01(b) of the Guarantee and Collateral Agreement, solely for purposes of determining the amount of Loans available for borrowing purposes, checks (in addition to immediately available funds applied pursuant to Section 2.04(b)) from collections of items of payment and proceeds of any Collateral shall be applied in whole or in part against the Obligations, on the Business Day of receipt, if received prior to 3:00 p.m. on such Business Day, and otherwise on the Business Day after receipt, in each case subject to actual collection.

Section 2.20. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes; provided, that if any Indemnified Taxes are required to be withheld or deducted from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.20) the Administrative Agent or Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrowers or such Loan Party shall make such deductions or withholdings and (iii) the Borrowers or such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, in each case, whether or not such Indemnified Taxes (but not Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that if, after the payment of any amounts by the Borrowers under this Section, any such Indemnified Taxes in respect of which a payment was made are thereafter determined to have been incorrectly or illegally imposed, then the relevant recipient of such payment shall, within 30 days after such determination, repay any amounts paid to it by the Borrowers hereunder in respect of such Indemnified Taxes; provided, further, that the Borrowers shall not be required to indemnify the Administrative Agent or any Lender pursuant to this Section 2.20(c) for any amounts incurred more than six months prior to the date the Administrative Agent, such Lender or Issuing Bank, as applicable, notifies the Borrowers of its intention to claim compensation therefor. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on behalf of itself, a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by the Borrowers or any other Loan Party to a Governmental Authority, the Lead Borrower shall deliver to the Administrative Agent the original or a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent and any Lender or Issuing Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Administrative Agent, at the time or times reasonably requested by the Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Administrative Agent and any Lender or Issuing Bank, if reasonably requested by the Lead Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Lead Borrower or the Administrative Agent as will enable the Lead Borrower or the Administrative Agent to determine whether or not such Administrative Agent, Lender or Issuing Bank is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing:

(i) Each Foreign Lender shall (a) furnish to the Lead Borrower (with a copy to the Administrative Agent) on or before the date it becomes a party to the Agreement either (i) two accurate and complete originally executed copies of IRS Form W-8BEN or W-8BEN-E (or successor form), (ii) two accurate and complete originally executed copies of IRS Form W-8ECI (or successor form) or (iii) two accurate and complete originally executed copies of IRS Form W-8IMY (or successor form) together with any required attachments, certifying, in any case, to such Foreign Lender’s legal entitlement to an exemption or reduction from U.S. federal withholding tax with respect to all payments hereunder and (b) provide to the Lead Borrower (with a copy to the Administrative Agent) a new Form W-8BEN or W-8BEN-E (or successor form), Form W-8ECI (or successor form) or Form W-8IMY (or successor form) together with any required attachments upon (i) the expiration, inaccuracy or obsolescence of any previously delivered form to reconfirm any complete exemption from, or any entitlement to a reduction in, U.S. federal withholding tax with respect to any payment hereunder, (ii) the occurrence of any event requiring a change in the most recent form previously delivered by it and (iii) from time to time if requested by the Borrowers or the Administrative Agent; provided that any Foreign Lender that is relying on the so-called “portfolio interest exemption” shall also furnish a “Non-Bank Certificate” in the form of Exhibit E together with a Form W-8BEN or W-8BEN-E (or successor form). If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Administrative Agent and the Lead Borrower documentation, at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Administrative Agent, prescribed by the Internal Revenue Service (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Administrative Agent as may be necessary to demonstrate that such Lender has complied with applicable reporting requirements of FATCA so that payments made to such Lender hereunder would not be subject to U.S. federal withholding taxes under FATCA, or, if necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.20(e)(i), “FATCA” shall include any amendments made to FATCA or successors thereto after the date of this Agreement. Notwithstanding any other provision of this paragraph, a Foreign Lender shall not be required to deliver any form pursuant to this paragraph that such Foreign Lender is not legally entitled to deliver.

(f) Any Administrative Agent, Lender or Issuing Bank that is a United States Person, or the Administrative Agent if it is a United States Person, in either case as defined in Section 7701(a)(30) of the Code, shall deliver to the Lead Borrower (with a copy to the Administrative Agent), at the times specified in Section 2.20(e), two accurate and complete original signed copies of IRS Form W- 9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States back-up withholding requirements.

(g) In the event that the Borrowers is resident in or conducts business in Puerto Rico, each Lender or Issuing Bank that is not a resident of Puerto Rico for Puerto Rican Tax purposes shall file any certificate or document reasonably requested by the Lead Borrower and, when prescribed by applicable law and reasonably requested by the Lead Borrower, update or renew any such certificate or document, pursuant to any applicable law or regulation, if such filing (i) would eliminate or reduce the amount of withholding Taxes imposed by Puerto Rico with respect to any payment hereunder and (ii) would not, in the sole discretion of such Lender, result in a legal, economic or regulatory disadvantage to such Lender.

(h) If the Administrative Agent, a Lender or Issuing Bank determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.20 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or such Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that (i) the Borrowers, upon the request of the Administrative Agent, such Lender or Issuing Bank, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such Governmental Authority and (ii) this paragraph shall not be construed to require the Administrative Agent or any Lender party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other person.

Section 2.21. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a) If any Lender or Issuing Bank requests compensation under Section 2.14 or delivers a notice described in Section 2.15 or if the Borrowers are required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.20, then such Lender or Issuing Bank, as applicable, shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Bank, as applicable, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.20, as the case may be, in the future, (ii) would eliminate the circumstances permitting the Lender to provide a notice described in Section 2.15 and (iii) would not subject such Lender or Issuing Bank, as applicable, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Bank, as applicable. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If any Lender or Issuing Bank requests compensation under Section 2.14 or delivers a notice described in Section 2.15 or if the Borrowers are required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.20, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender or Issuing Bank and the Administrative Agent (and, in the case of a Defaulting Lender, the Floorplan Funding Agent), require such Lender or Issuing Bank, as applicable, to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrowers have received the prior written consent of the Administrative Agent (and, in the case of a Defaulting Lender, the Floorplan Funding Agent), which consent(s) shall not unreasonably be withheld, (ii) such Lender or Issuing Bank, as applicable, has received payment of an amount equal to the outstanding principal of its Loans, Floorplan Obligations and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments. A Lender or Issuing Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or Issuing Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each Lender and Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power of attorney is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 2.21.

(c) If (i) any Lender or any Issuing Bank requests compensation under Section 2.14, (ii) any Lender or any Issuing Bank delivers a notice described in Section 2.15 or (iii) the Borrowers are required to pay any additional amount to any Lender or any Issuing Bank or any Governmental Authority on account of any Lender or any Issuing Bank, pursuant to Section 2.20, then such Lender or such Issuing Bank shall use reasonable efforts (which shall not require such Lender or such Issuing Bank to take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be material) to file any certificate or document reasonably requested by the Borrowers if such filing would reduce Borrowers’ claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future.

Section 2.22. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $15,000,000, (ii) the total Revolving Exposure exceeding the lesser of the total Revolving Commitments and Availability or (iii) the aggregate principal amount of outstanding Swingline Loans (to the extent that the other Lenders shall not have funded their participations) and Revolving Exposure of the Swingline Lender (solely in its capacity as a Lender) exceeding the Revolving Commitment of the Swingline Lender; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Lead Borrower shall notify the Administrative Agent of such request by telephone (confirmed by facsimile), not later than 2:00 p.m. on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Lead Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrowers by means of a credit to the Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.23(e), by remittance to the Applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.17(c), by remittance to the Administrative Agent to be distributed to the Lenders) by 4:00 p.m. on the requested date of such Swingline Loan.

(b) The Swingline Lender may by written notice given to the Administrative Agent not later than noon on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Sections 2.02(d) and (e) with respect to Loans made by such Lender (and Sections 2.02(d) and (e) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Lead Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that has made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(c) The Administrative Agent, or the Floorplan Funding Agent, as applicable, on behalf of the Swingline Lender, shall request Settlement with the Revolving Lenders on at least a weekly basis as set forth in Section 2.30(a). Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Pro Rata Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon as specified in Section 2.02(e).

(d) If a Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on such Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Maturity Date); provided that, if on the occurrence of such Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 2.23(k)), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to the Extended Revolving Loan Commitments which will remain in effect after the occurrence of such Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Initial Maturity Date.

Section 2.23. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Lead Borrower may request the issuance of Letters of Credit in U.S. dollars for its own account or for the account of the Borrowers and any of the Subsidiary Guarantors, with each Letter of Credit being in a form reasonably acceptable to the Administrative Agent and the Applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrowers to, or entered into by the Borrowers with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Lead Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Applicable Issuing Bank) to the Applicable Issuing Bank and the Administrative Agent (prior to 12:30 p.m. at least three Business Days prior to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Applicable Issuing Bank, the Lead Borrower also shall submit a letter of credit application on the Applicable Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $15,000,000, (ii) the total Revolving Exposure shall not exceed the lesser of the total Revolving Commitments and the Borrowing Base and (iii) the Issuing Bank Issued Amount with respect to the Applicable Issuing Bank shall not exceed the Issuing Bank Individual Sublimit of the Applicable Issuing Bank.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) above unless cash collateralized or backstopped in accordance herewith).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Applicable Issuing Bank or the Revolving Lenders, the Applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Applicable Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Applicable Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Applicable Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Applicable Issuing Bank shall make any LC Disbursement in respect of such Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon on the date that such LC Disbursement is made, if the Borrowers have received notice of such LC Disbursement prior to 10:00 a.m. on such date, or, if such notice has not been received by the Borrowers prior to such time on such date, then not later than noon, on the Business Day immediately following the day that the Lead Borrower receives such notice; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.22 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the payment then due from the Borrowers, in the same manner as provided in Sections 2.02(d) and 2.02(e) with respect to Loans made by such Lender (and Sections 2.02(d) and 2.02(e) shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Applicable Issuing Bank, then to such Lenders and the Applicable Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Applicable Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of Borrowers’ obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, has any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Letter of Credit’s Applicable Issuing Bank; provided that the foregoing (including clauses (i), (ii), (iii) and (iv) of the previous sentence) shall not be construed to excuse an Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Applicable Issuing Bank shall promptly notify the Administrative Agent and the Borrowers by telephone (confirmed by facsimile) of such demand for payment and whether the Applicable Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of Borrowers’ obligation to reimburse the Applicable Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Applicable Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.07 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of an Issuing Bank and Additional Issuing Banks.

(i) Any Issuing Bank may be replaced at any time by written agreement among the Borrowers, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement,

(ii) (x) the successor Issuing Bank has all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (y) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. The Borrowers may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such Lender, designate one or more additional Lenders (not to exceed three (3) such Lenders at any time) to act as an issuing bank under the terms of this Agreement. Any Lender designated as an issuing bank pursuant to this paragraph (i)(ii) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to the other Issuing Bank and such Lender.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower receives notice from the Required Lenders (or, if the maturity of the Loans has been accelerated, the Administrative Agent) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (g) or (h) of Section 7.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent has exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’

risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all such Defaults have been cured or waived.

(k) Extended Commitments. If a Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then (i) such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 2.23(d) and (e)) under (and ratably participated in by Lenders) the Extended Revolving Loan Commitments, up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to the immediately preceding clause (i), the Borrowers shall cash collateralize any such Letter of Credit in accordance with Section 2.23(j). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of such Maturity Date with respect to Existing Revolving Loans shall have no effect upon (and shall not diminish) the percentage participations of the Lenders of Extended Revolving Loans in any Letter of Credit issued before the Initial Maturity Date.

Section 2.24. Revolving Commitment Increase.

(a) The Borrowers may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more increases in the amount of the Revolving Commitments (each such increase, a “Revolving Commitment Increase”); provided that both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Event of Default shall exist. Each Revolving Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 (or such lower amount that either (A) represents all remaining availability under the limit set forth in the next sentence or (B) is acceptable to the Administrative Agent). Notwithstanding anything to the contrary herein, the aggregate amount of the Revolving Commitment Increases shall not exceed $50,000,000. Each notice from the Lead Borrower pursuant to this Section 2.23 shall set forth the requested amount and proposed terms of the relevant Revolving Commitment Increase. Revolving Commitment Increases may be made by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”); provided that the relevant Persons under Section 9.04(b) has consented (in each case, not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s Revolving Commitment Increase, if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans to such Lender or Additional Lender. The Arranger agrees, upon the request of the Lead Borrower and pursuant to mutually satisfactory engagement and compensation arrangements, to use their commercially reasonable efforts to obtain any Additional Lenders to make any such requested Revolving Commitment Increase; provided that the Arranger’s agreement to use such efforts does not constitute a commitment to provide any such requested Revolving Commitment Increase.

(b) Commitments in respect of Revolving Commitment Increase shall become Revolving Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender agreeing to provide such Revolving Commitment Increase, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.22. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, a “Revolving Commitment Increase Closing Date”) of each of the conditions set forth in Section 4.01 (it being understood that all references to “the date of such Borrowing” or similar language in such Section 4.01 shall be deemed to refer to the effective date of such Incremental Amendment). The Borrowers may use the proceeds of Revolving Loans provided pursuant to any Revolving Commitment Increase for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Revolving Commitment Increase unless it so agrees in its sole discretion. Any Lender that fails to respond to a request to increase its Revolving Commitment shall be deemed to have declined such request.

(c) The Revolving Loans and Revolving Commitments established pursuant to this paragraph shall constitute Revolving Loans and Revolving Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such new Revolving Loans or any such new Revolving Commitments.

(d) After giving effect to any Revolving Commitment Increase, it may be the case that the outstanding Revolving Loans are not held pro rata in accordance with the new Revolving Commitments. In order to remedy the foregoing, on the effective date of the applicable Revolving Commitment Increase, the Lenders (including, without limitation, any Additional Lenders) shall make advances among themselves so that after giving effect thereto the Revolving Loans will be held by the Lenders (including, without limitation, any Additional Lenders), pro rata in accordance with the Pro Rata Percentages hereunder (after giving effect to the applicable Revolving Commitment Increase).

(e) This Section 2.24 shall supersede any provisions in Section 2.18 or 9.08 to the contrary.

Section 2.25. Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time following the occurrence and during the continuance of a Default or an Event of Default, in the Administrative Agent’s sole discretion (but has absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Floorplan Advances and the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.05) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed 5.0% of the Borrowing Base as then in effect (based on the Borrowing Base Certificate last delivered); provided, further that, the aggregate amount of Revolving Exposure (including outstanding Protective Advances) shall not exceed the aggregate Revolving Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.25(b).

(b) Upon the making of a Protective Advance by the Administrative Agent, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

Section 2.26. Floorplan.

(a) Each Floorplan Obligation shall be in Floorplan Funding Agent’s sole discretion, and the Floorplan Funding Agent does not need to show that a Material Adverse Effect has occurred, or show that any conditions of this Agreement have not been met, in order to refuse to incur a Floorplan Obligation. The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Lender all Floorplan Obligations on the corresponding Floorplan Payment Due Date should such Floorplan Obligation not be converted to a Revolving Loan on such Floorplan Payment Due Date.

(b) In the event Floorplan Funding Agent has issued a Floorplan Approval, subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make a Floorplan Advance by funding Floorplan Obligations for the account of Borrowers, the proceeds of which Floorplan Advance will be used to satisfy the applicable Floorplan Invoice (or to repay Floorplan Funding Agent if it has already paid such Floorplan Invoice).

(c) Each Floorplan Obligation and any Floorplan Advance made in respect thereof, shall be repaid by Borrowers on its Floorplan Payment Due Date, but such repayment shall not reduce the Revolving Commitment. In the event the Borrowers fail to repay any Floorplan Obligation on its Floorplan Payment Due Date, such Floorplan Obligation or Floorplan Advance shall automatically be converted to a Revolving Loan without further action by the Floorplan Funding Agent, the Administrative Agent, Borrowers or any Lender. In the event Borrowers do not repay a Floorplan Obligation on its Floorplan Payment Due Date or such Floorplan Obligation is not able to be converted to a Revolving Loan under applicable law, such Floorplan Obligation or Floorplan Advance outstanding on and after such Floorplan Payment Due Date shall be referred to as the “Post-Default Floorplan Obligation”. Borrowers’ obligation to repay each Floorplan Obligation on its applicable Floorplan Payment Due Date shall be absolute and unconditional and no Borrower shall assert against any Lender any claim or defense it may have against a Floorplan Approved Vendor.

Section 2.27. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.05(a);

(b) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.08(b)) and the Revolving Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Supermajority Lenders have taken or may take any action hereunder;

(c) if any Swingline Exposure, Floorplan Advances or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure, Floorplan Obligations and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages, (x) but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposure plus such Defaulting Lender’s Swingline Exposure, Floorplan Obligations and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) only to the extent that no Event of Default has occurred and be continuing as of the date the applicable Lender became a Defaulting Lender;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure, and (y) second, cash collateralize, for the benefit of the Issuing Banks and the Floorplan Funding Agent, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and/or Floorplan Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.23(j) and Section 2.26(h), respectively, for so long as such LC Exposure and/or Floorplan Obligations are outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure or Floorplan Obligations pursuant to clause (ii) above, the Borrowers or the Administrative Agent, as applicable, shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.05(b) with respect to such Defaulting Lender’s LC Exposure and pursuant to Section 2.05(d) with respect to such Defaulting Lender’s Floorplan Obligations during the period such Defaulting Lender’s LC Exposure and/or Floorplan Obligations, as applicable, is cash collateralized;

(iv) if the LC Exposure or Floorplan Obligations of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.05(a), 2.05(b) and/or 2.05(d), as applicable, shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure and/or Floorplan Obligations is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all letter of credit fees payable under Section 2.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks entitled to reimbursement until such LC Exposure is reallocated and/or cash collateralized, and no interest with respect to Floorplan Advances payable under Section 2.06(d) with respect to such Defaulting Lender shall be payable by the Administrative Agent until such Defaulting Lender’s Floorplan Obligations are reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan, the Issuing Banks shall not be required to issue, amend or increase any Letter of Credit and the Floorplan Funding Agent shall not be required to issue any Floorplan Approval (and the Floorplan Funding Agent may cancel any Floorplan Approvals (if a Floorplan Obligation has not arisen with respect thereto)), unless the Swingline Lender, the Applicable Issuing Bank or the Floorplan Funding Agent, as the case may be, is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.27(c), and participating interests in any such newly made Swingline Loan, newly issued or increased Letter of Credit or newly issued Floorplan Approval shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) so long as such Lender is a Defaulting Lender, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.18) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account (for the avoidance of doubt, it is noted that any amounts retained pursuant to this Section 2.27(e) shall for all other purposes be treated as having been paid to such Defaulting Lender) and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to any Issuing Bank, Swingline Lender or the Floorplan Funding Agent hereunder, (iii) third, if the Administrative Agent so determines or is reasonably requested by an Issuing Bank, the Swingline Lender or the Floorplan Funding Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any existing or future participating interest in any Swingline Loan, Letter of Credit or Floorplan Obligations, (iv) fourth, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (v) fifth, if the Administrative Agent or the Borrowers (with the consent of the Administrative Agent) so determines, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (vi) sixth, to the payment of any amounts owing to the Lenders, an Issuing Bank, the Swingline Lender or the Floorplan Funding Agent as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Issuing Bank, the Swingline Lender or the Floorplan Funding Agent against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vii) seventh, so long as no Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (viii) eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a payment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements or Floorplan Obligations which such Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.01 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.

If each of the Administrative Agent, the Borrowers, the Issuing Banks, the Swingline Lender and the Floorplan Funding Agent agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure, LC Exposure and Floorplan Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage.

Section 2.28. Banking Services and Hedging Obligations. Each Lender or Affiliate thereof providing Banking Service for, or having hedging agreements with, any Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or hedging agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Hedging Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, following the end of each calendar month, information with respect to the amounts due or to become due in respect of such Hedging Obligations and the maximum exposure in respect of such Banking Services Obligations.

Section 2.29. Procedure for Borrowing and Funding Floorplan Obligations.

(a) (i) Each request for a Floorplan Approval shall be initiated by a request (which may be electronic) to Floorplan Funding Agent from a Floorplan Approved Vendor arising from an order for Inventory made to such Floorplan Approved Vendor by Borrowers or their Restricted Subsidiaries. Such request from a Floorplan Approved Vendor (with respect to Borrowers or their Restricted Subsidiaries) to Floorplan Funding Agent to finance Inventory will be deemed to be a request from Borrowers for a Floorplan Obligation. Notwithstanding anything contained herein to the contrary, Floorplan Funding Agent may, in its sole discretion, either issue a Floorplan Approval or not; provided, that if any of the conditions precedent set forth in Section 4.02 are not then satisfied, Floorplan Funding Agent shall not issue a Floorplan Approval. If Floorplan Funding Agent does not issue a Floorplan Approval, no such Floorplan Obligation shall arise. If Floorplan Funding Agent issues a Floorplan Approval and such Floorplan Approval becomes a Floorplan Obligation, the amount of such Floorplan Obligation deemed to have been requested with respect thereto shall be the gross amount of the Floorplan Invoice for the applicable Inventory. Borrowers acknowledge and agree that upon issuance of a Floorplan Approval by Floorplan Funding Agent that becomes a Floorplan Obligation, Borrowers shall have an unconditional obligation to pay Floorplan Funding Agent the gross amount of the applicable Floorplan Invoice on the applicable Floorplan Payment Due Date, notwithstanding whether any Floorplan Advances are made with respect thereto. Such obligation of Borrowers to Floorplan Funding Agent with respect to each Floorplan Obligation constitutes a Secured Obligation which shall bear interest as a Revolving Loan solely from and after the applicable Floorplan Payment Due Date therefor.

(ii) Floorplan Funding Agent shall establish the Floorplan Funding Date for each Floorplan Obligation, which Floorplan Funding Date shall be no more than five (5) Business Days after the applicable Floorplan Invoice Payment Date. The amount of the Floorplan Obligation shall be the gross amount of the applicable Floorplan Invoice. Upon each Settlement Date, each Lender shall make the amount of such Lender’s Pro Rata Percentage of the requested Floorplan Advance with respect to such Floorplan Obligation available to Floorplan Funding Agent in immediately available funds, to the Floorplan Funding Agent’s account, notwithstanding whether (1) one or more of the applicable conditions precedent set forth in Section 4.01 or Section 4.02 will not be satisfied on the requested Floorplan Funding Date therefor, (2) an overadvance exists or would be caused thereby, (3) the occurrence or continuation of an Event of Default or Default, (4) the termination of the Revolving Commitments or the Floorplan Facility after the date the applicable Floorplan Approval for such Floorplan Obligation has been issued, and (5) Floorplan Funding Agent has funded a Floorplan Obligation even if the Floorplan Funding Agent has not received a Floorplan Invoice with respect to such Floorplan Obligation from a Floorplan Approved Vendor. Floorplan Funding Agent shall have no obligation to segregate or retain the proceeds of any Floorplan Obligations in the Floorplan Funding Agent’s account and Borrowers shall not be entitled to any interest in respect thereof.

(b) Notwithstanding Section 2.29(a), in the event a Lender is unable to fund its Pro Rata Percentage of a Floorplan Obligation as provided in Section 2.29(a) as a result of a Bankruptcy Event commenced with respect to Borrowers, without any further action on the part of the Lenders or Floorplan Funding Agent, Floorplan Funding Agent shall be deemed to have granted to each such Lender, and each such Lender shall be deemed to have purchased, a participation in each Floorplan Obligation, in an amount equal to its Pro Rata Percentage of such Floorplan Obligation, and on the applicable Floorplan Invoice Payment Date, each such Lender agrees to pay to Floorplan Funding Agent, for the account of Floorplan Funding Agent, such Lender’s Pro Rata Percentage of such Floorplan Obligation. Each Lender acknowledges and agrees that its obligation to deliver to Floorplan Funding Agent, an amount equal to its respective Pro Rata Percentage of each participation in each Floorplan Obligation shall be absolute and unconditional and such remittance shall be made notwithstanding (a) the occurrence or continuation of an Event of Default or Default, (b) the failure to satisfy any condition set forth in Section 4.02, (c) that an overadvance exists or would be caused thereby, (d) that any Floorplan Approval issued by Floorplan Funding Agent is on a date that is prior to the date of the funding of the applicable Floorplan Obligation, (e) the termination of the Revolving Commitments or the Floorplan Facility after the date the applicable Floorplan Approval for such Floorplan Obligation has been issued, and (f) whether or not the Floorplan Funding Agent has funded a Floorplan Obligation even if the Floorplan Funding Agent has not received a Floorplan Invoice with respect to such Floorplan Obligation from a Floorplan Approved Vendor. If any such Lender fails to make available to Floorplan Funding Agent the amount of such Lender’s Pro Rata Percentage of a participation in a Floorplan Obligation as provided in this Section 2.29(b), such Lender shall be deemed to be a Defaulting Lender and the provisions of Section 2.27 shall apply.

(c) All proceeds of Floorplan Obligations (including all Floorplan Advances) will be remitted directly to Floorplan Funding Agent and such proceeds shall be used to pay the applicable Floorplan Approved Vendor (or repay Floorplan Funding Agent for any amount previously paid by Floorplan Funding Agent to such applicable Floorplan Approved Vendor).

(d) Floorplan Funding Agent may assume that each Lender has made or will make such Lender’s Pro Rata Percentage of each Floorplan Advance available to Floorplan Funding Agent in immediately available funds on the immediately following Settlement Date and Floorplan Funding Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Floorplan Approved Vendors on or prior to such date a corresponding amount. If any Lender shall not have made its full Pro Rata Percentage of each Floorplan Advance available to Floorplan Funding Agent in immediately available funds on the Settlement Date therefor, such Lender shall on the Business Day following such Settlement Date make such amount available to Floorplan Funding Agent, together with interest at the interest rate pursuant to Section 2.07(b) applicable to Post-Default Floorplan Obligations for each day during such period, if charged by Floorplan Funding Agent in its sole discretion. A notice submitted by Floorplan Funding Agent to any Lender with respect to amounts owing under this Section 2.29(d) shall be conclusive, absent manifest error. If such amount is so made available, such payment to Floorplan Funding Agent shall constitute such Lender’s Floorplan Obligation on the Settlement Date for all purposes of this Agreement. If such amount is not made available to Floorplan Funding Agent on the Business Day following the Settlement Date, Floorplan Funding Agent will notify Borrowers of such failure to fund and the provisions of Section 2.27(c) shall apply. The failure of any Lender to fund its Pro Rata Percentage of any Floorplan Advance on any Settlement Date shall not relieve any other Lender of any of its obligations hereunder.

(e) Without limiting Floorplan Funding Agent’s discretion as to whether to issue any Floorplan Approval for any Floorplan Obligation, upon termination of a Floorplan Approved Vendor Agreement, or upon a material adverse change with respect to a Floorplan Approved Vendor Agreement, Floorplan Funding Agent, may, in its sole discretion, cease to issue Floorplan Approvals with respect to such Floorplan Approved Vendor (each, a “Floorplan Vendor Termination”). If a Floorplan Approved Vendor Agreement is terminated by a Floorplan Approved Vendor, Floorplan Funding Agent agrees to provide written notice to Borrowers and the Lenders of such termination within one Business Day of Floorplan Funding Agent’s receipt of such termination notice from the Floorplan Approved Vendor, and Borrowers agree that such notice so delivered is reasonable and sufficient.

(f) If a Floorplan Vendor Termination occurs due to the termination of a Floorplan Approved Vendor Agreement by Floorplan Funding Agent, Floorplan Funding Agent shall provide notice to Borrowers by the time period set forth in the applicable Floorplan Approved Vendor Agreement and Borrowers agree that such notice is reasonable and sufficient and shall not be required if an Event of Default exists. During either notice period described in Section 2.29(e) above or this Section 2.29(f), Floorplan Funding Agent may continue to issue Floorplan Approvals subject to the terms of this Agreement, to the extent such Floorplan Approvals are issued on or before the expiration of such notice period and in either case, repayment shall be in accordance herewith and with the applicable Transaction Statement.

(g) Floorplan Approvals may be cancelled by Floorplan Funding Agent in its sole discretion at any time prior to the incurrence of Floorplan Obligations arising therefrom.

(h) Borrowers acknowledge and agree that, except for volume discounts that may be provided to Borrowers by a Floorplan Approved Vendor, all Floorplan Vendor Credits shall be for the sole account of Floorplan Funding Agent.

(i) Floorplan Funding Agent has entered into Floorplan Approved Vendor Agreements with Floorplan Approved Vendors. Neither Floorplan Funding Agent nor any Lender makes any representation or warranty regarding the Floorplan Approved Vendor Agreements, including regarding the enforceability thereof, whether any particular item of Inventory purchased by Borrowers is subject to repurchase rights, or any repurchase rights that may be set forth therein. Each Lender and Borrowers acknowledge and agree that Floorplan Funding Agent may take or refrain from taking any actions under or in connection with the Floorplan Approved Vendor Agreements in its Permitted Discretion. No vendor (whether or not a Floorplan Approved Vendor) is a third party beneficiary of this Agreement or the other Loan Documents.

Section 2.30. Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans and Floorplan Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Percentage of the outstanding Revolving Loans and Floorplan Advances. Such agreement notwithstanding, the Administrative Agent, the Floorplan Funding Agent, Swingline Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, Floorplan Advances, the Swingline Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(a) Each of the Administrative Agent and the Floorplan Funding Agent, as applicable, shall request settlement (“Settlement”) with the Lenders on each Thursday of each week, or on a more frequent basis if so determined by the Administrative Agent or the Floorplan Funding Agent Floorplan Funding Agent, as applicable, (1) on behalf of Swingline Lender, with respect to the outstanding Swingline Loans, (2) for the Administrative Agent, with respect to the outstanding Protective Advances, (3) with respect to all Borrowings initially, from the Determination Date to the first Settlement Date and thereafter, since the prior Settlement Date and (4) with respect to payments received initially, from the Determination Date to the first Settlement Date and thereafter, since the prior Settlement Date, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 1:00 p.m. of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Floorplan Advances, Swingline Loans and Protective Advances for the period since the prior Determination Date and ending on the date two Business Days prior to the Settlement Date (the “Determination Date”). Subject to the terms and conditions contained herein (including Section 2.27)):

(w) if the amount of the Revolving Loans (including Swingline Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Percentage of the Revolving Loans (including Swingline Loans and Protective Advances) as of the Determination Date, then the Administrative Agent shall, by no later than 3:00 p.m. on the Settlement Date, transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Determination Date, its Pro Rata Percentage of the Revolving Loans (including Swingline Loans and Protective Advances);

(x) if the amount of the Revolving Loans (including Swingline Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Percentage of the Revolving Loans (including Swingline Loans and Protective Advances) as of the Determination Date, such Lender shall no later than 3:00 p.m. on the Settlement Date transfer in immediately available funds to the Administrative Agent’s account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Determination Date, its Pro Rata Percentage of the Revolving Loans (including Swingline Loans and Protective Advances);

(y) if the amount of the Floorplan Advances made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Percentage of the Floorplan Advances as of the Determination Date, then Floorplan Funding Agent shall, by no later than 3:00 p.m. on the Settlement Date, transfer in immediately available funds to a deposit account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Determination Date, its Pro Rata Percentage of the Floorplan Advances; and

(z) if the amount of the Floorplan Advances made by a Lender is less than such Lender’s Pro Rata Percentage of the Floorplan Advances as of the Determination Date, such Lender shall no later than 3:00 p.m. on the Settlement Date transfer in immediately available funds to Floorplan Funding Agent’s account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Determination Date, its Pro Rata Percentage of the Floorplan Advances.

Such amounts made available to the Administrative Agent under clause (x) of the immediately preceding sentence shall be applied against the amounts of the applicable Swingline Loans or Protective Advances and, together with the portion of such Swingline Loans or Protective Advances representing Swingline Lender’s Pro Rata Percentage thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to the Administrative Agent or the Floorplan Funding Agent, as applicable, by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Administrative Agent or the Floorplan Funding Agent, as applicable, shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the interest rate pursuant to Section 2.07(b) applicable to Post-Default Floorplan Obligations, if charged by the Administrative Agent or the Floorplan Funding Agent, as applicable, in its sole discretion.

(b) In determining whether a Lender’s balance of the Revolving Loans, Floorplan Advances, Swingline Loans and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Percentage of the Revolving Loans, Floorplan Advances, Swingline Loans and Protective Advances as of the Determination Date, the Administrative Agent or the Floorplan Funding Agent, as applicable, shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by the Administrative Agent or the Floorplan Funding Agent, as applicable, with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(c) Between Settlement Dates, the Administrative Agent, to the extent Protective Advances or Swingline Loans are outstanding, may pay over to the Administrative Agent or Swingline Lender, as applicable, any payments received by the Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Protective Advances or Swingline Loans. Between Settlement Dates, the Administrative Agent, to the extent no Protective Advances or Swingline Loans are outstanding, may pay over to Swingline Lender any payments received by the Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swingline Lender’s Pro Rata Percentage of the Revolving Loans. If, as of any Determination Date, payments of Loan Parties received since the then immediately preceding Settlement Date have been applied to Swingline Lender’s Pro Rata Percentage of the Revolving Loans other than to Swingline Loans, as provided for in the previous sentence, Swingline Lender shall pay to the Administrative Agent for the accounts of the Lenders, and the Administrative Agent shall pay to the Lenders (other than a Defaulting Lender), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Determination Date, its Pro Rata Percentage of the Revolving Loans. During the period between Settlement Dates, Swingline Lender with respect to Swingline Loans, the Administrative Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between the Administrative Agent and individual Lenders) with respect to the Revolving Loans other than Swingline Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swingline Lender, the Administrative Agent, or the Lenders, as applicable.

(d) Anything in this Section 2.30(d) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, the provisions set forth in Section 2.27 shall apply.

Section 2.31. Maintenance of Loan Account; Statements of Obligations; Transaction Statement.

(a) The Administrative Agent shall maintain an account on its books in the name of Borrowers (the “Borrowers’ Account”) on which Borrowers will be charged with all Revolving Loans, Floorplan Advances, Protective Advances and Swingline Loans, the Letters of Credit issued or arranged by Issuing Bank for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses arising hereunder. The Borrowers’ Account will be credited with all payments received by the Administrative Agent from the Borrowers or for the Borrowers’ account. The Administrative Agent shall render monthly statements regarding the Borrowers’ Account to the Lead Borrower, including principal, interest, fees, and including an itemization of all charges and expenses arising hereunder owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lenders unless, within sixty (60) days after receipt thereof by the Lead Borrower, the Lead Borrower shall deliver to the Administrative Agent written objection thereto describing the error or errors contained in any such statements.

(b) Subsequent to the issuance of a Floorplan Approval that becomes a Floorplan Obligation and upon receipt by the Floorplan Funding Agent of the applicable Floorplan Invoice from a Floorplan Approved Vendor, the Floorplan Funding Agent will send the Lead Borrower a Transaction Statement, which shall set forth the Floorplan Payment Due Date applicable to such Floorplan Obligations. The Administrative Agent may change any aspect or portion of any Transaction Statement with the Lead Borrower’s prior consent. Unless the Lead Borrower notifies the Floorplan Funding Agent in writing of any error appearing on a Transaction Statement within fifteen (15) days after a Transaction Statement is given to the Lead Borrower in accordance with the notice provisions of Section 9.01 (i) the amount(s) shown on such Transaction Statement shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrowers and the Lenders; (ii) the Borrowers will have agreed to all terms shown on such Transaction Statement; (iii) the Borrowers will have agreed that the Floorplan Funding Agent is financing the items of Inventory referenced in such Transaction Statement at the Borrowers’ request; and (iv) such Transaction Statement will be incorporated herein by reference, will be made a part hereof as if originally set forth herein, and will constitute an addendum hereto.

Section 2.32. Extended Loans.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.32, the Lead Borrower may at any time and from time to time request that all or a portion of the then-existing Revolving Loans (the “Existing Revolving Loans”), together with any related outstandings, be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount (and related outstandings) of such Revolving Loans (any such Revolving Loans which have been so converted, “Extended Revolving Loans”) and to provide for other terms consistent with this Section 2.32. In order to establish any Extended Revolving Loans, the Lead Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) (each, an “Extension Request”) setting forth the proposed terms of the Extended Revolving Loans to be established, which shall (x) be identical as offered to each Lender (including as to the proposed interest rates and fees payable) and (y) be identical to the Existing Revolving Loans, except that: (i) repayments of principal of the Extended Revolving Loans may be delayed to later dates than the Latest Maturity Date; (ii) the All-In Yield with respect to the Extended Revolving Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the All-In Yield for the Existing Revolving Loans to the extent provided in the applicable Extension Amendment; and (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans); provided, however, that (A) in no event shall the final maturity date of any Extended Revolving Loans at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Loans hereunder that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans)and (B) the Weighted Average Life to Maturity of any Extended Revolving Loans at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of any other Revolving Loans then outstanding. Any Extended Revolving Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Revolving Loans, as applicable, for all purposes of this Agreement; provided that any Extended Revolving Loans converted from Existing Revolving Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Revolving Loans.

(b) With respect to any Extended Revolving Loans, subject to the provisions of Sections 2.22(d) and 2.23(k), to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a Maturity Date, all Swingline Loans and Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Commitments and/or Extended Revolving Loan Commitments in accordance with their Pro Rata Percentage of the aggregate amount of Revolving Commitments (and, except as provided in Sections 2.22(d) and 2.23(k), without giving effect to changes thereto on such Maturity Date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued) and all borrowings under the aggregate Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Maturity Date of any Revolving Commitments or Extended Revolving Loan Commitments).

(c) The Lead Borrower shall provide the applicable Extension Request at least ten (10) Business Days prior to the date on which Lenders under the Existing Revolving Loans, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.32. No Lender shall have any obligation to agree to have any of its Existing Revolving Loans converted into Extended Revolving Loans pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Existing Revolving Loans subject to such Extension Request converted into Extended Revolving Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Revolving Loans which it has elected to request be converted into Extended Revolving Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Existing Revolving Loans subject to Extension Elections relating to a particular Extension Request exceeds the amount of Extended Revolving Loans requested pursuant to such Extension Request, Revolving Loans subject to such Extension Elections shall be converted to Extended Revolving Loans, on a pro rata basis based on the aggregate principal amount of Revolving Loans included in each such Extension Elections or to the extent such option is expressly set forth in the respective Extension Request, the Lead Borrower shall have the option to increase the amount of Extended Revolving Loans so that such excess does not exist.

(d) Extended Revolving Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Lender providing Extended Revolving Loans thereunder which shall be consistent with the provisions set forth in Section 2.32(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment.

(e) With respect to any Extension Amendment consummated by a Borrower pursuant to this Section 2.32, (i) such Extension Amendment shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement, (ii) with respect to Extended Revolving Loan Commitments, if the aggregate amount extended is less than (A) the LC Commitment, LC Commitment shall be reduced upon the date that is five (5) Business Days prior to the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Loans) (to the extent needed so that the LC Commitment does not exceed the aggregate Revolving Commitment which would be in effect after such Latest Maturity Date), and, if applicable, the Borrowers shall cash collateralize obligations under any issued Letters of Credit in an amount equal to 103% of the stated amount of such Letters of Credit, or (B) the Swingline Commitment, the Swingline Commitment shall be reduced upon the date that is five (5) Business Days prior to such Latest Maturity Date (to the extent needed so that the Swingline Commitment does not exceed the aggregate Revolving Commitment which would be in effect after such Latest Maturity Date), and, if applicable, the Borrowers shall prepay any outstanding Swingline Loans. The Administrative Agent and the Lenders hereby consent to each Extension Amendment and the other transactions contemplated by this Section 2.32 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Request) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any Extension Amendment or any other transaction contemplated by this Section 2.32; provided that such consent shall not be deemed to be an acceptance of the Extension Request.

(f) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of any Extended Revolving Loans incurred pursuant thereto, (ii) establish new tranches or sub-tranches in respect of Revolving Commitments so extended and such technical amendments as may be necessary in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.32, and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrowers represent and warrant (it being understood that, for purposes of the representations and warranties made in the Loan Documents on the Closing Date, such representations and warranties shall be construed as though the Transactions have been consummated) to the Administrative Agent, each Issuing Bank, the Floorplan Funding Agent and each of the Lenders that:

Section 3.01. Organization; Powers. Each Loan Party and each Restricted Subsidiary (a) is duly organized or formed, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its organization, except where the failure to be duly organized or formed or to exist (other than in the case of the Borrower) or be in good standing could not reasonably be expected to result in a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, except where the failure to have such power and authority could not reasonably be expected to result in a Material Adverse Effect, (c) is qualified to do business in, and is in good standing (where relevant) in, every jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except where the failure to so qualify or be in good standing could not reasonably be expected to result in a Material Adverse Effect, and (d) has the requisite organizational power and authority to, in the case of the Loan Parties, execute, deliver and perform its obligations under each of the Loan Documents to which it is a party.

Section 3.02. Authorization. The Transactions and the execution, delivery and performance of the Loan Documents (a) have been duly authorized by all requisite corporate or other organizational action on the part of each Loan Party and (b) do not (i) violate (A) any provision (x) of any applicable law, statute, rule or regulation, or (y) of the certificate or articles of incorporation, bylaws or other constitutive documents of any Loan Party, (B) any applicable material order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which any Loan Party or any Restricted Subsidiary is a party or by which any of them or any of their property is bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under or give rise to any right to require the prepayment, repurchase or redemption of any obligation under any such material indenture, agreement or other instrument to which such Loan Party is a party or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party (other than Liens created or permitted hereunder or under the Security Documents); except with respect to clauses (b)(i) through (b)(iii) (other than clause (b)(i)(A)(y)), to the extent that such violation, conflict, breach, default, or creation or imposition of Lien could not reasonably be expected to result in a Material Adverse Effect.

Section 3.03. Enforceability. This Agreement and each other Loan Document (when delivered) have been duly executed and delivered by each Loan Party which is a party thereto. This Agreement and each other Loan Document delivered on the Closing Date constitutes, and each other Loan Document when executed and delivered by each Loan Party which is a party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as may be limited by any bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium or similar laws of general applicability relating to or limiting creditors’ rights generally or by general equity principles, regardless of whether considered in a proceeding in equity or at law.

Section 3.04. Governmental Approvals. Except to the extent the failure to obtain or make the same could not reasonably be expected to result in a Material Adverse Effect, no action, consent or approval of, registration or filing with or any other action by any Governmental Authority is necessary or required in connection with the execution, delivery and performance of the Loan Documents by the Loan Parties, except for (a) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent and (b) such as have been made or obtained and are in full force and effect.

Section 3.05. Financial Statements. The Borrowers’ consolidated balance sheets and related statements of income, stockholder’s equity and cash flows as of and for the fiscal years ended December 31, 2015 and December 31, 2016, audited by and accompanied by the report of RSM US LLP present fairly in all material respects, as of the date thereof, the financial condition and results of operations and cash flows of the Borrowers and their consolidated subsidiaries as of such dates and for such periods. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise noted therein.

Section 3.06. No Material Adverse Change. Since December 31, 2016, no event, change or condition has occurred that (individually or in the aggregate) has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 3.07. Title to Properties. Each Loan Party and each Restricted Subsidiary has good and record title to, or valid leasehold interests in, all its material properties necessary in the ordinary conduct of its business other than (i) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such material properties for their intended purposes and (ii) except where the failure to have such title or other property interests described above could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens created or permitted hereunder or under the Security Documents.

Section 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all subsidiaries of the Borrowers, the jurisdiction of their formation or organization, as the case may be, and the percentage ownership interest of such subsidiary’s direct parent company therein, and such Schedule shall denote which subsidiaries (if any) as of the Closing Date are not Subsidiary Guarantors.

Section 3.09. Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrowers, threatened in writing against any Loan Party or any Restricted Subsidiary or any business, property or rights of any such Person that could reasonably be expected, individually or in the aggregate, to have an adverse determination resulting in a Material Adverse Effect.

(b) None of the Loan Parties or any Restricted Subsidiary or any of their respective material properties is in violation of any applicable law, rule or regulation, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where any such violation or default could reasonably be expected to result in a Material Adverse Effect.

Section 3.10. Federal Reserve Regulations.

(a) No Loan Party is engaged principally, or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Term Loan will be used (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or (ii) for a purpose in violation of Regulation T, U or X issued by the Board.

Section 3.11. Investment Company Act. None of the Loan Parties or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.12. Taxes. Each of the Loan Parties and each Restricted Subsidiary has, except where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect, timely filed or caused to be filed all Federal, state and other Tax returns required to have been filed by it and has paid, caused to be paid, or made provisions for the payment of all Taxes due and payable by it and all material assessments received by it, except such Taxes and assessments the amount or the validity of which are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves in accordance with GAAP.

Section 3.13. No Material Misstatements. As of the Closing Date, to the knowledge of the Borrowers, the written information, reports, financial statements, exhibits and schedules furnished by (as modified or supplemented by other written information so furnished prior to the Closing Date) or on behalf of the Borrowers to the Administrative Agent or the Lenders (other than projections, forecasts, budgets, estimates and other information of a forward-looking nature and information of a general economic or industry-specific nature) on or prior to the Closing Date in connection with the transactions contemplated hereby (taken as a whole) did not and, as of the Closing Date, does not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. The projections, forecasts and other forward looking information furnished by or on behalf of the Borrowers to the Administrative Agent and the Lenders prior to the Closing Date in connection with the transactions contemplated hereby (as modified or supplemented by other written information so furnished prior to the Closing Date) were prepared in good faith on the basis of assumptions believed by the Borrowers to be reasonable in light of the conditions existing at the time of delivery of such projections, and represented, at the time of delivery thereof, a reasonable good faith estimate of future financial performance by the Borrowers (it being understood that such projections, forecasts and other forward looking information are not to be viewed as facts or guarantees of performance and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers, that actual results may vary from projected results and such variances may be material and that the Borrowers make no representation as to the attainability of such projections, forecasts and other forward looking information or as to whether such projections, forecasts and other forward looking information will be achieved or will materialize).

Section 3.14. Benefit Plans. No ERISA Event has occurred or could reasonably be expected to occur, that could reasonably be expected to result in a Material Adverse Effect. Each Pension Plan and/or Foreign Plan is in compliance with the applicable provisions of ERISA, the Code and/or applicable law, except for such non-compliance that could not reasonably be expected to have a Material Adverse Effect.

Section 3.15. Environmental Matters. Except as otherwise provided in Schedule 3.15, or except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each of their Restricted Subsidiaries are in compliance with all applicable Environmental Laws, and have obtained, and are in compliance with, all permits required of them under applicable Environmental Laws, (ii) there are no claims, judicial or arbitral proceedings, actions, or, to the knowledge of the Borrowers, investigations, by any Governmental Authority or other Person pending, or to the knowledge of the Borrowers, threatened in writing against any Loan Party or any of their Restricted Subsidiaries under any Environmental Law, (iii) none of the Loan Parties or any of their Restricted Subsidiaries has agreed to assume or accept responsibility, by contract, for any liability of any other Person under Environmental Laws with respect to real property and (iv) there are no facts, circumstances or conditions relating to the real property or facilities owned, operated or leased by any of the Loan Parties or their Restricted Subsidiaries or, to the knowledge of the Loan Parties, the real property or facilities formerly owned, operated or leased by the Loan Parties or their Restricted Subsidiaries (including the disposal of any Hazardous Materials), that could reasonably be expected to result in any Loan Party or any of their Restricted Subsidiaries incurring any liability under any Environmental Law.

Section 3.16. Security Documents. The Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a valid, and together with such filings and other actions required by this Agreement or the Security Documents, perfected first priority Lien in the Collateral (to the extent that, with respect to Collateral that is intellectual property, a valid, perfected Lien in such Collateral is possible through such filings and other actions in the United States) or, with respect to ABL Priority Collateral, a valid, and together with such filings and other actions required by this Agreement or the Security Documents, perfected second priority Lien in such Collateral, securing the payment of the Secured Obligations, subject only to Liens created or permitted hereunder or under the Security Documents. Notwithstanding anything herein (including this Section 3.16) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (a) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Collateral Agent or any Lender with respect thereto under foreign law, (b) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge or security interest to the extent such pledge or security interest, perfection or priority is not required pursuant to the Loan Documents or (C) on the Closing Date and until required pursuant to Section 5.09, the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date.

Section 3.17. [Reserved].

Section 3.18. Labor Matters. Except as set forth in Schedule 3.18 and except in the aggregate to the extent the same has not had and could not be reasonably expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of the Borrowers, threatened in writing, and (b) the hours worked by and payments made to employees of the Loan Parties and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters.

Section 3.19. Solvency. On the Closing Date immediately after giving effect to this Agreement and the Transactions, the Loan Parties, on a consolidated basis, are Solvent.

Section 3.20. Intellectual Property. Except as set forth in Schedule 3.20, the Borrowers and each of Borrowers’ Restricted Subsidiaries own, have a license to or possess the right to use all intellectual property that is necessary for the operation of their respective businesses as currently conducted, except where the failure to obtain any such rights or the imposition of such restrictions or Liens could not reasonably be expected to have a Material Adverse Effect.

Section 3.21. Subordination of Junior Financing. The Obligations constitute “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

Section 3.22. Anti-Terrorism; OFAC; FCPA. To the extent applicable, Borrowers are not and none of Borrowers’ Restricted Subsidiaries or, to the knowledge of the Borrowers, none of the Borrowers’ Related Parties (other than Borrowers’ Restricted Subsidiaries), is in violation, in any material respect, with (i) the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the U.S. Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any other enabling legislation or executive order relating thereto, (ii) any other applicable laws or regulations relating to economic sanctions or trade embargoes or (iii) any legal requirements relating to terrorism or money laundering, including the USA PATRIOT Act (together with clauses (i) and (ii), “Sanctions”). No part of the proceeds of any Loan will be used or made available to any Person, to fund any activities of any Person, or in any country or territory, that, at the time of such funding, is the subject of any Sanctions. No Borrower and none of any Borrower’s Restricted Subsidiaries or, to the knowledge of the Borrowers, none of Borrowers’ Related Parties (other than Borrowers’ Restricted Subsidiaries), will take or has taken any action, directly or indirectly, that would result in a violation by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable antibribery or anticorruption law.

ARTICLE IV

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction (or waiver by the Arranger on or prior to the Closing Date and in accordance with Section 9.08 thereafter) of the following conditions:

Section 4.01. All Credit Events. On the date of the making of each Loan (including a Swingline Loan and on the date of each issuance or amendment of a Letter of Credit), each Floorplan Obligation and on each Revolving Commitment Increase Closing Date (each such event being called a “Credit Event”) (it being understood that the conversion into a Eurodollar Loan or an ABR Loan or continuation of a Eurodollar Loan does not constitute the making of a Loan):

(a) The Administrative Agent has received a notice of such Loan as required by Section 2.03 (or such notice has been deemed given in accordance with Section 2.02).

(b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(c) At the time of and immediately after such Credit Event, no Default or Event of Default has occurred and be continuing.

(d) At the time of and immediately after such Credit Event, Availability is not less than $0.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrowers to the Lenders and/or Issuing Banks on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02. Conditions Precedent. On the Closing Date:

(a) This Agreement has been duly executed and delivered by the Borrowers.

(b) The Administrative Agent has received, on behalf of itself and the Lenders, an opinion of Alston & Bird LLP, special counsel for the Loan Parties, and Gray Plant Mooty, Minnesota special counsel for the Loan Parties, each dated as of the Closing Date and addressed to the Administrative Agent and the Lenders, and of such other counsel to the Loan Parties satisfactory to the Administrative Agent, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent has received (i) a copy of the certificate or articles of incorporation or organization, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing (where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority and (ii) an Officer’s Certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or operating (or limited liability company) agreement of such Loan Party as in effect on the Closing Date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Governing Board of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or organization of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(d) The Administrative Agent has received an Officer’s Certificate, dated the Closing Date and signed by a Financial Officer of the Borrowers, certifying compliance with the conditions precedent set forth in Sections 4.01(b) and 4.02(i).

(e) The Administrative Agent has received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least three Business Days prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder or under any other Loan Document.

(f) The Borrowers have delivered or caused to be delivered to the Administrative Agent a solvency certificate from the Chief Financial Officer of Holdings setting forth the conclusions that, after giving effect to the Transactions, Holdings and its Subsidiaries (on a consolidated basis) are Solvent.

(g) The Security Documents (other than any Mortgages) have been duly executed by each Loan Party that is to be a party thereto and shall be in full force and effect. All actions necessary to establish that the Administrative Agent will have a perfected first priority Lien on the Collateral (subject to Permitted Liens) has been taken.

(h) The Administrative Agent has received the results of (i) searches of the Uniform Commercial Code filings (or equivalent filings) and (ii) judgment and tax lien searches, made with respect to the Loan Parties in the states (or other jurisdictions) of formation of such Person, together with (in the case of clause (i)) copies of the financing statements (or similar documents) disclosed by such search.

(i) From December 31, 2016, no event, change or effect has occurred which, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect.

(j) After giving effect to the Transactions, the only Indebtedness of the Borrowers and Borrowers’ Subsidiaries outstanding shall be (i) Indebtedness under the Loan Documents, (ii) Indebtedness under the Term Loan Documents, and (iii) other Indebtedness permitted by Section 6.01.

(k) The Lenders has received from the Loan Parties, to the extent requested at least ten days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(l) The Administrative Agent and Collateral Agent has received a Borrowing Base Certificate which calculates the Borrowing Base as of April 30, 2017.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrowers covenant and agree with each Lender and the Floorplan Funding Agent that, until the Termination Date the Borrowers will, and will cause each of the Restricted Subsidiaries to:

Section 5.01. Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence under the laws of its jurisdiction of organization, except (i) other than with respect to the Borrowers or Holdings, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) as otherwise expressly permitted under Section 6.04 or Section 6.05.

(b) Other than where the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things reasonably necessary to obtain, preserve, renew, extend and keep in full force and effect the material rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names necessary to the conduct of its business, (ii) comply in all material respects with applicable laws, rules, regulations and decrees and orders of any Governmental Authority (including Environmental Laws and ERISA), whether now in effect or hereafter enacted and (iii) maintain and preserve all property necessary to the conduct of such business and keep such property in good repair, working order and condition (ordinary wear and tear, casualty and condemnation excepted) and from time to time make, or cause to be made, all needed repairs, renewals, additions, improvements and replacements thereto necessary in the reasonable judgment of management to the conduct of its business.

(c) Maintain in effect and enforce policies and procedures designed to promote compliance by the Borrower, its subsidiaries and their respective directors, officers, employees and agents (in each case, in their respective capacities as such) with anti-corruption laws and applicable sanctions.

Section 5.02. Insurance.

(a) Keep its material insurable properties adequately insured in all material respects at all times, by insurers that the Borrowers believe (in the good faith judgment of their management) are financially sound and reputable at the time the relevant coverage is placed or renewed, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement and, to the extent available on commercially reasonable terms, cause each such policy to provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium unless not less than 10 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason unless not less than 30 days’ prior written notice thereof is given by the insurer to the Administrative Agent and the Collateral Agent.

(c) With respect to each Mortgaged Property that is located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a “special flood hazard area” with respect to which flood insurance (A) has been made available under the Flood Insurance Laws, the Borrowers or the Mortgaged Property Owner has obtained and will maintain, with financially sound and reputable insurance companies (except to the extent that any insurance company insuring such Mortgaged Property ceases to be financially sound and reputable after the Closing Date, in which case, the Mortgaged Property Owner shall promptly replace such insurance company with a financially sound and reputable insurance company), such flood insurance in an amount no less than an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws, and shall otherwise comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (B) promptly upon request of the Administrative Agent, the Collateral Agent or the Required Lenders (except after the occurrence and during the continuation of an Event of Default), not to exceed one time per fiscal year (excluding (i) requests for evidence of annual renewals of such insurance and (ii) requests for evidence of such insurance required to be delivered pursuant to Section 5.02(d), which shall not count toward such limit), will deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent (or the Collateral Agent or Required Lenders if such request for evidence is made by the Collateral Agent or Required Lenders), including, without limitation, evidence of annual renewals of such insurance.

(d) Solely to the extent there is a Mortgaged Property at such time, upon the request of the Administrative Agent, the Collateral Agent or the Required Lenders in connection with the incurrence of any Revolving Commitment Increase or any amendment, waiver or consent to this Agreement that has the effect of extending the Maturity Date, the Borrowers shall promptly deliver (and shall use commercially reasonable efforts to deliver at least ten (10) Business Days prior to the applicable Revolving Commitment Increase Closing Date or date of the applicable amendment, waiver or consent) to the Administrative Agent evidence that each Mortgaged Property is covered by flood insurance meeting the requirements of Section 5.02(c).

Section 5.03. Taxes. Pay, discharge or otherwise satisfy when due all Taxes imposed upon it or upon its income or profits or in respect of its property; provided, however, that such payment and discharge shall not be required with respect to any such Tax (i) so long as the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves in accordance with GAAP have been established or (ii) with respect to which the failure to pay or discharge could not reasonably be expected to have a Material Adverse Effect.

Section 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent (who will distribute to each Lender):

(a) within 120 days after the end of each fiscal year of the Borrowers, (i) the Lead Borrower’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Lead Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, all audited by RSM US LLP or other independent public accountants of recognized national standing and (ii) an opinion of such accountants (which opinion shall be without a “going concern” or like qualification or exception (other than solely with respect to, or expressly resulting from, (i) an upcoming maturity of the Term Loans or termination of the Revolving Credit Agreement or (ii) any potential inability to satisfy any financial maintenance covenant on a future date or in a future period) and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Borrowers and their consolidated subsidiaries on a consolidated basis in accordance with GAAP; provided that (x) in addition to the foregoing requirements, unless audited financial statements are delivered on or prior to the date that is 90 days after the end of each fiscal year of the Borrowers, the Borrowers shall furnish to the Administrative Agent (who will distribute to each Lender) within 90 days after the end of each fiscal year its unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Lead Borrower and its consolidated subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Persons during such year, together with comparative figures for the immediately preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP and (y) the furnishing of the annual report of the Lead Borrower (or any direct or indirect parent thereof) on Form 10-K for such year, as filed with the SEC, will satisfy the Borrowers’ obligation under clause (i) of Section 5.04(a);

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrowers, the Lead Borrower’s consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of the Lead Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Persons during such fiscal quarter and the then elapsed portion of the fiscal year, and for each fiscal quarter, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of the Lead Borrower and its consolidated subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and footnote disclosures (it being agreed that the furnishing of the quarterly report of the Lead Borrower (or any direct or indirect parent thereof) on Form 10-Q for such quarter, as filed with the SEC will satisfy the Borrower’s obligation under this Section 5.04(b) with respect to such quarter);

(c) concurrently with any delivery of Section 5.04 Financials, a certificate of a Financial Officer of the Borrowers (i) certifying that to such Financial Officer’s knowledge, no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, reasonably specifying the nature thereof, and (ii) during any Trigger Period, setting forth computations in reasonable detail necessary for determining compliance by the Borrowers with the provisions of Section 6.11 as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be (such certificate, a “Compliance Certificate”).

(d) as soon as available, but in any event not later than the fifth Business Day after the 90th day after the commencement of any fiscal year of the Borrowers immediately following a Trigger Year, copies of projected consolidated balance sheet and related statements of income and cash flows of the Borrowers and the Borrowers’ Subsidiaries for such fiscal year, such projections to be accompanied by a certificate of a Financial Officer of the Lead Borrower to the effect that such projections represent a reasonable good faith estimate of future financial performance by the Borrowers (it being understood that such projections, forecasts and other forward looking information are not to be viewed as facts or guarantees of performance and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers, that actual results may vary from projected results and such variances may be material and that the Borrowers make no representation as to the attainability of such projections, forecasts and other forward looking information or as to whether such projections, forecasts and other forward looking information will be achieved or will materialize); provided that, for the avoidance of doubt, such projection shall in no event be made available to Public Lenders;

(e) simultaneously with the delivery of any Section 5.04 Financials, the related consolidating financial statements reflecting the adjustments necessary (which may be in footnote form only) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements (but only to the extent such Unrestricted Subsidiaries would not be considered “minor” under Rule 3-10 of Regulation S-X under the Securities Act);

(f) simultaneously with the delivery of any Section 5.04 Financials, management’s discussion and analysis of the important operational and financial developments of the Borrowers and Borrowers’ Restricted Subsidiaries during the respect fiscal year or fiscal quarter, as the case may be; it being agreed that the furnishing of the Borrower’s annual report on Form 10-K or quarterly report on Form 10-Q, as filed with the SEC, will satisfy the Borrower’s obligations under this Section 5.04(f);

(g) after the request by any Lender (through the Administrative Agent), all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h) on or before twenty (20) days after the end of each calendar month, a Borrowing Base Certificate together with such supporting documents in respect thereof reasonably acceptable to the Administrative Agent, prepared as of the close of business on the last Business Day of the previous month then ended; provided that at any time after daily Excess Availability for five (5) or more consecutive Business Days shall be less than the greater of (i) 12.5% of the Line Cap and (ii) $7,500,000 (and continuing until such time as the daily Excess Availability is equal to or exceeds 12.5% of the Line Cap for a period of thirty (30) consecutive Business Days), Borrowing Base Certificates shall instead be delivered on or before the date that is three (3) Business Days following the end of each calendar week, prepared as of the close of business on the last Business Day of the previous week then ended; provided, further that following the occurrence and during the continuance of an Event of Default, Borrowing Base Certificates shall also be delivered at such other times as may be reasonably requested by the Administrative Agent;

(i) on or within fifteen (15) days after November 30 of each calendar year, an updated customer list for the Borrowers and their Subsidiaries, which list shall state the customer’s name, mailing address and phone number and shall be certified as true and correct in all material respects by a Financial Officer of the Borrowers;

(j) to the extent the Loan Parties engage in Bundled Solutions with customers in the ordinary course of business and collect amounts owing with respect to such Bundled Solutions on behalf of themselves and the applicable leasing partners, the Borrowers shall, at such time when Excess Availability is less than $7,500,000 for five (5) or more consecutive

Business Days until such time as Excess Availability is greater than $7,500,000 for thirty consecutive Business Days, list the portion of the cash held in accounts of the Loan Parties subject to a first priority perfected security interest in favor of the Administrative Agent that has been collected on behalf of the applicable leasing partners on each Borrowing Base Certificate delivered under Section 5.04(h), and such portions of cash shall be excluded from the calculation of Excess Availability; and

(k) promptly, from time to time, such other information regarding the operations, business, legal or corporate affairs, Collateral, and financial condition of any Loan Party or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, the obligations in Sections 5.04(a), (b) and (d) may be satisfied with respect to financial information of the Borrowers and the Restricted Subsidiaries by furnishing the applicable financial statements of Holdings (or any direct or indirect parent of Holdings). To the extent such information relates to Holdings or a parent of Holdings, (x) such Person (and such Person’s subsidiaries other than the Borrowers and their respective Subsidiaries) does not engage in any business or activities or have any properties or liabilities which Holdings is not permitted to engage in or have under the terms and provisions of this Agreement and the other Loan Documents and (y) such information is accompanied by information that explains in reasonable detail the differences between the information relating to Holdings (or such parent), on the one hand, and the information relating to the Borrowers and their respective Subsidiaries on a standalone consolidated basis, on the other hand.

Information required to be delivered pursuant to this Section 5.04 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on a SyndTrak, IntraLinks or similar site to which the Lenders have been granted access or shall be available (the “Platform”) on the public website of the SEC (i.e., http://www.sec.gov) or on the public website of the Borrowers (i.e., http://www.convergeone.com). Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrowers hereby agree that Borrowers will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information (as defined in Section 9.16), they shall be treated as set forth in Section 9.16), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrowers notify the Administrative Agent promptly that any such document may contain MNPI: (i) the Loan Documents, (ii) notification of changes in the terms of the Term Loan Agreement and (iii) all information delivered pursuant to Sections 5.04(a), (b), (c), (e) and (f).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

It is understood and agreed that the Administrative Agent shall provide each Lender with a copy of any appraisal and field examination report received by the Administrative Agent, which shall be marked as containing “Private Side Information”.

Section 5.05. Notices. Promptly upon any Responsible Officer of the Borrowers becoming aware thereof, furnish to the Administrative Agent notice of the following:

(a) the occurrence of any Event of Default or Default; and

(b) the occurrence of any event that has had, or could reasonably be expected to have, a Material Adverse Effect.

Section 5.06. Information Regarding Collateral. Furnish to the Administrative Agent notice of any change on or prior to the later to occur of (a) 30 days following the occurrence of such change and (b) the earlier of the date of the required delivery of the Compliance Certificate following such change and the date which is 45 days after the end of the most recently ended fiscal quarter following such change (i) in any Loan Party’s legal name, (ii) in the jurisdiction of organization or formation of any Loan Party or (iii) in any Loan Party’s identity or corporate structure.

Section 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP are made. Permit any representatives designated by the Administrative Agent or any Lender to visit and inspect during normal business hours the corporate, financial and operating records and the properties of the Borrowers or the Restricted Subsidiaries upon reasonable advance notice, and to make extracts from and copies of such records, and permit any such representatives to discuss the affairs, finances and condition of such Person with the officers thereof and independent accountants (subject to such accountants’ customary policies and procedures) therefor; provided that the Administrative Agent shall give the Lead Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of a continuing Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 5.07; (ii) the Administrative Agent shall not exercise its rights under this Section 5.07 more often than one time during any fiscal year (and such time shall be at the Borrowers’ expense); provided that during any period from the date on which daily Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $7,500,000 for five (5) or more consecutive Business Days until such time as the daily Excess Availability is equal to or exceeds the greater of (i) 10% of the Line Cap and (ii) $7,500,000 for a period of thirty (30) consecutive Business Days, the Administrative Agent may exercise its rights under this Section 5.07 at the Borrowers’ expense one additional time; provided, further, that when a continuing Event of Default exists, the Administrative Agent (or any of its designees), on behalf of the Lenders, may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.

Section 5.08. Use of Proceeds. The proceeds of the Loans (i) shall be used to pay Transaction Expenses and for general corporate purposes (including any purposes permitted by this Agreement) and (ii) shall be used in a manner that complies with Section 6.14.

Section 5.09. Further Assurances.

(a) From time to time duly authorize, execute and deliver, or cause to be duly authorized, executed and delivered, such additional instruments, certificates, financing statements, agreements or documents, and take all reasonable actions (including filing UCC and other financing statements but subject to the limitations set forth in the Security Documents), as the Administrative Agent or the Collateral Agent may reasonably request, for the purposes of perfecting the rights of the Administrative Agent, the Collateral Agent and the Secured Parties with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof or with respect to any other property or assets hereafter acquired by the Borrowers or any other Loan Party which may be deemed to be part of the Collateral) pursuant hereto or thereto. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, nothing in this Agreement or any other Loan Document shall require any Loan Party to make any filings or take any actions to record or to perfect any security interest in (i) any intellectual property other than in the United States Copyright Office or United States Patent and Trademark Office or (ii) any non-United States intellectual property, in each case other than any UCC financing statements.

(b) With respect to any assets acquired by any Loan Party after the Closing Date of the type constituting Collateral under the Guarantee and Collateral Agreement and as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected first priority (subject only to Permitted Liens) security interest, on or prior to the later to occur of (i) 60 days following such acquisition and (ii) the earlier of the date of the required delivery of the Compliance Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement or such other Security Documents as the Administrative Agent deems necessary to grant to the Collateral

Agent, for the benefit of the Secured Parties, a security interest in such assets and (y) take all commercially reasonable actions necessary to grant to, or continue on behalf of, the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such assets (subject only to Permitted Liens), including the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent.

(c) With respect to any wholly-owned Restricted Subsidiary (other than an Excluded Subsidiary) created or acquired after the Closing Date, on or prior to the later to occur of (i) 60 days following the date of such creation or acquisition and (ii) the earlier of the date of the required delivery of the Compliance Certificate following such creation or acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a valid, perfected first priority (subject only to Permitted Liens) security interest in the Equity Interests in such new subsidiary that are owned by any of the Loan Parties to the extent the same constitute Collateral under the terms of the Guarantee and Collateral Agreement, (y) deliver to the Collateral Agent the certificates, if any, representing any of such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor and (z) cause such Restricted Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, and, to the extent applicable, each Intellectual Property Security Agreement and (B) to take such actions necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority (subject only to Permitted Liens) security interest in any assets required to be Collateral pursuant to the Guarantee and Collateral Agreement and each Intellectual Property Security Agreement with respect to such Restricted Subsidiary, including, if applicable, the recording of instruments in the United States Patent and Trademark Office and the United States Copyright Office and the filing of UCC financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement, any applicable Intellectual Property Security Agreement or as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding anything to the contrary in this clause (c), any wholly-owned Restricted Subsidiary required to become a party to the Guarantee and Collateral Agreement pursuant to subclause (z)(A) above shall be permitted (in the Lead Borrower’s sole discretion) to be designated as a Borrower under this Agreement and to become a party hereto pursuant to a joinder agreement reasonably satisfactory to the Lead Borrower and the Administrative Agent. Additionally, any Subsidiary Guarantor shall be permitted (in the Lead Borrower’s sole discretion) to be re-designated as a Borrower under this Agreement pursuant to a joinder agreement reasonably satisfactory to the Lead Borrower and the Administrative Agent.

(d) With respect to any Equity Interests in any Foreign Subsidiary or Excluded Domestic Subsidiary that are acquired after the Closing Date by any Loan Party (including as a result of formation of a new Foreign Subsidiary), on or prior to the later to occur of (i) 60 days following the date of such acquisition and (ii) the earlier of the date of the required delivery of the Compliance Certificate following the date of such acquisition and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent), (x) execute and deliver to the Administrative Agent and the Collateral Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent reasonably deems necessary in order to grant to the Collateral Agent, for the benefit of the relevant Secured Parties, a perfected first priority security interest (subject only to Permitted Liens) in the Equity Interests in such Foreign Subsidiary that are owned by the Loan Parties to the extent the same constitutes Collateral under the terms of the Guarantee and Collateral Agreement (provided that (A) only first-tier Foreign Subsidiaries or Excluded Domestic Subsidiaries owned directly by such Loan Party shall be pledged by such Loan Party and (B) only 65% of the Equity Interests of any Excluded Foreign Subsidiary or Excluded Domestic Subsidiary shall be pledged by such Loan Party) and (y) deliver to the Collateral Agent any certificates representing any such Equity Interests that constitute certificated securities, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the pledgor, as the case may be, and take such other action as may be reasonably requested by the Administrative Agent or the Collateral Agent to perfect the security interest of the Collateral Agent thereon (but subject to the limitations set forth in the Security Documents).

(e) If, at any time and from time to time after the Closing Date, any wholly-owned Domestic Subsidiary that is not a disregarded entity for U.S. federal income Tax purposes owned by a non-disregarded non-U.S. entity ceases to constitute an Immaterial Subsidiary in accordance with the definition of “Immaterial Subsidiary”, then the Borrowers shall cause such subsidiary to become an additional Loan Party and take all the actions contemplated by Section 5.09(c) as if such subsidiary were a newly-formed wholly-owned Domestic Subsidiary of the Borrower.

(f) If requested by the Administrative Agent, with respect to any fee interest in any real property located in the United States with a book value in excess of $5,000,000 (as reasonably estimated by the Borrower) acquired after the Closing Date by any Loan Party, within 120 days following the date of such acquisition (or such longer period as to which the Administrative Agent may consent) (i) execute and deliver Mortgages in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such real property and complying with the provisions herein and in the Security Documents and (ii) comply with the requirements of Section 5.10 with respect to any Mortgages to be provided after the Closing Date pursuant to such Schedule.

(g) [Reserved].

(h) No Loan Party has granted or shall grant control of any deposit account to any Person other than the Administrative Agent to secure the Secured Obligations (as defined in the Revolving Credit Agreement) or any other secured party in respect of Indebtedness permitted hereunder that is pari passu to the Obligations.

Notwithstanding anything to the contrary in this Section 5.09 or any other Security Document, (i) the Collateral Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets located outside the United States or otherwise take any action with respect to creation or perfection of Liens under foreign laws, (ii) the Collateral Agent shall not require control agreements or perfection by “control” arrangements with respect to deposit and securities accounts except to the extent expressly required by the Guarantee and

Collateral Agreement, (iii) the Collateral Agent shall not require notices to be sent to account debtors or other contractual third-parties except following the occurrence and during the continuance of an Event of Default, (iv) the Collateral Agent shall not require landlord waivers and other third-party access or statutory lien subordinations or waivers except to the extent expressly required by the Guarantee and Collateral Agreement, (v) the Collateral Agent shall not require the perfection of security interests in motor vehicles and other assets subject to certificates of title statutes to the extent a Lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement (or the equivalent), (vi) the Collateral Agent shall not require perfection of (A) letters of credit and letter of credit rights which (1) do not constitute supporting obligations and (2) are not in excess of $1,000,000 individually, or $5,000,000 in the aggregate for all such letters of credit and letter of credit rights of the Loan Parties and (B) commercial tort claims which (1) require any additional action by any Loan Party to grant or perfect a security interest in such commercial tort claim and (2) are not in excess of $1,000,000 individually, or $5,000,000 in the aggregate, in each case, other than the filing of a Uniform Commercial Code financing statement (or the equivalent), (vii) the Collateral Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any mortgage, stamp, intangibles or other tax or expenses relating to such Lien) is excessive in relation to the practical benefit to the Lenders of the security afforded thereby as reasonably determined by the Borrowers and the Administrative Agent and (viii) Liens required to be granted pursuant to this Section 5.09 shall be subject to exceptions and limitations consistent with those set forth in the Security Documents as in effect on the Closing Date (to the extent appropriate in the applicable jurisdiction).

Section 5.10. Mortgaged Properties. The Collateral Agent shall have received, as and when required by Section 5.09, (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the applicable Loan Party, (ii) a title insurance policy for such property available in each applicable jurisdiction (each, a “Title Policy”) insuring the Lien of each such Mortgage as a valid first-priority Lien on the property described therein, free of any other Liens other than Liens permitted hereunder and under the Security Documents, together with such endorsements, coinsurance and reinsurance and in such amounts as the Administrative Agent may reasonably request, (iii) a completed Life-of-Loan Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrowers and each Loan Party relating thereto) and, if any improvements on any Mortgaged Property are located in a flood hazard area, evidence of flood insurance reasonably satisfactory to the Administrative Agent, (iv) ALTA surveys in form and substance reasonably acceptable to the Administrative Agent or such existing surveys together with no-change affidavits sufficient for the title company to remove all standard survey exceptions from the Title Policies and issue the endorsements required in clause (ii) above and (v) such customary legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property.

Section 5.11. Designation of Subsidiaries.

(a) The Borrowers may designate any subsidiary (including any existing subsidiary and any newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary or any of its subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, any Borrower or Restricted Subsidiary (other than solely any Unrestricted Subsidiary of the subsidiary to be so designated); provided that

(i) any Unrestricted Subsidiary must be an entity of which the majority of the Voting Equity Interests therein are owned, directly or indirectly, by the Borrower;

(ii) such designation complies with the covenants described in Section 6.03(c);

(iii) no Event of Default shall have occurred and be continuing;

(iv) the Total Net Leverage Ratio would be less than the ratio set forth in Section 6.01(a);

(v) in each case on a pro forma basis taking into account such designation; and

(vi) each of:

(A) the subsidiary to be so designated; and

(B) its subsidiaries,

has not at the time of designation, and does not thereafter, incur any Indebtedness pursuant to which the lender has recourse to any of the assets of any Borrower or Restricted Subsidiary. Furthermore, no subsidiary may be designated as an Unrestricted Subsidiary hereunder unless it is also designated as an “Unrestricted Subsidiary” for purposes of the Revolving Credit Agreement and any Junior Financing.

(b) The Borrowers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing and the Total Net Leverage Ratio would be less than the ratio set forth in Section 6.01(a), on a pro forma basis taking into account such designation.

Any such designation by the Borrowers shall be evidenced by the Borrowers to the Administrative Agent by promptly delivering to the Administrative Agent an Officer’s Certificate giving effect to such designation and certifying that such designation complied with the provisions of this Section 5.11.

Section 5.12. Credit Ratings. The Borrowers shall use commercially reasonable efforts to maintain (a) a public credit rating of the Term Loans from each of S&P and Moody’s and (b) a public corporate family rating from Moody’s and a public corporate credit rating from S&P, but, in each case, not any minimum ratings.

Section 5.13. Appraisals and Field Exams.

(a) Upon the Agents’ request, upon reasonable advance notice to the Borrowers, the Borrowers and the Subsidiary Guarantors will provide the Agents with appraisals or updates thereof of their Inventory from a nationally recognized appraiser selected and engaged by the Agents (following consultation with the Borrowers), and prepared on a basis satisfactory to the Agents in its Permitted Discretion, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, however, that if no Event of Default has occurred and is continuing, following the Closing Date, no more than one (1) such appraisal per calendar year shall be conducted at the expense of the Loan Parties; provided, however, that during any period from the date on which daily Excess Availability is less than the greater of (i) 10% of the Line Cap and (ii) $7,500,000 for five (5) or more consecutive Business Days until such time as the daily Excess Availability is equal to or exceeds the greater of (i) 10% of the Line Cap and (ii) $7,500,000 for a period of thirty (30) consecutive Business Days, the Administrative Agent may order one (1) additional inventory appraisal per calendar year at the expense of the Loan Parties (it being understood, however, that, so long as no Event of Default is continuing, no more than two (2) such appraisals per calendar year shall be conducted at the expense of the Loan Parties).

(b) Field examinations may be conducted in connection with inspections permitted under Section 5.07 and the Borrowers agree to pay the documents costs and expenses incurred in connection with such field examinations and the preparation of Reports (not to exceed the actual fees charged by a third party retained by the Agents or the internally allocated fees for each Person employed by the Agents with respect to each field examination); provided, however, that absent the occurrence and continuation of an Event of Default, no more than one (1) field examination per year shall be conducted at the expense of the Borrower; provided, further, that during any period from the date on which daily Excess Availability is less than 10% of the Line Cap for five (5) or more consecutive Business Days until such time as the daily Excess Availability is equal to or exceeds 10% of the Line Cap for a period of thirty (30) consecutive Business Days, the Administrative Agent may conduct one (1) additional field examination at the expense of the Borrowers during such year (it being understood, however, that, so long as no Event of Default is continuing, no more than two (2) such field examinations per calendar year shall be conducted at the expense of the Borrowers).

Section 5.14. Post-Closing Collateral Arrangements. The Borrowers shall execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule.

Section 5.15. Unbilled Accounts Recordkeeping. On or before the date that is one hundred eighty (180) days from the Closing Date, the Borrowers shall have, to the satisfaction of the Administrative Agent, created systems and/or recordkeeping procedures that segregate billed and unbilled Accounts such that unbilled Accounts are easily identifiable and reportable as unbilled Accounts.

Section 5.16. Quarterly Lender Calls. Upon the request of the Administrative Agent, the Borrowers shall hold a conference call (the reasonable costs of holding such call to be paid by the Borrowers) with all Lenders who choose to attend such conference call, within a reasonable period of time following each delivery of financial statements under Section 5.04(a) or Section 5.04(b), during which the Borrowers shall review the financial results of the applicable fiscal year or fiscal quarter, the budget for the current fiscal year and the financial condition of the Borrowers and their respective Restricted Subsidiaries.

ARTICLE VI

NEGATIVE COVENANTS

The Borrowers covenant and agree that, until the Termination Date, the Borrowers will not (and, with respect to Section 6.04(c) and Section 6.11 only, Holdings shall not), nor will the Borrowers cause or permit any of the Restricted Subsidiaries to:

Section 6.01. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) Directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrowers and the Restricted Guarantors will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary that is not a Guarantor to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Borrowers and the Restricted Guarantors may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary that is not a Guarantor may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, (A) if the Total Net Leverage Ratio at the time such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been no greater than 4.40 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and after giving pro forma effect to any Specified Transaction permitted under this Agreement and consummated in connection with the application of such proceeds), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four fiscal quarters for which Section 5.04 Financials have been delivered to the Administrative Agent and (B) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by a Restricted Subsidiary that is not a Guarantor pursuant to this paragraph (a) is subject to the limitations of paragraph (g) below.

(b) The limitations set forth in clause (a) will not apply to the following items:

(i) the Indebtedness under the Loan Documents (including any Revolving Commitment Increase) of the Borrowers or any of their respective Restricted Subsidiaries (including letters of credit and bankers’ acceptances thereunder);

(ii) junior or unsecured Indebtedness, so long as no Event of Default has occurred and is continuing and the Total Net Leverage Ratio measured on a pro forma basis is no greater than 5.00 to 1.00;

(iii) Indebtedness of the Borrowers and Borrowers’ Restricted Subsidiaries in existence on the Closing Date (other than Indebtedness described in clauses (b)(i), (ii), (xv), (xx) and (xxi) of this Section 6.01) and set forth in all material respects on Schedule 6.01;

(iv) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred of their respective Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in the business of the Borrowers and Borrowers’ Restricted Subsidiaries, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets in an aggregate principal amount, together with any Refinancing Indebtedness in respect thereof and all other Indebtedness, Disqualified Stock and/or Preferred Stock incurred and outstanding under this clause (iv), not to exceed the greater of (x) $10,000,000 and (y) 1.75% of Consolidated Total Assets at any time outstanding; so long as such Indebtedness exists at the date of such purchase, lease or improvement, or is created within 270 days thereafter;

(v) Indebtedness incurred by the Borrowers or any of their respective Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(vi) Indebtedness arising from agreements of a Borrower or Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the Disposition of any business, assets or a subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet (other than by application of Interpretation Number 45 of the Financial Accounting Standards Board (commonly known as FIN 45) as a result of an amendment to an obligation in existence on the Closing Date) of any Borrower or Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (vi));

(vii) Indebtedness of (A) any Borrower to any Restricted Subsidiary and (B) any Restricted Subsidiary to any Borrower or to any other Restricted Subsidiary; provided that any such Indebtedness owing by a Borrower or a Guarantor to a Subsidiary that is not a Guarantor is Subordinated Indebtedness; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to a Borrower or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted by this clause (vii);

(viii) shares of Preferred Stock of a Restricted Subsidiary issued to a Borrower or another Restricted Subsidiary, provided, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to a Borrower or a Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted by this clause (viii);

(ix) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted under this Section 6.01, exchange rate risk or commodity pricing risk;

(x) obligations in respect of customs, stay, performance, bid, appeal and surety bonds and performance and completion guarantees and other obligations of a like nature provided by the Borrowers or any of their respective Restricted Subsidiaries in the ordinary course of business;

(xi) [Reserved];

(xii) provided that no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the incurrence by any Borrower or Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund or refinance any Indebtedness, Disqualified Stock or Preferred Stock permitted under Section 6.01(a) or clauses (ii), (iii), (iv), (xi)(A), (xiii), (xv), (xviii), (xx), (xxi) or (xxvi) of this Section 6.01(b) or any Indebtedness, Disqualified Stock or Preferred Stock issued to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including, in each case, additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay premiums (including tender premiums), defeasance costs and fees and expenses in connection therewith (collectively, the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(A) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced,

(B) to the extent such Refinancing Indebtedness refinances (1) Indebtedness subordinated or pari passu to the Obligations, such Refinancing Indebtedness is subordinated or pari passu to the Obligations at least to the same extent as the Indebtedness being refinanced or refunded and (2) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively,

(C) shall not include:

(1) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of any Borrower;

(2) Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Guarantor; or

(3) Indebtedness, Disqualified Stock or Preferred Stock of a Borrower or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary; and

(D) shall not be in a principal amount in excess of the principal amount of, premium, if any, accrued interest on, and related fees and expenses of, the Indebtedness being refunded, replaced or refinanced (including any premium, expenses, costs and fees incurred in connection with such refund, replacement or refinancing);

provided, further, that any incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock by any Restricted Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (xii) (solely as it relates to Indebtedness under clause (xiii) and Section 6.01(a)) shall be subject to the limitations set forth in Section 6.01(g) to the same extent as the Indebtedness refinanced;

(xiii) Indebtedness, Disqualified Stock or Preferred Stock (x) of a Borrower or a Restricted Subsidiary incurred to finance an acquisition, (y) of Persons that are acquired by any Borrower or Restricted Subsidiary or Persons merged into a Borrower or a Restricted Subsidiary in accordance with the terms of this Agreement or (z) that is assumed by any Borrower or Restricted Subsidiary in connection with such acquisition so long as:

(A) no Event of Default shall have occurred and be continuing or would result therefrom,

(B) any Indebtedness, Disqualified Stock or Preferred Stock incurred in reliance on clause (x) above shall not mature (and shall not be mandatorily redeemable in the case of Disqualified Stock or Preferred Stock) or require any payment of principal (other than customary asset sale and change of control provisions and, if applicable, AHYDO catch-up payments), in each case, prior to the date which is 91 days after the Maturity Date,

(C) any Indebtedness, Disqualified Stock or Preferred Stock incurred or assumed in reliance on clause (y) or (z) above shall not have been incurred in contemplation of such acquisition, and

(D) after giving pro forma effect to such acquisition or merger,

(1) if such Indebtedness is secured on a pari passu basis with the Revolving Loans, the Senior Secured Net Leverage Ratio is less than or equal to 4.40 to 1.00;

(2) if such Indebtedness is unsecured or secured on a junior basis with the Revolving Loans, the Total Net Leverage Ratio is less than or equal to 5.00 to 1.00.

(xiv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(xv) the Indebtedness under or secured by the Term Loan Documents of the Borrowers or any of their respective Restricted Subsidiaries;

(xvi) (A) any guarantee by a Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as such Indebtedness or other obligations are permitted under this Agreement, or (B) any guarantee by a Restricted Subsidiary of Indebtedness or other obligations of the Borrowers; provided that, in each case, (x) such Restricted Subsidiary shall comply with its obligations under Section 5.09 and (y) in the case of any guarantee of Indebtedness or other obligations of any Borrower or Subsidiary Guarantor by any Restricted Subsidiary that is not a Subsidiary Guarantor, such Restricted Subsidiary becomes a Subsidiary Guarantor under this Agreement;

(xvii) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrowers and Borrowers’ Subsidiaries;

(xviii) Indebtedness, Disqualified Stock, or Preferred Stock of any Foreign Subsidiary or of any foreign Persons that are acquired by any Borrower or Restricted Subsidiary or merged into a Restricted Subsidiary that is a Foreign Subsidiary in accordance with the terms of this Agreement; provided, that the aggregate amount outstanding of any such Indebtedness, Disqualified Stock, or Preferred Stock shall not at any time exceed the greater of $20,000,000 and 3.50% of Consolidated Total Assets;

(xix) Indebtedness issued by any Borrower or any of its Restricted Subsidiaries to future, current or former officers, managers, directors, employees and consultants thereof or any direct or indirect parent thereof, their respective estates, heirs, family members, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of a Borrower, a Restricted Subsidiary or any of their respective direct or indirect parent companies to the extent described in Section 6.03(b)(iv);

(xx) Indebtedness consisting of obligations of any Borrower or any of its Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment permitted hereunder;

(xxi) [Reserved];

(xxii) cash management obligations and Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft facilities, employee credit card or purchase card programs, Cash Pooling Arrangements, controlled disbursement, return items, interstate depository network services, dealer incentive, supplier finance or similar programs, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any Cash Pooling Arrangements, the total amount of all deposits subject to any such Cash Pooling Arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such Cash Pooling Arrangements;

(xxiii) Indebtedness of any Borrower or any of its Subsidiaries in respect of Sale and Lease-Back Transactions;

(xxiv) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xxv) Indebtedness representing deferred compensation to employees of any Borrower or Restricted Subsidiary incurred in the ordinary course of business; and

(xxvi) additional Indebtedness, Disqualified Stock or Preferred Stock of any Borrower or Restricted Subsidiary in a principal amount not to exceed the greater of (x) $10,000,000 and (y) 1.75% of Consolidated Total Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, Section 6.01(xii), if any Indebtedness is incurred to refinance Indebtedness initially incurred in reliance on any provision of this Section 6.01 measured by reference to a percentage of Consolidated Total Assets at the time of incurrence thereof, and such refinancing would cause such percentage of Consolidated Total Assets to be exceeded if calculated based on the Consolidated Total Assets on the date of such refinancing, such percentage of Consolidated Total Assets shall not be deemed to be exceeded (and such refinancing Indebtedness shall be permitted) so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) Incurred or payable in connection with such refinancing.

(d) The accrual of interest, the accretion of accreted value and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 6.01.

(e) For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness, the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) Notwithstanding anything to the contrary contained in Section 6.01(a) or (b), no Restricted Subsidiary of any Borrower that is not a Subsidiary Guarantor shall incur any Indebtedness or issue any Disqualified Stock or Preferred Stock in reliance on Section 6.01(a) or (b)(xiii) (the “Limited Non-Guarantor Debt Exceptions”) if the amount of such Indebtedness, Disqualified Stock or Preferred Stock, when aggregated with the amount of all other Indebtedness, Disqualified Stock or Preferred Stock outstanding under such Limited Non-Guarantor Debt Exceptions, together with any Refinancing Indebtedness in respect thereof, would exceed the greater of (x) $15,000,000 and (y) 2.50% of Consolidated Total Assets; provided that in no event shall any Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor (i) existing at the time it became a Restricted Subsidiary or (ii) assumed in connection with any acquisition, merger or acquisition of minority interests of a non-Wholly-Owned Subsidiary (and in the case of clauses (i) and (ii), not created in contemplation of such Person becoming a Restricted Subsidiary or such acquisition, merger or acquisition of minority interests) be deemed to be Indebtedness outstanding under the Limited Non-Guarantor Debt Exceptions for purposes of this Section 6.01(g).

Section 6.02. Liens. Directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset or property of a Borrower or any Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

Section 6.03. Restricted Payments.

(a) Directly or indirectly, make any Restricted Payment, other than Restricted Payments made at any time when, in the case of Restricted Payments described in clause (a) of the definition thereof, the Distribution Condition is satisfied with respect to such Restricted Payment and, in the case of any other Restricted Payment, the Payment Condition is satisfied with respect to such Restricted Payment.

(b) Section 6.03(a) will not prohibit:

(i) the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(ii) (A) the redemption, prepayment, repurchase, retirement or other acquisition of any (1) Equity Interests (“Treasury Capital Stock”) of the Borrowers or any Restricted Subsidiary or Junior Financing of any Borrower or Guarantor or (2) Equity Interests of any direct or indirect parent company of any Borrower, in the case of each of clause (1) and (2), in exchange for, or out of the proceeds of the substantially concurrent sale (other than to the Borrowers or a Restricted Subsidiary) of, Equity Interests of any Borrower, or any direct or indirect parent company of any Borrower to the extent contributed to the capital of any Borrower or Restricted Subsidiary (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”), (B) the declaration and payment of dividends on the Treasury Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Borrower or a Restricted Subsidiary) of the Refunding Capital Stock, and (C) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clauses (vi)(A) or (B) of this Section 6.03(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent company of any Borrower) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(iii) the redemption, repurchase or other acquisition or retirement of any Junior Financing of a Borrower or a Restricted Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of a Borrower or a Restricted Guarantor, as the case may be, which is incurred in compliance with Section 6.01(b)(xii) so long as no Event of Default has occurred and is continuing or would immediately result upon the consummation of such transaction and, in the case of clause (B):

(A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any premium required to be paid under the terms of the instrument governing the Indebtedness being so redeemed, repurchased, acquired or retired and any fees and expenses incurred in connection with the issuance of such new Indebtedness;

(B) solely in the case of Subordinated Indebtedness, such new Indebtedness is subordinated to the Obligations at least to the same extent as such Subordinated Indebtedness so prepaid, purchased, exchanged, redeemed, repurchased, acquired or retired for value;

(C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness being so prepaid, redeemed, repurchased, acquired or retired; and

(D) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Indebtedness being so prepaid, redeemed, repurchased, acquired or retired;

(iv) a Restricted Payment to pay for the repurchase, retirement, redemption or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of any Borrower or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant (or any of their successors, heirs, estates or assigns) of any Borrower, any of its Subsidiaries or any of their respective direct or indirect parent companies (whether pursuant to any management unit purchase agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement or otherwise); provided, however, that the aggregate Restricted Payments made under this clause (iv) do not exceed in any calendar year $2,000,000; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of any Borrower and, to the extent contributed to the capital of such Borrower, Equity Interests of any of the direct or indirect parent companies of any Borrower, in each case to members of management, directors or consultants of such Borrower, any of its subsidiaries or any of their respective direct or indirect parent companies that occurs after the Closing Date (other than Equity Interests the proceeds of which are used to fund the Transactions), to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 6.03(a); plus

(B) the cash proceeds of key man life insurance policies received by any Borrower or any of its Restricted Subsidiaries after the Closing Date; minus

(C) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (A) and (B) of this clause (iv);

and provided, further, that cancellation of Indebtedness owing to any Borrower from members of management of such Borrower, any of its subsidiaries or its direct or indirect parent companies in connection with a repurchase of Equity Interests of such Borrower or any of such Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Agreement;

(v) payments of cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any acquisition permitted hereunder;

(vi) [Reserved];

(vii) [Reserved];

(viii) [Reserved];

(ix) [Reserved];

(x) Restricted Payments that are made with Excluded Contributions;

(xi) [Reserved];

(xii) [Reserved];

(xiii) [Reserved];

(xiv) [Reserved];

(xv) the declaration and payment of dividends or the payment of other distributions by any Borrower to, or the making of loans or advances to, any of its direct or indirect parents or the equity interest holders thereof in amounts required for any direct or indirect parent companies or the equity interest holders thereof to pay, in each case without duplication,

(A) franchise Taxes and other fees, Taxes and expenses required to maintain their corporate existence;

(B) for any taxable period in which any Borrower and, if applicable, any of its subsidiaries is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of such Borrower is the common parent (a “Tax Group”), to pay federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of such Borrower and/or its subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that such Borrower and its subsidiaries would have been required to pay as a stand-alone consolidated, combined or similar income tax group; provided, further, that the permitted payment pursuant to this clause (B) with respect to any Taxes of any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to such Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar income Taxes;

(C) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of any Borrower to the extent such salaries, bonuses and other benefits are reasonably attributable to the ownership or operation of such Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses of any direct or indirect parent company of any Borrower to the extent such costs and expenses are reasonably attributable to the ownership or operation of such Borrower and its Restricted Subsidiaries;

(E) amounts payable to the Sponsor pursuant to the Sponsor Management Agreement (including all obligations and expenses incurred by the Sponsor in the performance of its duties under the Sponsor Management Agreement);

(F) fees and expenses other than to Affiliates of any Borrower incurred pursuant to (1) any equity or debt offering of such parent entity (whether or not successful), (2) any Investment otherwise permitted under this covenant (whether or not successful) and (3) any transaction of the type described in Section 6.04;

(G) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of any Borrower or any direct or indirect parent;

(H) amounts to finance Investments otherwise permitted to be made pursuant to this Section 6.03; provided that (1) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (2) such direct or indirect parent company shall, immediately following the closing thereof, cause (x) all property acquired (whether assets or Equity Interests) to be contributed to the capital of any Borrower or one of its Restricted Subsidiaries or (y) the merger of the Person formed or acquired into any Borrower or one of its Restricted Subsidiaries (to the extent not prohibited by Section 6.04) in order to consummate such Investment, in each case, subject to the limitations set forth in clauses (h) and (m) of, and the proviso set forth at the end of, the definition of “Permitted Investment”; (3) such direct or indirect parent company and its Affiliates (other than a Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction, (4) any property received by any Borrower shall not increase amounts available for Restricted Payments pursuant to Section 6.03(a) and (5) such Investment shall be deemed to be made by such Borrower or Restricted Subsidiary by another paragraph of this Section 6.03 (other than pursuant to clause (x) hereof) or pursuant to the definition of “Permitted Investments” (other than clause (i) thereof);

(I) reasonable and customary fees payable to any directors of any direct or indirect parent of any Borrower and reimbursement of reasonable out-of-pocket costs of the directors of any direct or indirect parent of any Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of such Borrower and its Restricted Subsidiaries; and

(J) reasonable and customary indemnities to directors, officers and employee of any direct or indirect parent of any Borrower in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of such Borrower and its Restricted Subsidiaries;

(xvi) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to a Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries;

(xvii) [Reserved];

(xviii) Restricted Payments by (A) a non-Subsidiary Guarantor to any Borrower or Restricted Subsidiary or any other holder of its Equity Interests (so long as any payment to such owner of its Equity Interests is pro rata among all holders of its Equity Interests), (B) a Foreign Subsidiary to any Borrower or Restricted Subsidiary or any other holder of its Equity Interests (so long as any payment to such owner of its Equity Interests is pro rata among all holders of its Equity Interests) or (C) any other subsidiary to any Borrower or Subsidiary Guarantor;

(xix) payments or distributions in connection with an AHYDO “catch up” payment with respect to any Incremental Equivalent Debt, Replacement Loans, Junior Financing or Refinancing Indebtedness (each as defined in the Term Loan Agreement);

(xx) [Reserved]; and

(xxi) any payment of any dividend from any Borrower to Holdings in connection with the payment of social security or other payroll Taxes based on the issuance of Equity Interests to employees or other service providers.

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (ii), (iii), (vii) (as determined at the time of the declaration of such dividend), (xi), (xv)(E) and (xvi) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) As of the Closing Date, all of the subsidiaries of the Borrowers will be Restricted Subsidiaries. The Borrowers will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to Section 5.11(b). For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrowers and Borrowers’ Restricted Subsidiaries (except to the extent repaid) in the subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 6.03(a) or (b)(vii), (x) or (xi), or pursuant to the definition of “Permitted Investments,” and if such subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Loan Documents.

Section 6.04. Fundamental Changes.

(a) No Borrower may consolidate or merge with or into or wind up into (whether or not such Borrower is the surviving corporation), and may not sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of such Borrower and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person unless:

(i) such Borrower is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Borrower) or the Person to whom such sale, assignment, transfer, lease, conveyance or other Disposition will have been made is organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, the “Successor Company”);

(ii) the Successor Company, if other than such Borrower, expressly assumes all the Obligations of such Borrower pursuant to documentation reasonably satisfactory to the Administrative Agent;

(iii) immediately after such transaction, no Default exists;

(iv) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period, the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Total Net Leverage Ratio test described of Section 6.01(a);

in each case made or effected substantially simultaneously with such transaction or related financing;

(v) each Guarantor, unless it is the other party to the transactions described above, in which case Section 6.04(c)(i)(B) shall apply, shall have confirmed that its Obligations under the Loan Documents to which it is a party pursuant to documentation reasonably satisfactory to the Administrative Agent; and

(vi) such Borrower shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

provided that such Borrower shall promptly notify the Administrative Agent of any such transaction and shall take all required actions in order to preserve and protect the Liens on the Collateral securing the Secured Obligations either prior to or upon the later to occur of (x) 30 days following such transaction or (y) the earlier of the date of the required delivery of the next Compliance Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent).

The Successor Company will succeed to, and be substituted for the applicable Borrower under the Loan Documents. Notwithstanding the foregoing, clause (iv) shall not apply to the Transactions.

(b) Notwithstanding the foregoing paragraphs (a)(iii) and (a)(iv),

(i) a Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to a Borrower or a Restricted Guarantor;

(ii) a Borrower may merge with an Affiliate of such Borrower solely for the purpose of reorganizing such Borrower in a State of the United States so long as the amount of Indebtedness of such Borrower and its Restricted Subsidiaries is not increased thereby; and

(iii) any Foreign Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to any other Foreign Subsidiary.

(c) Neither (x) Holdings nor (y) any Restricted Guarantor will, and the Borrowers will not permit any Restricted Guarantor to, consolidate or merge with or into or wind up into (whether or not a Borrower or Restricted Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless, in the cause of clause (y) only:

(i) (A) such Restricted Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Restricted Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other Disposition will have been made is organized or existing under the laws of the jurisdiction of organization of such Restricted Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Restricted Guarantor or Person, the “Successor Person”);

(B) the Successor Person, if other than such Restricted Guarantor, expressly assumes all the Obligations of such Restricted Guarantor pursuant to documentation reasonably satisfactory to the Administrative Agent;

(C) immediately after such transaction, no Default exists; and

(D) the Lead Borrower shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer and such documentation relating to the Loan Documents, if any, comply with this Agreement;

(ii) the transaction does not violate Section 6.05;

provided that the Lead Borrower shall promptly notify the Administrative Agent of any such transaction and shall take all required actions in order to preserve and protect the Liens on the Collateral securing the Secured Obligations either prior to or upon the later to occur of (x) 30 days following such transaction or (y) the earlier of the date of the required delivery of the next Compliance Certificate and the date which is 45 days after the end of the most recently ended fiscal quarter (or such longer period as to which the Administrative Agent may consent).

In the case of clause (i)(A) above, the Successor Person will succeed to, and be substituted for, such Restricted Guarantor under the Loan Documents. Notwithstanding the foregoing, any Restricted Guarantor (x) may merge into or transfer all or part of its properties and assets to another Restricted Guarantor or a Borrower or (y) dissolve, liquidate or wind up its affairs if such dissolution, liquidation or winding up could not reasonably be expected to have a Material Adverse Effect.

Section 6.05. Dispositions.

Cause, make or suffer to exist a Disposition, except:

(a) any Disposition of cash or Cash Equivalents or Investment Grade Securities or obsolete, worn out, used or surplus tangible property in the ordinary course of business, any Disposition of tangible property no longer used or useful in the conduct of the business or any Disposition of inventory or goods (or other assets) held for sale in the ordinary course of business and immaterial assets (including allowing any patents, patent applications, registrations or any applications for registration of any intellectual property rights to lapse or go abandoned in the ordinary course of business) and termination of leases and licenses in the ordinary course of business, including a voluntary or mandatory recall of any product;

(b) the Disposition of all or substantially all of the assets of a Borrower and its Restricted Subsidiaries in a manner permitted pursuant to the provisions described above under Section 6.04 or any Disposition that constitutes a Change of Control;

(c) the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 6.03;

(d) any Disposition of property or assets or issuance of Equity Interests (A) by a Restricted Subsidiary of a Borrower to a Borrower or (B) by a Borrower or a Restricted Subsidiary of a Borrower to another Restricted Subsidiary of a Borrower; provided that in the case of any event described in clause (B) where the transferee or purchaser is not a Guarantor, the Net Cash Proceeds thereof, when aggregated with the amount of Permitted Investments made pursuant to clauses (a) and (c) of the definition thereof, shall not exceed the greater of (x) $10,000,000 and (y) 1.75% of Consolidated Total Assets;

(e) any Permitted Asset Swap;

(f) (i) the sale, lease, assignment, license or sub-lease of any real, intangible or personal property (including the provision of software under an open source license or the licensing of other intellectual property rights) in the ordinary course of business and which do not materially interfere with the business of the Borrowers and Borrowers’ Restricted Subsidiaries (taken as a whole) and (ii) inbound and non-exclusive outbound licenses to intellectual property rights, in each case that do not materially interfere with the business of the Borrowers and Borrowers’ Restricted Subsidiaries (taken as a whole);

(g) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(h) any sale, lease or other Disposition so long as the Payment Conditions are satisfied immediately after giving pro forma effect to such sale, lease or other Disposition;

(i) any sale or other Disposition in connection with any financing transaction with respect to property built or acquired by a Borrower or any Restricted Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations permitted under this Agreement;

(j) Dispositions or discounts without recourse of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(k) transfers of property subject to casualty or condemnation proceedings (including in lieu thereof) upon the receipt of the Net Cash Proceeds therefor; provided such transfer shall constitute a Property Loss Event;

(l) the abandonment of intellectual property rights in the ordinary course of business, which in the reasonable good faith determination of a Borrower or a Restricted Subsidiary are not material to the conduct of the business of the Borrowers and Borrowers’ Restricted Subsidiaries taken as a whole;

(m) voluntary terminations, the unwinding or settling of Hedging Obligations;

(n) Dispositions (including Sale and Lease-Back Transactions) by a Foreign Subsidiary designed to generate foreign distributable reserves;

(o) any Disposition to the extent not involving property (when taken together with any related Disposition or series of related Dispositions) with a fair market value in excess of $2,500,000; and

(p) Dispositions with a fair market value in excess of $2,500,000 that are not otherwise permitted under this Section 6.05, provided that:

(i) at least 75% of the consideration therefor received by such Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of (A) any liabilities (as shown on such Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of such Borrower or such Restricted Subsidiary, other than liabilities that are Subordinated Indebtedness or that are owed to a Borrower or a Restricted Subsidiary, that are assumed by the transferee of any such assets and for which such Borrower and all of its Restricted Subsidiaries have been validly released by all creditors in writing, (B) any securities received by such Borrower or such Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Disposition, and (C) any Designated Non-Cash Consideration received by such Borrower or such Restricted Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of $7,500,000 and 1.25% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose; and

(ii) any Disposition of assets or issuance or sale of Equity Interests of a Restricted Subsidiary in any transaction or series of related transactions, when taken together with all other dispositions made in reliance on this paragraph (p), does not have a fair market value in excess of 10% of Consolidated Total Assets of the Borrowers on the Closing Date;

(q) Sale and Lease-Back Transactions involving (i) real property owned on the Closing Date (other than any Mortgaged Property), (ii) property acquired not more than 180 days prior to such Sale and Lease-Back Transaction for cash in an amount at least equal to the cost of such property and (iii) other property for cash consideration;

(r) Dispositions of non-core assets acquired in connection with acquisitions permitted hereunder or other Investments permitted hereunder; provided that (i) the fair market value of all such Dispositions shall not exceed in the aggregate the greater of (x) $10,000,000 or (y) 1.75% of Consolidated Total Assets since the Closing Date, (ii) no Event of Default shall have occurred and be continuing or would immediately result from such Disposition and (iii) each such sale is in an arm’s-length transaction and such Borrower or Restricted Subsidiary receives at least fair market value; and

(s) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

provided that the consideration received by such Borrower or such Restricted Subsidiary, as the case may be, with respect to any Disposition of any property with a fair market value in excess of $2,500,000 must be at least equal to the fair market value (as determined in good faith by the Borrower) of the assets sold or otherwise disposed of. To the extent any Collateral is disposed of as expressly permitted by this Section 6.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent or the Collateral Agent, as applicable, is hereby authorized and directed by the Required Lenders to take any actions deemed appropriate in order to effect the foregoing.

Section 6.06. Transactions with Affiliates. Except for transactions by or among the Borrowers and the Restricted Guarantors, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, involving aggregate payments or consideration in excess of $10,000,000 in any fiscal year unless:

(a) such transaction is on terms that are not materially less favorable to the relevant Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by such Borrower or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(b) the Lead Borrower delivers to the Administrative Agent with respect to any such transaction or series of related transactions involving aggregate payments or consideration in excess of $25,000,000, a resolution adopted by the majority of the Governing Board of the Lead Borrower approving such transaction and set forth in an Officer’s Certificate certifying that such transaction complies with clause (a) above.

(c) The foregoing provisions will not apply to the following:

(i) a Borrower or any Restricted Subsidiary may engage in any of the foregoing transactions at prices and on terms and conditions not less favorable to such Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(ii) a Borrower and its Restricted Subsidiaries may pay expenses and make indemnification payments and, if no Event of Default has occurred and is continuing or would result therefrom, fees (provided that, from and after the occurrence and during the continuance of an Event of Default such fees may accrue but not be payable in cash until such time as no Event of Default is then continuing), directly or indirectly to the Sponsor pursuant to and in accordance with the Sponsor Management Agreement;

(iii) the Transactions and the payment of the Transaction Expenses;

(iv) issuances by a Borrower and its Restricted Subsidiaries of Equity Interests not prohibited under this Agreement;

(v) reasonable and customary fees payable to any directors of a Borrower and its Restricted Subsidiaries (or any direct or indirect parent of such Borrower) and reimbursement of reasonable out-of-pocket costs of the directors of such Borrower and its subsidiaries (or any direct or indirect parent of such Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent reasonably attributable to the ownership or operations of such Borrower and its Restricted Subsidiaries;

(vi) (A) expense reimbursement and employment, severance and compensation arrangements entered into by a Borrower and its Restricted Subsidiaries with their officers, employees and consultants in the ordinary course of business, including, without limitation, the payment of stay bonuses and incentive compensation and/or such officer’s, employee’s or consultant’s equity investment in certain Restricted Subsidiaries and (B) transactions pursuant to stock option plans and employee benefit plans and arrangements in ordinary course of business;

(vii) payments by a Borrower and its Restricted Subsidiaries to each other pursuant to Tax sharing agreements or arrangements among Parent and its subsidiaries on customary terms (including, without limitation, transfer pricing initiatives);

(viii) the payment of reasonable and customary indemnities to directors, officers and employees of a Borrower and its Restricted Subsidiaries (or any direct or indirect parent of such Borrower) in the ordinary course of business, in the case of any direct or indirect parent to the extent attributable to the operations of such Borrower and its Restricted Subsidiaries;

(ix) transactions pursuant to permitted agreements in existence on the Closing Date and disclosed to the Lenders prior to the Closing Date (other than the Sponsor Management Agreement) and any amendment thereto to the extent such an amendment is not adverse to the interests of the Lenders in any material respect;

(x) Restricted Payments permitted under Section 6.03;

(xi) so long as no Event of Default has occurred and is continuing or would result therefrom, payments by a Borrower and its Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the Governing Board of the Borrowers, in good faith; provided that, upon the occurrence and during the continuance of an Event of Default such payment amounts may accrue but not be payable in cash until such time as no Event of Default is then continuing;

(xii) loans and other transactions among a Borrower and its subsidiaries (and any direct and indirect parent company of such Borrower) to the extent permitted under this Article VI; provided that any Indebtedness of any Loan Party owed to a Restricted Subsidiary that is not a Loan Party (or a Person that is required to become a Loan Party in accordance with Section 5.09) shall be subject to subordination provisions no less favorable to the Lenders than the subordination provisions reasonably acceptable to the Administrative Agent;

(xiii) the existence of, or the performance by a Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement, principal investors agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by a Borrower or any of its Restricted Subsidiaries of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Closing Date shall only be permitted by this clause (xiii) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Lenders when taken as a whole;

(xiv) transactions with customers, clients, joint venture partners, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business which are fair to a Borrower and its Restricted Subsidiaries, in the reasonable determination of the Governing Board of the Borrowers or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(xv) [Reserved];

(xvi) payments or loans (or cancellation of loans) to employees or consultants of a Borrower, any of its direct or indirect parent companies or any of its Restricted Subsidiaries which are approved by a majority of the Governing Board of the Borrowers in good faith; and

(xvii) transactions among Foreign Subsidiaries for Tax planning and Tax efficiency purposes.

For the avoidance of doubt, the parties hereto acknowledge and agree that nothing provided in this Agreement shall restrict the ability of Holdings to make a one-time payment from proceeds of a Qualified Public Offering or Qualified Merger to affiliates of the Sponsor in connection with the termination of the Sponsor Management Agreement so long as no Event of Default has occurred and is continuing or would immediately result therefrom; provided that from and after the occurrence and during the continuance of an Event of Default such amounts may accrue but not be payable in cash until such time as no Event of Default is then continuing.

Section 6.07. Restrictive Agreements. Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon:

(a) the ability of any Loan party to create, incur or permit to exist any Lien upon any of its property or assets to secure the Obligations;

(b) the ability of any Restricted Subsidiary that is not a Guarantor to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to, or to guarantee Indebtedness of, a Borrower or any Guarantor; or

(c) the ability of any Restricted Subsidiary to sell, lease or transfer any of its properties or assets to a Borrower or any Guarantor;

provided that the foregoing shall not apply to:

(i) restrictions and conditions imposed by law, by any Loan Document or which (x) exist on the date hereof and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation;

(ii) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(iii) restrictions and conditions on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(iv) restrictions or conditions imposed by any agreement relating to Secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the Person obligated under such Indebtedness and its subsidiaries or the property or assets intended to secure such Indebtedness;

(v) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(vi) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that is not a Loan Party, which Indebtedness, Disqualified Stock or Preferred Stock is permitted by Section 6.01;

(vii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.03 and applicable solely to such joint venture entered into in the ordinary course of business;

(viii) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.01 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Lenders with respect to the credit facilities established hereunder and the Obligations under the Loan Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis;

(ix) restrictions on cash, other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(x) Secured Indebtedness otherwise permitted to be incurred under Sections 6.01 and 6.02 that limit the right of the obligor to dispose of the assets securing such Indebtedness;

(xi) restrictions arising in connection with cash or other deposits permitted by the definition of Permitted Investments or under Section 6.02 and limited to such cash or deposit;

(xii) restrictions regarding licensing or sublicensing by the Borrowers and their respective Restricted Subsidiaries of intellectual property in the ordinary course of business;

(xiii) restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder;

(xiv) any encumbrances or restrictions of the type referred to in clauses (a) and (b) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xiii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the reasonable, good faith judgment of the Borrowers, no more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(d) clause (a) and clause (c) of the foregoing shall not apply to customary provisions in leases, subleases, licenses, sublicenses and other contracts restricting the assignment, sale or transfer thereof, in each case entered into in the ordinary course of business or which exists on the date hereof, and no such clause in this Section 6.07 shall prohibit or restrict such party’s right to execute a subordination, non-disturbance and attornment agreement in a form customary and reasonably acceptable such Borrower or such Restricted Subsidiary.

Section 6.08. Business of the Borrowers and Borrowers’ Restricted Subsidiaries. Engage in any line of business material to the Borrowers and Borrowers’ subsidiaries taken as a whole other than (a) those lines of business conducted by the Borrowers or Borrowers’ Restricted Subsidiaries on the Closing Date or (b) any Similar Business.

Section 6.09. Modification of Junior Financing Documentation. Directly or indirectly, amend, modify or change (a) the subordination provisions of any Junior Financing Documentation (and the component definitions used therein) or (b) any other term or condition of any Junior Financing Documentation, in the case of this clause (b), in any manner materially adverse to the interests of the Lenders and, in each case, without the consent of the Administrative Agent (which consent shall not be unreasonably withheld).

Section 6.10. Changes in Fiscal Year. Make any change in its fiscal year; provided, however, that the Borrowers may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrowers and the Administrative Agent will, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.11. Permitted Activities. With respect to Holdings, engage in any operating or business activities; provided that the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the Equity Interests of the Lead Borrower and activities incidental thereto, including payment of dividends and other amounts in respect of its Equity Interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Loan Documents, the Term Loan Documents, any other documents governing Indebtedness permitted hereby, (iv) any public offering of its common stock or any other issuance or sale of its Equity Interests, (v) (1) guaranties in respect of Indebtedness of the Borrowers and Borrowers’ Restricted Subsidiaries permitted under Section 6.01, including any Refinancing Indebtedness thereof and (2) guaranties of other obligations not constituting Indebtedness incurred by the Borrowers or any of Borrowers’ Restricted Subsidiaries, (vi) if applicable, participating in Tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrowers and Guarantors, (vii) holding any cash or Cash Equivalents, (viii) making of any Restricted Payments or Investments permitted hereunder, (ix) providing indemnification to officers and directors, (x) entering into employment agreements, stock option and stock ownership plans and other similar and customary arrangements with officers, consultants, investment bankers, advisors, employees and directors and performing the activities contemplated thereby and (xi) any activities incidental or reasonably related to the foregoing. Notwithstanding the foregoing in this Section 6.11, the Borrowers shall not incur any Liens on Equity Interests of the Borrowers other than non-consensual Liens and those for the benefit of the Secured Obligations and the obligations with respect to the Term Loan Agreement, Incremental Equivalent Debt, Junior Financing or Refinancing Indebtedness (in each case, subject at all times to the Intercreditor Agreement or an intercreditor agreement on terms reasonably satisfactory to the Administrative Agent and the Borrowers), and Holdings shall not own any Equity Interests other than those of the Lead Borrower.

Section 6.12. Hedging Agreements Enter into any Hedging Agreement, except (a) Hedging Agreements entered into to hedge or mitigate risks to which the applicable Loan Party or Restricted Subsidiary has actual or anticipated exposure (other than those in respect of Capital Stock), including, but not limited to, risks related to fluctuations in currency exchange rates or commodities pricing and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the applicable Loan Party or Restricted Subsidiary.

Section 6.13. Minimum Fixed Charge Coverage Ratio. Commencing with the fiscal quarter ending September 30, 2017, if the average daily Excess Availability for five (5) or more consecutive Business Days shall be less than or equal to the greater of (i) 10% of the Line Cap or (ii) $7,500,000 (such occurrence, a “triggering event”), thereafter (and until such time as the daily Excess Availability exceeds the greater of (i) 10% of the Line Cap or $7,500,000 for a period of thirty (30) consecutive Business Days (such period, a “Trigger Period”)), permit the Fixed Charge Coverage Ratio, for any period of four consecutive fiscal quarters ending on the last day of each fiscal quarter (commencing with the last day of the most recent fiscal quarter preceding such triggering event) to be less than 1.00 to 1.00. No later than three (3) Business Days after the commencement of a Trigger Period, the Borrowers shall deliver to the Administrative Agent a revised Compliance Certificate including a calculation of the Fixed Charge Coverage Ratio pursuant to Section 5.04(c)(ii) as of the last day of the preceding fiscal quarter or fiscal year, as applicable.

Section 6.14. Restriction on Proceeds. Request any Borrowing, Floorplan Advance or Letter of Credit, and the Borrowers shall not use, and shall procure that Borrowers’ Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing, Floorplan Advance or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person (A) in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case except to the extent permitted for a Person required to comply with any Sanctions, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.15. Bundled Solutions Cash. Collect amounts in respect of Bundled Solutions on behalf of any applicable leasing partners and/or third parties that is at any one time owing by the Borrowers and its Restricted Subsidiaries to such applicable leasing partners and/or third parties, except as permitted in Section 5.04(j), provided that no such collections are commingled with proceeds collected for application to the Obligations.

ARTICLE VII

EVENTS OF DEFAULT

Section 7.01. Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in any Loan Document or any representation, warranty, statement or information contained in any certificate required to be furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or any reimbursement obligation in respect of any Floorplan Obligations or LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for mandatory prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan, Floorplan Obligations or LC Disbursement or any fee or other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrowers or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrowers), Section 5.02(b), Section 5.04(h) (and such default with respect to Section 5.04(h) shall continue unremedied for a period of five Business Days; provided that Borrowers may not rely on more than 3 such grace periods during any period of 12 consecutive months), Section 5.05(a) or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party or its Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 consecutive days after written notice thereof from the Administrative Agent to the Lead Borrower;

(f) (i) the Borrowers or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to an applicable grace period), which failure enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or that is a failure to pay such Material Indebtedness at its maturity or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that clause (ii) shall not apply to (i) secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness if such sale or transfer is otherwise permitted hereunder, (ii) any Material Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Material Indebtedness or the non-payment or non-performance of obligations related thereto or (y) sole option is to elect, in each case, to convert such Material Indebtedness into Qualified Capital Stock (or cash in lieu of fractional shares) and (iii) in the case of Material Indebtedness which the holder thereof may elect to convert into Qualified Capital Stock, such Material Indebtedness from and after the date, if any, on which such conversion has been effected;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrowers or any Restricted Subsidiary (other than an Immaterial Subsidiary), or of a substantial part of the property or assets of the Borrowers or a Restricted Subsidiary (other than an Immaterial Subsidiary), under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrowers or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrowers or a Restricted Subsidiary (other than an Immaterial Subsidiary) or (iii) the winding-up or liquidation of the Borrowers or any Restricted Subsidiary (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrowers or any Restricted Subsidiary (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrowers or any Restricted Subsidiary (other than an Immaterial Subsidiary) or for a substantial part of the property or assets of the Borrowers or any Restricted Subsidiary (other than an Immaterial Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its general inability or fail generally to pay its debts as they become due;

(i) one or more judgments for the payment of money in an aggregate amount exceeding $15,000,000 (to the extent not covered by insurance as to which an insurance company has not denied coverage or by an indemnification agreement as to which the indemnifying party has not denied liability) shall be rendered against the Borrowers and/or any Restricted Subsidiary (other than an Immaterial Subsidiary) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed;

(j) (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect or, (ii) a Pension Event occurs with respect to any Foreign Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect;

(k) any material provision of any Loan Document, at any time after its execution and delivery, shall for any reason be declared by a court of competent jurisdiction to be null and void (other than in accordance with its terms or in accordance with the terms of the other Loan Documents), or a proceeding shall be commenced by or behalf of any Loan Party, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof); or any Loan Party denies in writing that it has any or further liability thereunder (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

(l) other than with respect to Collateral not exceeding $5,000,000 in the aggregate, any Lien purported to be created by any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid, perfected first priority Lien (subject only to Permitted Liens) having the priority contemplated thereby (except as otherwise expressly provided in this Agreement or such Security Document) on the securities, assets or properties purported to be covered thereby, except to the extent that any lack of validity, perfection or priority results from any act or omission of any Agent, or any Lender (so long as such act or omission does not result from the breach or non-compliance by a Loan Party with the Loan Documents);

(m) there has occurred a Change of Control;

then, and in every such event (other than an event with respect to the Borrowers described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i)

terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrowers described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. Notwithstanding the foregoing, with respect to Section 6.01 and Section 6.03, a Default by Borrowers with respect to the equivalent covenant section in the Term Loan Agreement shall not constitute an Event of Default hereunder unless such Default occurs and continues concurrently with other Events of Default enumerated in this Section 7.01.

Section 7.02. Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrowers fail (or, but for the operation of this Section 7.02, would fail) to comply with the financial covenant set forth in Section 6.13, until the expiration of the 15th Business Day subsequent to the later of (x) the date the certificate calculating compliance with the financial covenant set forth in Section 6.13 is required to be delivered pursuant to Section 5.04(c), and (y) the date the Borrowers and their Restricted Subsidiaries are required to comply with Section 6.13 (such 15 Business Day period, the “Interim Period”), the Borrowers have the right (the “Cure Right”) to receive Curative Amounts, and upon the receipt by the Borrowers of such Curative Amounts (the “Specified Contribution”) such financial covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring such financial covenant not for any other purpose under this Agreement, by an amount equal to the Specified Contribution; provided that, (i) in each four-fiscal-quarter period there shall be at least two fiscal quarters in respect of which the Cure Right is not exercised and (ii) for purposes of this Section 7.02, the Specified Contribution shall be no greater than the amount required for purposes of complying with such financial covenant. If, after giving effect to the adjustments in this Section 7.02, the Borrowers and their Restricted Subsidiaries shall then be in compliance with the requirements of the financial covenant, the Borrowers and their Restricted Subsidiaries shall be deemed to have satisfied the requirements of such financial covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such financial covenant that had occurred shall be deemed cured for this purposes of the Agreement. In addition to proviso (i) and (ii) above, (a) the Cure Right may be exercised no more than five times during the initial term of this Agreement. During the Interim Period, neither the Agents nor any Lender shall have any right to exercise any default right or remedy that would otherwise be available on the basis of an Event of Default resulting from the failure to comply with Section 6.13.

ARTICLE VIII

THE AGENTS

Section 8.01. Agents. Each of the Lenders hereby irrevocably appoints the Administrative Agent, the Collateral Agent and the Floorplan Funding Agent (collectively, the “Agents”) and authorizes each Agent, in its respective capacity, to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases and intercreditor agreements) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.

The banks serving as Agents hereunder has the same rights and powers in their capacity as a Lender as any other Lender and may exercise the same as though they were not an Agent, and such banks and their Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if they were not an Agent hereunder.

No Agent has any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) no Agent has any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), (c) each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action and (d) except as expressly set forth in the Loan Documents, no Agent has any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrowers or any of the subsidiaries thereof that is communicated to or obtained by the bank serving as such Agent or any of its Affiliates in any capacity. No Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence, bad faith or willful misconduct or material breach of the Loan Documents (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by the Borrowers or a Lender, and no Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any

Loan Document or any other agreement, instrument or document, (v) the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the applicable Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrowers or any Affiliate thereof), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent has received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent.

Subject to the appointment and acceptance of a successor Agent as provided below, each Agent may resign at any time by notifying in writing the Lenders, each Issuing Bank (if applicable), the Floorplan Funding Agent and the Borrowers. Upon receipt of any such notice of resignation of such Agent, the Required Lenders has the right, with the consent of the Borrowers (such consent not to be unreasonably withheld; provided that no such consent of the Borrowers shall be required if an Event of Default has occurred and is continuing under paragraphs (g)(i) or (h) of Article VII), to appoint a successor (other than a Disqualified Institution) which shall be a commercial banking institution organized under the laws of the United States or any State or a United States branch or agency of a commercial banking institution, in each case having a combined capital and surplus of at least $500,000,000.

If no successor Agent is appointed prior to the effective date of resignation of the relevant Agent specified by such Agent in its notice, the resigning Agent may appoint, after consulting with the Lenders with the consent of and the Borrowers, a successor agent from among the Lenders. If no successor agent has accepted appointment as the successor agent by the date which is 60 days following such Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders, appoint a successor agent as provided for above (except in the case of the Administrative Agent holding collateral security on behalf of any Secured Parties, the resigning Administrative Agent shall continue to hold such collateral security as nominee until such time as a successor Administrative Agent is appointed). Upon the acceptance of any appointment as an Agent hereunder by a successor (and, in the case of a successor Administrative Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Security Documents, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Security Documents or otherwise ensure that the obligations under Section 5.09 are satisfied), the successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

None of Lenders or other Persons identified on the cover page or signature pages of this Agreement as a “bookrunner,” or “arranger” has any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified has or be deemed to have any fiduciary relationship with any Lender.

Each Lender acknowledges that it has, independently and without reliance upon an Agent, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent and the Collateral Agent (irrespective of whether the Obligations shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether such Agent has made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise;

(a) to file and prove a claim for the whole amount of the Obligations and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and each Agent or (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and each Agent and their respective agents and counsel and all other amounts due such Lenders and the Administrative Agent under Section 2.05 and 9.05) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to such Agent and, in the event such Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.05 and 9.05.

Nothing contained herein shall be deemed to authorize any Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan or reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize any Agent to vote in respect of the claim of any such Lender in any such proceeding.

Each Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuing Bank has all of the benefits and immunities (i) provided to the Administrative Agent in this Article VIII with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article VIII included such Issuing Bank with respect to such acts or omissions and (ii) as additionally provided herein with respect to such Issuing Bank.

Each Lender hereby agrees that (a) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (b) the Administrative Agent (i) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (ii) shall not be liable for any information contained in any Report; (c) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that no Agent undertakes any obligation to update, correct or supplement the Reports; (d) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (e) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorney fees) incurred by as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

Section 8.02. Credit Bidding. Each of the Lenders hereby irrevocably authorizes the Administrative Agent, on behalf of all Secured Parties to take any of the following actions upon the instruction of the Required Lenders:

(a) consent to the Disposition of all or any portion of the Collateral free and clear of the Liens securing the Obligations in connection with any Disposition pursuant to the applicable provisions of the Bankruptcy Code, including Section 363 thereof;

(b) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the Bankruptcy Code, including under Section 363 thereof;

(c) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any Disposition of all or any portion of the Collateral pursuant to the applicable provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC;

(d) credit bid all or any portion of the Obligations, or purchase all or any portion of the Collateral (in each case, either directly or through one or more acquisition vehicles), in connection with any foreclosure or other Disposition conducted in accordance with applicable law following the occurrence of an Event of Default, including by power of sale, judicial action or otherwise; and/or

(e) estimate the amount of any contingent or unliquidated Obligations of such Lender or other Secured Party;

(f) it being understood that no Lender shall be required to fund any amount (other than by means of offset) in connection with any purchase of all or any portion of the Collateral by the Administrative Agent pursuant to the foregoing clauses (b), (c) or (d) without its prior written consent.

Each Secured Party agrees that the Administrative Agent is under no obligation to credit bid any part of the Obligations or to purchase or retain or acquire any portion of the Collateral; provided that, in connection with any credit bid or purchase described under clauses (b), (c) or (d) of the preceding paragraph, the Obligations owed to all of the Secured Parties (other than with respect to contingent or unliquidated liabilities as set forth in the next succeeding paragraph) may be, and shall be, credit bid by the Administrative Agent on a ratable basis.

With respect to each contingent or unliquidated claim that is an Obligation, the Administrative Agent is hereby authorized, but is not required, to estimate the amount thereof for purposes of any credit bid or purchase described in the second preceding paragraph so long as the estimation of the amount or liquidation of such claim would not unduly delay the ability of the Administrative Agent to credit bid the Obligations or purchase the Collateral in the relevant Disposition. In the event that the Administrative Agent, in its sole and absolute discretion, elects not to estimate any such contingent or unliquidated claim or any such claim cannot be estimated without unduly delaying the ability of the Administrative Agent to consummate any credit bid or purchase in accordance with the second preceding paragraph, then any contingent or unliquidated claims not so estimated shall be disregarded, shall not be credit bid, and shall not be entitled to any interest in the portion or the entirety of the Collateral purchased by means of such credit bid.

Each Secured Party whose Obligations are credit bid under clauses (b), (c) or (d) of the third preceding paragraph shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (x) the amount of the Obligations of such Secured Party that were credit bid in such credit bid or other Disposition, by (y) the aggregate amount of all Obligations that were credit bid in such credit bid or other Disposition.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax (with Email copies in the case of notices and communications sent to CDF as specified below), as follows:

(a) if to the Borrowers, to Lead Borrower at:

c/o Clearlake Capital Group

233 Wilshire Blvd., Suite 800

Santa Monica, California 90401

Attention: Behdad Eghbali and James Pade

Fax No.: (310) 400-8801

Email: behdad@clearlakecapital.com and jpade@clearlakecapital.com and (but not or):

ConvergeOne Holdings Corp.

3344 Highway 149

Eagan, Minnesota 55121

Attention: Jeff Nachbor

Phone: (651) 393-3632

E-mail: jnachbor@converge-one.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

333 South Hope Street

16th Floor

Los Angeles, CA 90071-3004

Attention: Matthew J. Wrysinski

Fax: (213) 576-2892

Email: matthew.wrysinski@alston.com

(b) if to the Administrative Agent, the Collateral Agent, the Swingline Lender, or to the Floorplan Funding Agent, to CDF at:

Wells Fargo Commercial Distribution Finance, LLC

1100 Abernathy Road

15th Floor

Atlanta, Georgia 30328

Attention: John Zebracki

Email: John.J.Zebracki@wellsfargo.com

with a copy to (which shall not constitute notice):

Bryan Cave LLP

211 North Broadway

Suite 3600

St. Louis, MO 63102

Attention: Paula Dinger Pace

Fax: (314) 552-8226

Email: pdpace@bryancave.com

(c) if to a Lender, Issuing Bank or the Collateral Agent, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender has become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case, delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrowers, the Administrative Agent and the applicable Lenders from time to time in writing, notices and other communications may also be delivered or furnished by e-mail; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient

(such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrowers herein or any other Loan Document, shall be considered to have been relied upon by the Administrative Agent, the Lenders and the Issuing Banks and shall survive the making by the Lenders of the Loans and the issuance of Letters of Credit by each Issuing Bank, regardless of any investigation made by the Administrative Agent, the Lenders or such Issuing Bank or on their behalf, and notwithstanding that any Agent, any Lender or any Issuing Bank may have had notice or actual knowledge of any Default at the time of any Credit Event shall continue in full force and effect until the Termination Date. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank.

Section 9.03. Binding Effect. This Agreement shall become effective when it has been executed by the Borrowers and the Administrative Agent and when the Administrative Agent has received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto. EACH LENDER AND EACH OTHER PERSON PARTY HERETO FROM TIME TO TIME (OTHER THAN THE LOAN PARTIES) HEREBY (A) ACKNOWLEDGES THAT IT HAS RECEIVED A COPY OF THE INTERCREDITOR AGREEMENT, (B) CONSENTS TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT, (C) AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE INTERCREDITOR AGREEMENT AND (D) AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO ANY AMENDMENTS TO THE INTERCREDITOR AGREEMENT AND THE SECURITY DOCUMENTS ON THE ADMINISTRATIVE AGENT’S BEHALF AND ON BEHALF OF SUCH LENDER. EACH LENDER BY MAKING OR PURCHASING AN INTEREST IN ANY LOAN AT ANY TIME SHALL BE DEEMED TO HAVE AGREED TO BE BOUND BY THE INTERCREDITOR AGREEMENT.

Section 9.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrowers, the Administrative Agent, the Collateral Agent, any Issuing Bank or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) each of the Administrative Agent and the Borrowers must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); provided that no such consent shall be required to any such assignment made to a Lender or an Affiliate or Related Fund of a Lender (in each case, other than to Disqualified Institutions) and the consent of the Borrowers shall (x) not be required during the continuance of any Specified Event of Default and (y) be deemed to have been given to any assignment unless the Lead Borrower shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, (ii) (A) in the case of any assignment, other than assignments to Eligible Assignee, the amount of the Commitment of the assigning Lender (or, in the case of an assignment of Loans after the Commitment has expired or been terminated, the aggregate principal amount of the Loans of the assigning Lenders) subject to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $500,000 (or if less, the entire remaining amount of such Lender’s Commitment (or Loans)) and shall be in an amount that is an integral multiple of $500,000 (or the entire remaining amount of such Lender’s Commitment (or Loans)), provided, however, that simultaneous assignments by or to two or more Related Funds shall be combined for purposes of determining whether the minimum assignment requirement is met, and (B) in the case of any assignment to any Eligible Assignee, after giving effect to such assignment, the aggregate Revolving Commitments (or Loans) of the assigning Lender and its Affiliates and Related Funds shall be zero or not less than $500,000, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance (such Assignment and Acceptance to be (A) electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and (B) delivered together with a processing and recordation fee of $3,500, unless waived or reduced by the Administrative Agent in its sole discretion; provided that only one such fee shall be payable in connection with simultaneous assignments by or to two or more Related Funds), and (iv) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to the Administrative Agent an Administrative Questionnaire and the tax forms required under Section 2.20(e), (f) or (g), as applicable. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment, as well as to any fees accrued for its account and not yet paid); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sentence. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of Participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Any assignment or transfer that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section 9.04.

(d) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Commitment, and the outstanding principal amount of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrowers or any Subsidiary or the performance or observance by Holdings, the Borrowers or any Subsidiary of any of Borrowers’ obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance, (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05(a) or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (v) such assignee will independently and without reliance upon the Administrative Agent or the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders and any changes thereto, meeting the requirements of Treasury Regulation Section 5f.103-1(c), whether by assignment or otherwise, and the Commitment of, and principal amount of the Loans (and related interest amount and fees with respect to such Loan) owing and paid to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (but only, in the case of a Lender, with respect to any entry relating to such Lender’s Loans, Commitments and other Obligations) at any reasonable time and from time to time upon reasonable prior notice.

(f) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent, the Borrowers and the Issuing Banks to such assignment (in each case to the extent required pursuant to paragraph (b) above) and any applicable tax forms required by Section 2.20(e), (f) or (g), as applicable, the Administrative Agent shall (i) accept such Assignment and Acceptance, (ii) promptly record the information contained therein in the Register and (iii) if requested by an assignee, provide to such assignee the most recent list of Disqualified Institutions identified in writing to the Administrative Agent and the Lenders as of such date. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(g) Each Lender may without the consent of the Borrowers, the Swingline Lender, any Issuing Bank or the Administrative Agent sell participations to one or more banks or other Persons (other than to Disqualified Institutions, any natural Person or Holdings or any of its subsidiaries or Affiliates) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it and its participations in the LC Exposure and/or Swingline Loans); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other Persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant and in the case of Section 2.20, only if such participant has provided any form of information that it would have been required to provide under such Section if it were a Lender) (it being understood that any forms, information or other documentation required under such Sections shall be delivered to the participating Lender), (iv) to the extent permitted by applicable law, each participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, so long as such participant agrees to be subject to Section 2.18 as though it were a Lender and (v) the Borrowers, the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans or LC Disbursements and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers described in clauses (i), (ii) and (iii) of Section 9.08(b) as it pertains to the Loans or Commitments in which such participant has an interest). Each Lender selling a participation to a participant (i) shall keep a register (acting solely for this purpose as a non-fiduciary agent of the Borrowers), meeting the requirements of Treasury Regulation Section 5f.103-1(c), of each such participation, specifying such participant’s entitlement to payments of principal and interest with respect to such participation, (ii) shall provide the Administrative Agent and the Borrowers with the applicable forms, certificates and statements described in Section 2.20(e) or (f) hereof, as applicable, as if such participant was a Lender hereunder and (iii) if requested by a participant, provide to such participant the most recent list of Disqualified Institutions identified in writing to the Administrative Agent and the Lenders as of such date; provided that the Administrative Agent shall have no responsibility to monitor compliance in connection therewith. Notwithstanding anything in clause (ii) of the immediately preceding sentence to the contrary, each Lender has the right to sell one or more participations to one or more lenders or other Persons that provide financing to such Lender in the form of sales and repurchases of participations without having to satisfy the requirements set forth therein.

(h) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any non-public information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such non-public information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(i) Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that (i) such assignment shall not increase the costs or expenses or otherwise increase or change the obligations of the Borrowers hereunder and (ii) no such assignment shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (x) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers hereunder, (y) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and (z) the Granting Lender shall for all purposes remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (A) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (B) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(k) The Borrowers shall not assign or delegate any of Borrowers’ rights or duties hereunder (other than in a transaction permitted by Section 6.04) without the prior written consent of the Administrative Agent, each Issuing Bank and each Lender, and any attempted assignment without such consent shall be null and void.

(l) If the Borrowers wish to replace the Loans or Commitments hereunder with ones having different terms, it has the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.16. By receiving such purchase price, the Lenders shall automatically be deemed to have assigned the Loans or Commitments pursuant to the terms of an Assignment and Acceptance, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

Section 9.05. Expenses; Indemnity.

(a) The Borrowers agree to pay (i) all reasonable out-of-pocket expenses (but limited, as to legal fees and expenses, to those of Bryan Cave LLP, counsel for the Administrative Agent and CDF taken as a whole, and, if reasonably necessary, of one local counsel in each material jurisdiction) incurred by the Arranger and the Administrative Agent, in connection with the syndication of the Credit Facilities and the preparation and administration of this Agreement and the other Loan Documents and in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) and (ii) all reasonable out-of-pocket expenses (but limited, as to legal fees and expenses, to one counsel for all such Persons taken as a whole, and, if reasonably necessary, of one local counsel to all such Persons taken as a whole in each material jurisdiction) incurred by the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender in connection with the enforcement or protection of its rights or remedies in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including, without limiting the generality of the foregoing, costs and expenses incurred in connection with:

(i) appraisals (subject to Section 5.12) and insurance reviews; and

(ii) field examinations and the preparation of Reports as described in Section 5.12;

(b) The Borrowers agree to indemnify each Arranger, each Agent, each Lender, each Issuing Bank, the Swingline Lender, the Floorplan Funding Agent and each of the foregoing Persons’ Related Parties and their successors and assigns (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all costs, expenses (including reasonable fees, out-of-pocket disbursements and other charges of one counsel to the Indemnitees, taken as a whole, and one local counsel to the Indemnitees taken as a whole in each material jurisdiction; provided that if (i) one or more Indemnitees has reasonably concluded that there may be legal defenses available to it that are different from or in addition to those available to one or more other Indemnitees or (ii) the representation of the Indemnitees (or any portion thereof) by the same counsel would be inappropriate due to actual or potential differing interests between them, then such expenses shall include the reasonable fees, out-of-pocket disbursements and other charges of one separate counsel to such Indemnitees, taken as a whole, in each relevant jurisdiction), and liabilities of such Indemnitee arising out of or in connection with (w) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Credit Facility), (x) the use of the proceeds of the Loans or issuance of Letters of Credit, (y) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, any other Loan Party or any of their respective Affiliates), or (z) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings, the Borrowers or any of the subsidiaries, or any liability under Environmental Laws related in any way to Holdings, the Borrowers or the subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such costs, expenses or liabilities (x) resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee (or its Affiliates and the respective directors, officers, employees and agents of such Indemnitee and such Indemnitee’s Affiliates) (each, a “related party” of such Indemnitee) or material breach of its (or any of its related parties’) obligations hereunder or under any of the other Loan Documents or in connection with any transaction contemplated hereby or thereby, in each case as determined by a court of competent jurisdiction in a final non-

appealable judgment or (y) relate to the presence or Release of Hazardous Materials that first occur at any property owned by Holdings or the Borrowers after such property is transferred to any Indemnitee, any of its related parties or any of their respective successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer. The Borrowers have no obligation to reimburse any Indemnitee for fees and expenses unless such Indemnitee provides the Borrowers with an undertaking in which such Indemnitee agrees to refund and return any and all amounts paid by the Borrowers to such Indemnitee to the extent any of the foregoing items in clauses (x) and (y) occurs. Notwithstanding the foregoing, this Section 9.05 shall not apply to Tax matters, which shall be governed exclusively by Section 2.20.

(c) To the extent that the Borrowers fail to pay any amount required to be paid by it to the Arranger, the Administrative Agent or any other Indemnitee related thereto under paragraph (a) or (b) of this Section (and without limiting its obligation to do so), each Lender severally agrees to pay to the Arranger, such Indemnitee and the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Arranger, the Administrative Agent, the Issuing Banks, the Swingline Lender or such Indemnitee in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of outstanding the aggregate Revolving Exposure and unused Commitments at the time.

(d) To the extent permitted by applicable law, no party hereto shall assert, and each party hereto hereby waives, any claim from (i) the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages have resulted from the willful misconduct, bad faith, fraud or gross negligence of such party of any of its Affiliates or the respective directors, officers, employees and agents of such party and such party’s Affiliates and (ii) any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this sentence shall limit the Borrowers’ indemnification obligations to the extent such special, indirect, consequential and punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder.

(e) The provisions of this Section 9.05 shall survive the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Lender or the Issuing Banks. All amounts due under this Section 9.05 shall be payable within 30 days after receipt of an invoice relating thereto setting forth such amounts in reasonable detail; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 9.05.

Section 9.06. Right of Setoff; Payments Set Aside.

(a) If an Event of Default has occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and its subsidiaries) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender has made any demand under this Agreement or such other Loan Document and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.27(e) and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have. Each Lender agrees promptly to notify the Lead Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

(b) To the extent that any payment by or on behalf of the Borrowers is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN

EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

Section 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent, the Floorplan Funding Agent, any Lender or any Issuing Bank in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Floorplan Funding Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b) Subject to Section 2.24 and clause (d) below, and except for those actions expressly permitted to be taken by the Administrative Agent, the Collateral Agent, the Floorplan Funding Agent or the Administrative Agent, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Required Lenders and the Loan Parties that are party thereto and are affected by such waiver, amendment or modification and acknowledged by the Administrative Agent; provided, however, that no such agreement shall:

(i) reduce the principal amount of, or extend or waive any scheduled amortization payment or the final scheduled maturity date of or date for the payment of any interest on, any Loan or any date for reimbursement of an LC Disbursement, forgive any such payment or any part thereof, or decrease the rate of interest on any Loan or LC Disbursement, without the prior written consent of each Lender (including any such Lender that is a Defaulting Lender) directly and adversely affected thereby (it being understood that any change to the component definitions of Excess Availability affecting the determination of interest and the waiver of a Default, Event of Default or default interest shall only require the consent of the Borrowers and the Required Lenders);

(ii) increase or extend the Commitment (provided that the Administrative Agent may make Protective Advances as set forth in Section 2.25) or decrease or extend the date for payment of any fees of any Lender without the prior written consent of such Lender (including any such Lender that is a Defaulting Lender);

(iii) amend or modify the provisions of Section 2.17(b), the provisions of Section 9.04(j) (it being understood that any change to Section 6.04 and Section 8.02 shall only require approval of the Required Lenders), the definition of “Pro Rata Percentage” or the provisions of this Section (except as set forth below) or release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as permitted under Section 6.04 and the Guarantee and Collateral Agreement), without the prior written consent of each Lender;

(iv) reduce the percentage contained in the definition of the term “Required Lenders” or the term “Supermajority Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Commitments and extensions of credit thereunder on the date hereof and this Section 9.08 may be amended to reflect such extension of credit);

(v) without the prior written consent of the Floorplan Funding Agent, (A) amend or modify any provision of Section 2.26, (B) amend or modify the definition of “Availability” to the extent applicable to Section 2.26 or (C) amend or modify any of the following defined terms: “Floorplan Advance”, “Floorplan Approval”, “Floorplan Approved Vendor”, “Floorplan Approved Vendor Agreement”, “Floorplan Facility”, “Floorplan Financed Inventory”, “Floorplan Funding Agent”, “Floorplan Funding Date”, “Floorplan Invoice”, “Floorplan Invoice Payment Date”, “Floorplan Obligation”, “Floorplan Payment Due Date” or “Floorplan Vendor Credits”;

(vi) change Section 2.27 without the consent of each Lender and the Floorplan Funding Agent (to the extent the Floorplan Funding Agent is affected by such change);

(vii) increase the advance rates set forth in the definition of the Borrowing Base or amend the definitions of Eligible Accounts, Eligible Inventory, Borrowing Base or Reserves which has the effect of increasing Availability without the written consent of the Supermajority Lenders and the Administrative Agent;

(viii) amend or modify the definition of “Administrative Agent” or the rights and duties of the Administrative Agent without the consent of the Administrative Agent and each Collateral Agent; or

(ix) amend or modify this Section 9.08 without the prior written consent of each Lender directly and adversely affected thereby;

provided, further, that (x) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, the Floorplan Funding Agent, any Issuing Bank or the Swingline Lender hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, Collateral Agent, the Floorplan Funding Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (y) Section 9.04(i) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

(c) [Intentionally Reserved.]

(d) Each waiver, amendment, modification, supplement or consent made or given pursuant to this Section 9.08 shall be effective only in the specific instance and for the specific purpose for which given, and such waiver, amendment, modification or supplement shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans and Commitments.

(e) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender,” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Acceptance and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.14 and 2.20, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each Lender and Issuing Bank hereby grants to the Administrative Agent an irrevocable power of attorney (which power of attorney is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Acceptance necessary to effectuate any assignment of such Lender’s interests hereunder in respect of the circumstances contemplated by this Section 9.08(e).

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such LC Disbursement under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount has been received by such Lender.

Section 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Indemnitees, the Arranger, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, New York County and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Banks or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrowers, Holdings or their respective properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.16. Confidentiality. Each of the Administrative Agent, the Arranger, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ (other than Excluded Parties (as defined below) and Disqualified Institutions) trustees, officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) in connection with the transactions contemplated or permitted hereby, (b) to the extent requested by any Governmental Authority having jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided, that the Administrative Agent, the Arranger, such Issuing Bank or such Lender that discloses any Information pursuant to this clause (c) shall provide the Borrowers with prompt notice of such disclosure to the extent permitted by applicable law), (d) to the extent reasonably necessary in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions at least as restrictive as those of this Section 9.16 (or as otherwise may be acceptable to the Borrowers), to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan

Documents (and such actual or prospective assignee or participant shall also be permitted to receive the list of Disqualified Institutions) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers, any subsidiary or any Affiliate thereof or any of their respective obligations, (f) with the written consent of the Borrowers, (g) to any Rating Agency when required by it (it being understood that, prior to any such disclosure, such Rating Agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Person), (h) to the National Association of Insurance Commissioners or any other Governmental Authority having jurisdiction over a Lender or any of its Affiliates in connection with regulatory examinations and reviews conducted by any such Governmental Authority or (i) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16; provided that, no such disclosure shall be made by the Administrative Agent, the Arranger, the Issuing Banks, and the Lenders to any of its affiliates that are engaged as principals primarily in private equity, mezzanine financing or venture capital (the “Excluded Parties”). For the purposes of this Section, “Information” means all information received from the Borrowers or Holdings and related to the Borrowers or its business, other than any such information that is publicly available to the Administrative Agent, the Arranger or any Lender, other than by reason of disclosure by Administrative Agent, any Issuing Bank, the Arranger or any Lender in breach of this Section 9.16.

Section 9.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers acknowledge and agree, and acknowledge Borrowers’ Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, Lenders and the Arranger are arm’s-length commercial transactions between the Borrowers and Borrowers’ Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arranger on the other hand, the Borrowers have consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers are capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each Agent, each Lender and each Arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers or any of Borrowers’ Affiliates, or any other Person and (B) neither any Agent, any Lender nor the Arranger has any obligation to the Borrowers or any of Borrowers’ Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and Borrowers’ Affiliates, and neither any Agent, any Lender nor the Arranger has any obligation to disclose any of such interests to the Borrowers or Borrowers’ Affiliates. To the fullest extent permitted by law, the Borrowers hereby agree not to assert any claims that Borrowers may have against the Administrative Agent, the Lenders and the Arranger with respect to any alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.18. Release of Collateral. The Lenders irrevocably authorize the Administrative Agent (and the Administrative Agent agrees):

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (w) upon the Termination Date (and, concurrently therewith, to release all the Loan Parties from their obligations under the Loan Documents (other than those that specifically survive the Termination Date)), (x) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document to any Person other than a Loan Party, (y) subject to Section 9.08, if approved, authorized or ratified in writing by the Required Lenders, or (z) owned by a Subsidiary Guarantor upon release of such Guarantor from its obligations under its guaranty pursuant to clause (c) below;

(b) at the request of the Borrowers, to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by clauses (f), (h) and (t) of the definition of Permitted Liens; and

(c) to release any Subsidiary Guarantor from its obligations under any Loan Document to which it is a party if such Person ceases to be a Subsidiary as a result of a transaction or designation permitted hereunder.

Upon request by any Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Loan Documents pursuant to this Section 9.18. In each case as specified in this Section 9.18, the relevant Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request (including any UCC-3 termination statements) to evidence the release of such item of Collateral from the assignment and security interest granted under the Loan Documents, or to release such Loan Party from its obligations under the Loan Documents, in each case, in accordance with the terms of the Loan Documents and this Section 9.18.

Section 9.19. USA PATRIOT Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or such Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

Section 9.20. Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or any Hedging Obligation (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provision of this Section 9.20 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.21. Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreement as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the Loan Documents and the Revolving Credit Documents to extend credit to the Loan Parties and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and this Agreement, the provisions of the Intercreditor Agreement shall control.

Section 9.22. Amendment and Restatement. On the Closing Date, the Existing Floorplan Agreement and all guaranties and other documents executed and delivered in connection therewith shall be amended and restated in their entirety by this Agreement and the other Loan Documents. This Agreement and the other Loan Documents are not intended to constitute, and do not constitute, a novation of the obligations and liabilities under the Existing Floorplan Agreement and related documents (or to evidence payment of all or any portion of such obligations and liabilities). From and after the Closing Date, the Existing Floorplan Agreement shall be of no further force and effect; provided, however, that all Liens granted under the Existing Floorplan Agreement shall continue to secure the Obligations and Secured Obligations under this Agreement. On the Closing Date, (a) all approvals under the Existing Floorplan Agreement shall continue as Floorplan Approvals hereunder (and any obligations of CDF in respect thereof shall constitute Floorplan Obligations hereunder to the same extent as though such approvals had been Floorplan Approvals hereunder at all times); (b) all unreimbursed advances made by CDF to vendors under the Existing Floorplan Agreement shall constitute Floorplan Advances made by CDF hereunder on the Closing Date; and (c) all open “Transaction Statements” under the Existing Floorplan Agreement shall continue as Transaction Statements hereunder and remain unchanged hereby. The Floorplan Funding Agent shall require settlement with respect to all existing Floorplan Advances pursuant to Section 2.30 on the first Settlement Date following the Closing Date.

Section 9.23. Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

(a) Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an applicable EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: the application of any Write-Down and Conversion Powers by an applicable EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any applicable EEA Resolution Authority.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CONVERGEONE HOLDINGS CORP.

By:	/s/ Jeffrey Nachbor
Name:	Jeffrey Nachbor
Title:	Treasurer and Chief Financial Officer

CONVERGEONE, INC.

By:	/s/ Jeffrey Nachbor
Name:	Jeffrey Nachbor
Title:	Treasurer and Chief Financial Officer

C1 INTERMEDIATE CORP.

By:	/s/ Jeffrey Nachbor
Name:	Jeffrey Nachbor
Title:	Treasurer and Chief Financial Officer

[Signature Page]

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Administrative Agent, as Collateral Agent, as Floorplan Funding Agent and as Lender

By:	/s/ Jack F. Morrone
Name:	Jack F. Morrone
Title:	Duly Authorized Signatory

[Signature Page]

Schedule 1.01(a)

Subsidiary Guarantors

None

Schedule 1.01(e)

Existing Investments

Stock Purchase Agreement, dated as of April 3, 2017, by and among Rockefeller Group International, Inc., a New York corporation, ConvergeOne, Inc., a Minnesota corporation, and Rockefeller Group Technology Solutions, Inc., a Delaware corporation.

Schedule 2.01

Lenders and Commitments

Lender	Commitment
Wells Fargo Commercial Distribution Finance, LLC	$150,000,000.00

Schedule 3.08

Subsidiaries

Loan Party	Subsidiary	Jurisdiction of Formation	Percentage Ownership Interest	Subsidiary Guarantor
ConvergeOne Holdings Corp.	ConvergeOne, Inc.	Minnesota	(100%)	No

Schedule 3.09

Litigation

None

Schedule 3.15

Environmental Matters

None

Schedule 3.18

Labor Matters

None

Schedule 3.20

Intellectual Property

None

Schedule 5.14

Post-Closing Matters

•	Borrowers to use commercially reasonable efforts to deliver or cause to be delivered to Administrative Agent, on or before the date that is ninety (90) days from the Closing Date, collateral access agreements in forms reasonably acceptable to Administrative Agent from the lessors of the leased property below:

•	3344 Highway 149, Eagan, MN 55343

•	4290 E. Brickell Street, Ontario, CA

•	On or before the date that is one hundred eighty (180) days from the Closing Date, the Borrowers shall have, to the satisfaction of the Administrative Agent, created systems and/or recordkeeping procedures that segregate billed and unbilled Accounts such that unbilled Accounts are easily identifiable and reportable as unbilled Accounts.

•	As provided in Section 3.09 of the Guarantee and Collateral Agreement, Borrowers shall provide to the Administrative Agent Deposit Account Control Agreements duly executed on behalf of the financial institutions holding the deposit accounts.

Schedule 6.01 Existing

Indebtedness

None

EXHIBIT A

To the Revolving Loan Credit Agreement

Lender Information Form

I.	Borrower name:

II.	Legal name of lender for signature page:

	Number of Signatures Required:	One	Two
Signature Block Information:
	Signing Credit Agreement:	Yes	No
	Coming in Via Assignment:	Yes	No
Signature Block Information:
	Signing Credit Agreement:	Yes	No
	Coming in Via Assignment:	Yes	No

III.	Name of lender for any eventual tombstone:

IV.	Legal address:

V.	Contact information

	Credit contact	Credit contact	Operations contact
Name:
Title:
Address:

Telephone:
Facsimile:
E-Mail:

VI.	Lender’s wire payment instructions

Pay to:

(Name of Lender)

(ABA #) (City/State)

(Account #) (Account Name)

(Attention)

VII.	Lenders Organizational Structure:

US Corporation:                                                                                                   Non-US (Foreign) Corporation:

If Foreign, country of incorporation or organization:

Lender’s Tax Identification Number:

Taxwithholding Form Attached (See next page)

Failure to properly complete and return the applicable form will subject your institution to withholding tax.

FOR INTERNAL PURPOSES ONLY (FOREIGN INSTITUTIONS)

Patriot Act Certificate Effective Date:

Patriot Act Certificate Expiration Date:

TAX REPORTING INFORMATION (PLEASE REVIEW THE INFORMATION BELOW AND SUBMIT THE APPROPRIATE IRS TAX FORM ALONG WITH THIS COMPLETED ADMINISTRATIVE DETAILS QUESTIONNAIRE).

Tax Documents

U.S. DOMESTIC INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certificate). Please be advised that we request that you submit an original Form W-9.

☐	Attach Form W-9 for current Tax Year

☐	Confirm Tax ID Number

FOREIGN INSTITUTIONS:

I. Corporations:

Article XIf your institution is incorporated outside of the United States for U.S. federal income tax pur- poses, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution:

a.) Form W-8BEN-E (Certificate of Foreign Status of Entity Beneficial Owner),

b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business),

c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN-E for certain institutions claiming the benefits of a tax treaty with the U.S. Please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

☐	Attach Form W-8 for current Tax Year

☐	Confirm Tax ID Number:

II. Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners. Please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

☐	Attach Form W-8 for current Tax Year

☐	Confirm Tax ID Number:

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

EXHIBIT B

to the Revolving Loan Credit Agreement

FORM OF

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth be- low and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capi- talized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contem- plated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percent- age interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Commitments or Loans identified below (including without limitation the Revolving Loans, any Letters of Credit, any Floorplan Loan Exposure and Swingline Loans) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without rep- resentation or warranty by the Assignor.

1.	Assignor (the “Assignor”):

2.	Assignee (the “Assignee”)

3.	Borrowers (the “Borrowers”):	ConvergeOne Holdings Corp. and ConvergeOne, Inc.

4.	Administrative Agent:	Wells Fargo Commercial Distribution Finance, LLC, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:	The Revolving Loan Credit Agreement dated as of June [7], 2017 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agree- ment”), among the Borrowers, the other Loan Parties party thereto, the Lenders from time to time party thereto and Wells Fargo Commercial Distribution Finance, LLC., as Administra- tive Agent, Collateral Agent and Floorplan Funding Agent for the Lenders.

6.	Assigned Interest:

Assignor	Assignee	Class of Revolving Commitments/ Revolving Loans Assigned[1]	Aggregate Amount of Re- volving Com- mitments/ Revolving Loans[2] for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Revolving Commitment/ Revolving Loans[3]	CUSIP Number

7.	Effective Date of Assignment

(the “Effective Date”):                                                                             , 20      4

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

[1]	Fill in the appropriate terminology for the Classes of Revolving Loans under the Credit Agreement that are being assigned under this Assignment and Acceptance (e.g., “Extended Revolving Loans”, “Swingline Loans”, etc.)
[2]	The outstanding amount of Loans should be included only to the extent the related Commitment therefore has terminated.
[3]	Set forth, to at least 9 decimals.
[4]	To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.

[Consented to and]5 Accepted:

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC,

as Administrative Agent

By:
Name:
Title:

[Consented to:

CONVERGEONE HOLDINGS CORP., as Lead Borrower

By:
Name:
Title:	]

CONVERGEONE, INC., as a Borrower

By:
Name:
Title:	][6]

[5]	Consent of the Administrative Agent is not required for assignments made to a Lender or an Affiliate or a Related Fund of a Lender (in each case, other than to Disqualified Institutions).
[6]	Consent of the Borrower is not required for assignments made (A) to a Lender or an Affiliate or a Related Fund of a Lender (in each case, other than to Disqualified Institutions) or (B) during the continuance of any Event of Default arising under clause (b), (c), (g)(i) or (h) of Article VII of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the As- signed Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Ac- ceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affil- iates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agree- ment), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lend- er thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquir- ing assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, inde- pendently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assign- ment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the As- signment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and infor- mation as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking ac- tion under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the par- ties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and con- strued in accordance with, the laws of the State of New York.

EXHIBIT C-1

to the Revolving Loan Credit Agreement

FORM OF

BORROWING BASE CERTIFICATE

[Attached]

EXHIBIT C-2

to the Revolving Loan Credit Agreement

FORM OF

BORROWING REQUEST

Wells Fargo Commercial Distribution Finance, LLC 1100

Abernathy Road

15th Floor

Atlanta, Georgia 30328

Attention: John Zebracki

Email: John.J.Zebracki@wellsfargo.com

[DATE]

Ladies and Gentlemen:

The undersigned, ConvergeOne Holdings Corp., Delaware corporation (the “Lead Borrower”), and ConvergeOne, Inc., a Minnesota corporation (the “Subsidiary Borrower” and, together with the Lead Borrower, the “Borrower”), refers to the Revolving Loan Credit Agreement dated as of June [7], 2017 (as amended, restated, amended and re- stated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Loan Parties party thereto, the lenders from time to time party thereto (the “Lenders”) and Wells Fargo Com- mercial Distribution Finance, LLC, as Administrative Agent, Collateral Agent and Floorplan Funding Agent (such terms and each other capitalized term used but not defined herein having the respective meanings given them in Ar- ticle I of the Credit Agreement).

The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in connection with such Borrowing sets forth below the terms on which the Bor- rowing is requested to be made:

(A) Type of Borrowing:[1]

(B) Date of Borrowing: [2]

(C) Account Number and Location for disbursement of funds:

(D) Principal Amount of Borrowing:[3]

(E) Interest Period:[4]

(F) Revolving Exposure:[4]

[1]	Specify an ABR Revolving Borrowing or Eurodollar Revolving Borrowing.
[2]	Date of Borrowing must be a Business Day.
[3]	Specify the aggregate amount of the requested Borrowing and a breakdown of the separate wires compris-ing such Borrowing.
[4]	If such Borrowing is to be a Eurodollar Borrowing, the initial Interest Period or Interest Periods with re- spect thereto.

C-1

[Remainder of this page intentionally left blank]

Footnote continued from previous page.

[5]	After giving effect to the proposed Borrowing.

C-2

The undersigned hereby represents and warrants to the Administrative Agent and the relevant Lenders that, on the date of the related Borrowing, the conditions to lending specified Section 4.01(b), (c) and (d) of the Credit Agree- ment have been satisfied.

CONVERGEONE HOLDINGS CORP.

By:
Name:
Title:

CONVERGEONE, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO INITIAL BORROWING REQUEST]

EXHIBIT D-2

to the Revolving Loan Credit Agreement

FORM OF

GUARANTEE AND COLLATERAL AGREEMENT

[See Exhibit 10.2]

D-2

EXHIBIT E

to the Revolving Loan Credit Agreement

FORM OF

NON-BANK CERTIFICATE

Reference is made to the Revolving Loan Credit Agreement dated as of June [7], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among ConvergeOne Holdings Corp., a Delaware corporation (the “Lead Borrower”), the other Loan Parties party thereto, the Lenders (as defined therein) and Wells Fargo Commercial Distribution Finance, LLC, as Administrative Agent, Collateral Agent and Floorplan Funding Agent. Capitalized terms not defined herein are used as defined in the Credit Agreement. _________________ (the “Foreign Lender”) is providing this certificate pursuant to Section 2.20(e) of the Credit Agreement. The Foreign Lender hereby represents and warrants to the Borrower that:

The Foreign Lender is the sole record and beneficial owner of the Loans or the obligations evidenced by note(s) in respect of which it is providing this certificate.

The Foreign Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Foreign Lender further represents and warrants that:

(a) The Foreign Lender is not a “10 percent shareholder” of the Borrower for purposes of Section 881(c)(3)(B) of the Code.

(b) The Foreign Lender is not a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code.

[Remainder of this page intentionally left blank]

E-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF FOREIGN LENDER]

By:
Name:
Title:

Date: _______, 20__

E-2

EXHIBIT F-1

to the Revolving Loan Credit Agreement

FORM OF

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [    ], 20[___] (this “Agreement”), is entered into by and among [GRANTOR] (“Grantor”) and WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as administrative agent, collateral agent and floorplan funding agent (the “Administrative Agent”) for the Secured Parties.

Reference is made to the Guarantee and Collateral Agreement dated as of June [7], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among C1 Intermediate Corp., a Delaware corporation, ConvergeOne Holdings Corp., a Delaware corporation (the “Lead Borrower”), ConvergeOne, Inc., a Minnesota corporation (the “Subsidiary Borrower” and, together with the Lead Borrower, the “Borrower”), the other subsidiaries of the Lead Borrower from time to time party thereto and the Administrative Agent. The Lenders (as defined in the Credit Agreement referred to below) have extended credit to the Borrower subject to the terms and conditions set forth in the Revolving Loan Credit Agreement dated as of June [7], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the other Loan Parties party thereto, the Lenders and Wells Fargo Commercial Distribution Finance, LLC, as Administrative Agent (as defined therein) for the Lenders. Consistent with the requirements of the Credit Agreement and pursuant to and in accordance with Section 3.01(c) and Section 3.02(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations (other than contingent obligations), each Grantor, pursuant to the Security Agreement, did and hereby does, to the extent required by the Security Agreement, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of its right, title or interest in or to any and all of the following assets and properties (to the extent that they are part of the Collateral) now owned or at any time hereafter acquired by such Grantor and wherever located or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Trademark Collateral”):

(a) all trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office, and all extensions or renewals thereof, including those registrations and registration applications in the United States Patent and Trademark Office listed on Schedule I and II (the “Trademarks”);

(b) all goodwill associated with or symbolized by the Trademarks;

(c) all assets, rights and interests that uniquely reflect or embody the Trademarks;

(d) the right to sue third parties for past, present and future infringements of any Trademark;

and

(e) all proceeds of and rights associated with the foregoing.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted solely in furtherance, and not in limitation or expansion, of the security interests granted to the Administrative Agent pursuant to the Security Agreement. The Administrative Agent and each Grantor hereby acknowledge and affirm that the rights and remedies of the other parties hereto with respect to the Trademark Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

[Remainder of this page intentionally left blank]

F-1-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Administrative Agent,

By:
Name:
Title:

By:
Name:
Title:

F-1-2

Schedule I

Trademarks

Registered Owner	Mark	Registration Number	Expiration Date

Schedule II

Trademark Applications

Registered Owner	Mark	Registration Number	Date Filed

F-1-3

EXHIBIT F-2

to the Revolving Loan Credit Agreement

FORM OF

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [    ], 20[    ] (this “Agreement”), is entered into by and among [GRANTOR] (“Grantor”) and WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as administrative agent, collateral agent and floorplan funding agent (the “Administrative Agent”) for the Secured Parties.

Reference is made to the Guarantee and Collateral Agreement dated as of June [7], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among C1 Intermediate Corp., a Delaware corporation, ConvergeOne Holdings Corp., a Delaware corporation (the “Lead Borrower”), ConvergeOne, Inc., a Minnesota corporation (the “Subsidiary Borrower” and, together with the Lead Borrower, the “Borrower”), the other subsidiaries of the Lead Borrower from time to time party thereto and the Administrative Agent. The Lenders (as defined in the Credit Agreement referred to below) have extended credit to the Borrower subject to the terms and conditions set forth in the Revolving Loan Credit Agreement dated as of June [7], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the other Loan Parties party thereto, the Lenders and Wells Fargo Commercial Distribution Finance, LLC, as Administrative Agent (as defined therein) for the Lenders. Consistent with the requirements of the Credit Agreement and pursuant to and in accordance with Section 3.01(c) and Section 3.02(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations (other than contingent obligations), each Grantor, pursuant to the Security Agreement, did and hereby does, to the extent required by the Security Agreement, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of its right, title or interest in or to any and all of the following assets and properties (to the extent that they are part of the Collateral) now owned or at any time hereafter acquired by such Grantor and wherever located or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Patent Collateral”):

(a) all letters patent of the United States, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the United States Patent and Trademark Office listed on Schedule I and II (the “Patents”);

(b) all reissues, continuations, divisions, continuations in part, renewals or extensions thereof, and all inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein;

(c) the right to sue third parties for past, present and future infringements of any Patent; and

(d) all proceeds of and any right associated with the foregoing.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted solely in furtherance, and not in limitation or expansion, of the security interests granted to the Administrative Agent pursuant to the Security Agreement. The Administrative Agent and each Grantor hereby acknowledge and affirm that the rights and remedies of the other parties hereto with respect to the Patent Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

[Remainder of this page intentionally left blank]

F-2-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Administrative Agent,

By:
Name:
Title:

By:
Name:
Title:

F-2-2

Schedule I

Patents

Registered Owner	Type	Registration Number	Expiration Date

Schedule II

Patent Applications

Registered Owner	Type	Registration Number	Date Filed

F-2-3

EXHIBIT F-3

to the Revolving Loan Credit Agreement

FORM OF

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [    ], 20[    ] (this “Agreement”), is entered into by and among [GRANTOR] (“Grantor”) and WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as administrative agent, collateral agent and floorplan funding agent (the “Administrative Agent”) for the Secured Parties.

Reference is made to the Guarantee and Collateral Agreement dated as of June [7], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), by and among C1 Intermediate Corp., a Delaware corporation, ConvergeOne Holdings Corp., a Delaware corporation (the “Lead Borrower”), ConvergeOne, Inc., a Minnesota corporation (the “Subsidiary Borrower” and, together with the Lead Borrower, the “Borrower”), the other subsidiaries of the Lead Borrower from time to time party thereto and the Administrative Agent. The Lenders (as defined in the Credit Agreement referred to below) have extended credit to the Borrower subject to the terms and conditions set forth in the Revolving Loan Credit Agreement dated as of June [7], 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the other Loan Parties party thereto, the Lenders and Wells Fargo Commercial Distribution Finance, LLC, as Administrative Agent (as defined therein) for the Lenders. Consistent with the requirements of the Credit Agreement and pursuant to and in accordance with Section 3.01(c) and Section 3.02(c) of the Security Agreement, the parties hereto agree as follows:

SECTION 1. Terms. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Security Agreement. The rules of construction specified in Section 1.02 of the Credit Agreement also apply to this Agreement.

SECTION 2. Grant of Security Interest. As security for the payment or performance, as the case may be, in full of the Obligations (other than contingent obligations), each Grantor, pursuant to the Security Agreement, did and hereby does, to the extent required by the Security Agreement, grant to the Administrative Agent, its successors and assigns, for the benefit of the Secured Parties, a security interest in, all of its right, title or interest in or to any and all of the following assets and properties (to the extent that they are part of the Collateral) now owned or at any time hereafter acquired by such Grantor and wherever located or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Copyright Collateral”):

(a) all copyright rights in any work subject to the copyright laws of the United States whether as author, assignee, transferee or otherwise;

(b) all registrations and applications for registration of any such copyright in the United States, including registrations and pending applications for registration in the United States Copyright Office listed on Schedule I and II (the “Copyrights”);

(c) the right to sue third parties for past, present and future infringements of any copyright; and

(d) all proceeds of and rights associated with the foregoing.

SECTION 3. Security Agreement. The security interests granted to the Administrative Agent herein are granted solely in furtherance, and not in limitation or expansion, of the security interests granted to the Administrative Agent pursuant to the Security Agreement. The Administrative Agent and each Grantor hereby acknowledge and affirm that the rights and remedies of the other parties hereto with respect to the Copyright Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein. In the event of any conflict between the terms of this Agreement and the Security Agreement, the terms of the Security Agreement shall govern.

[Remainder of this page intentionally left blank]

F-3-1

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[GRANTOR]

By:
Name:
Title:

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, as Administrative Agent,

By:
Name:
Title:

By:
Name:
Title:

F-3-2

Schedule I

Copyrights

Registered Owner	Title	Registration Number	Expiration Date

Schedule II

COPYRIGHT APPLICATIONS

Registered Owner	Title	Registration Number	Date Filed

F-3-3

EXHIBIT G

to the Revolving Loan Credit Agreement

FORM OF

REVOLVING NOTE

$[     ]

New York, New York

[     ], 20[     ]

FOR VALUE RECEIVED, the undersigned, ConvergeOne Holdings Corp., a Delaware corporation (the “Lead Borrower”) and ConvergeOne, Inc., a Minnesota corporation (the “Subsidiary Borrower” and, together with the Lead Borrower, the “Borrower”), hereby promise to pay to [    ] (the “Lender”) or its registered assigns, at the office of Wells Fargo Commercial Distribution Finance, LLC (the “Agent”) at 1100 Abernathy Road, 15th Floor, Atlanta, Georgia 30328, on the dates and in the amounts set forth in the Revolving Loan Credit Agreement dated as of June [7], 2017 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the other Loan Parties party thereto, the Lenders (as defined therein) and Wells Fargo Commercial Distribution Finance, LLC, as Administrative Agent, Collateral Agent and Floorplan Funding Agent for the Lenders, in immediately available funds, the aggregate unpaid principal amount of all Revolving Loans and Floorplan Loan payments made by the Lender to or for the benefit of the Borrower pursuant to the Credit Agreement and to pay interest from the date of such Revolving Loans and Floorplan Loan payments on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.

The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from the due dates at a rate or rates provided in the Credit Agreement.

Pursuant to the terms of the Credit Agreement, the Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.

This Note is one of the Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This Note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Loan Documents referred to in the Credit Agreement. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

CONVERGEONE HOLDINGS CORP.

By:
Name:
Title:

CONVERGEONE, INC.

By:
Name:
Title:

Schedule A to Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Con- verted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurodollar Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B to Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Euro-dollar Loans	Interest Period and Eurodollar Loans with Respect Thereto	Amount of Principal of Eurodollar Loans Re- paid	Amount of Eurodollar Loans Converted to ABR Loans	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

G-4